Filed Pursuant to Rule 424(b)(5)
Registration No. 333-225184

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 21, 2020

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 12, 2018)

                    Shares of Common Stock

Pre-Funded Warrants to Purchase               Shares of Common Stock

Warrants to Purchase               Shares of Common Stock

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We are offering (i)          shares of our common stock, or for certain investors that so choose, in lieu of shares of common stock, pre-funded warrants to purchase shares of our common stock, or the pre-funded warrants, and (ii) accompanying warrants, which we refer to herein as the “purchase warrants,” to purchase up to an aggregate of           shares of our common stock (and the shares of common stock issuable from time to time upon exercise of each of the purchase warrants and the pre-funded warrants) pursuant to this prospectus supplement and the accompanying prospectus. The common stock and pre-funded warrants will be sold in combination with an accompanying purchase warrant to purchase 0.5 of a share of common stock issued for each share of common stock or pre-funded warrant sold. The shares of common stock (or the pre-funded warrants) and purchase warrants are immediately separable and will be issued separately. The purchase warrants will be exercisable immediately and will expire on the earlier to occur of (a) the date that is 30 business days following the date on which we first issue a press release disclosing, if applicable, positive top-line safety and efficacy results, as more specifically described herein, from the Phase 3 portion of IMerge, our Phase 2/3 clinical trial of imetelstat for the treatment of patients with Low or Intermediate-1 risk myelodysplastic syndromes (or, if such date is not a business day, then the next business day following such date) and (b) December 31, 2025. The purchase warrants will have an exercise price of $          per whole share of common stock, subject to adjustment as described elsewhere in this prospectus supplement. The pre-funded warrants will be exercisable immediately and are exercisable for one share of our common stock. The purchase price of each pre-funded warrant is equal to the combined purchase price at which a share of common stock and the accompanying purchase warrant is sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share of common stock.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “GERN.” On May 20, 2020, the last reported sale price of our common stock on The Nasdaq Global Select Market was $1.89 per share. There is no established public trading market for the purchase warrants or the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

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	Per Share and Accompanying Purchase Warrant	Per Pre-Funded Warrant and Accompanying Purchase Warrant	Total
Combined public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds, before expenses, to us	$	$	$
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(1) We have agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page S-57 of this prospectus supplement for a description of compensation payable to the underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities to investors on or about           , 2020.

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Book-Running Managers

Stifel	MTS Health Partners

Prospectus supplement dated May           , 2020.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the securities we are offering and also adds to, and updates, information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated July 12, 2018, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus prepared by or on behalf of us or to which we have referred you, is accurate only as of the dates of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Unless the context indicates otherwise, as used in this prospectus supplement and the accompanying prospectus, the terms “Geron,” “Geron Corporation,” “we,” “us” and “our” refer to Geron Corporation, a Delaware corporation.

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement as well as the information included in any free writing prospectus prepared by or on behalf of us or to which we have referred you.

Overview

We are a late-stage clinical biopharmaceutical company that is focused on the development and potential commercialization of imetelstat, an innovative therapeutic for hematologic myeloid malignancies. We have global rights to imetelstat, a first-in-class telomerase inhibitor, which was discovered and is being developed at Geron. We believe targeting telomerase has the potential to inhibit the uncontrolled proliferation of malignant stem and progenitor cells in hematologic myeloid malignancies to reduce dysfunctional blood cell production and enable potential recovery of normal blood cell production, or hematopoiesis. Data from our prior clinical trials suggest potential disease-modifying activity from imetelstat treatment. Currently, our imetelstat development program is focused on Low or Intermediate-1 risk myelodysplastic syndromes, also referred to as lower risk MDS, and Intermediate-2 or High-risk myelofibrosis, or MF.

Imetelstat has been granted both Orphan Drug and Fast Track designations by the United States Food and Drug Administration, or FDA, for the treatment of patients with transfusion-dependent anemia due to lower risk MDS, who do not have a deletion 5q chromosomal abnormality, also known as non-del(5q), and who are refractory or resistant to treatment with an erythropoiesis stimulating agent, or ESA, and for the treatment of patients with Intermediate-2 or High-risk MF relapsed after or refractory to janus kinase, or JAK, inhibitor treatment, or relapsed/refractory MF.

We are evaluating imetelstat in IMerge, a Phase 2/3 clinical trial in patients with lower risk MDS, who are relapsed after or refractory to prior treatment with an ESA, or relapsed/refractory to ESA. The Phase 2 portion of IMerge is closed to enrollment, and patients remaining in the treatment phase continue to receive imetelstat treatment. In May 2020, we announced that an imetelstat abstract with more mature data from the Phase 2 portion of IMerge was accepted for oral presentation at the 2020 European Hematology Association, or EHA, Annual Congress being held in a virtual format from June 11 to 14, 2020. Further information about the abstract is described below. The Phase 3 portion of IMerge is enrolling patients to the extent practicable under the current COVID-19 pandemic conditions as described below.

In the second quarter of 2020, we conducted a meeting with the FDA to discuss our proposed Phase 3 trial design of imetelstat in patients with Intermediate-2 or High-risk MF, who are refractory to prior treatment with a JAK inhibitor, or refractory MF. The FDA accepted our proposed trial design, including our definition of the refractory MF patient population; the primary efficacy endpoint of overall survival, or OS; secondary endpoints; and the statistical design and methods to be used to analyze data from the trial for the interim and final analyses. The FDA also accepted our proposed control arm using best available therapy, or BAT, that excludes a JAK inhibitor. Although the FDA urged us to consider adding a third dosing arm to assess a lower dose and/or a more frequent dosing schedule that might improve the planned trial’s chance of success by identifying a less toxic regimen and/or more effective spleen response, one of the trial’s secondary endpoints, the FDA did not object to our proposed imetelstat dose and schedule of 9.4 mg/kg every three weeks.

In order to evaluate whether to add such a third arm to the trial, and in consultation with two academic MF advisors who also participated in the FDA meeting, we conducted analyses of imetelstat’s dose response and exposure response for safety and efficacy using data from our IMbark Phase 2 clinical trial, in which imetelstat had been administered at two starting dose regimens of 9.4 mg/kg and 4.7 mg/kg every three weeks. Based on these analyses, the 9.4 mg/kg dosing regimen in the Phase 2 IMbark trial, when compared with the 4.7 mg/kg dosing regimen, was associated with optimal target engagement, defined as telomerase inhibition, had an acceptable and manageable clinical safety profile, and demonstrated consistently stronger results in terms of OS, symptom response and other endpoints. On the basis of these analyses, we believe that testing a lower dose regimen would likely result in a lower median OS, the trial’s primary endpoint, in the imetelstat treatment arm without a clinically meaningful reduction in toxicity; we have therefore chosen, as originally proposed by us and as accepted by the FDA, the 9.4 mg/kg every three weeks as the starting dose of imetelstat for the planned Phase 3 clinical trial in refractory MF. Further information about the planned Phase 3 clinical trial in refractory MF is described below.

In May 2020, we announced our decision to move forward with late stage development of imetelstat in MF with a planned Phase 3 clinical trial in refractory MF. We plan to open this trial for screening and enrollment in the first quarter of 2021 to the extent practicable under the current COVID-19 pandemic conditions as described below. Our ability to conduct and complete, and potentially, enroll, the planned Phase 3 clinical trial in refractory MF will be dependent on our ability to raise substantial additional capital following this offering. See also “Use of Proceeds” on page S-54 of this prospectus supplement.

In May 2020, we also announced that three imetelstat abstracts related to MF were accepted as poster presentations at the upcoming EHA Annual Congress. These abstracts report new analyses from the IMbark Phase 2 clinical trial that correlate the median OS observed with other clinical endpoints from the trial. In addition, the new analyses provide further support for the potential improvement in OS as an indication of disease-modifying activity of imetelstat treatment in MF. Further information about these abstracts is described below.

Impact of COVID-19 on Our Business

The COVID-19 pandemic has resulted, and is expected to continue to result, in significant economic disruption, and has adversely affected and will likely continue to adversely affect our business. As of the date of this prospectus supplement, significant uncertainty exists concerning the magnitude of the impact and duration of the COVID-19 pandemic. We are actively monitoring the situation and intend to take those actions that may be required by federal, state or local authorities or that we determine are in the best interests of our patients, investigators, employees and stockholders. While we are unable to determine or predict the nature, duration or scope of the overall impact that the COVID-19 pandemic will have on our business and business prospects, our financial condition and the future of imetelstat or our liquidity, we believe that it is important to share where our company stands today, how our response to COVID-19 is progressing, and how our operations and financial condition may change as the fight against COVID-19 progresses.

Like many other biopharmaceutical companies, we are experiencing delays in clinical site initiations and patient screening and enrollment in the Phase 3 portion of IMerge due to the shift in health care resources to care for COVID-19 patients. In addition, many of our clinical sites have established self-imposed holds on site initiations and enrollment during this period out of concern for patient exposure to COVID-19 and due to lack of available staff. In alignment with recent guidance from the FDA on clinical trials, “FDA Guidance on Conduct of Clinical Trials of Medical Products during COVID-19 Pandemic Guidance for Industry, Investigators, and Institutional Review Boards,” together with other national and regional guidelines outside the United States, or U.S., we have taken steps designed to address unavoidable protocol deviations due to COVID-19 illness and/or COVID-19 control measures. In addition, we issued an Urgent Safety Measure together with a Dear Investigator Letter to all our clinical sites involved with the Phase 3 portion of IMerge to apply certain measures to protect patient safety that include enhanced ongoing monitoring for signs and symptoms of or exposure to COVID-19 as well as guidance for withholding treatment to patients who have tested positive, who show signs and/or symptoms of COVID-19, or who have potential exposure to COVID-19.

We continue to monitor each clinical site through our contract research organizations, or CROs, as well as to conduct direct outreach to investigators and study staff. Due to the evolving effects of the COVID-19 pandemic on our clinical trial activities, we now expect to complete patient enrollment in the Phase 3 portion of IMerge by the end of the first quarter of 2021, instead of the end of 2020 as we had previously planned. Due to this anticipated delay in enrollment and the continued uncertainty around the evolving effects of the COVID-19 pandemic on our clinical trial activities, we now expect top-line results from the Phase 3 portion of IMerge in the second half of 2022, instead of mid-2022 as we originally planned. Similarly, we anticipate opening the planned Phase 3 clinical trial in refractory MF for screening and enrollment in the first quarter of 2021 to account for anticipated delays at clinical sites related to the effects of the COVID-19. Given our focus on completion of the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, we have decided to postpone commencement of our proof-of-concept study in high risk MDS and acute myeloid leukemia, or AML, that we had previously planned to commence in 2020, and will reconsider whether to proceed with and if so, the timing of, this proof-of-concept study at a future date.

The effects of the COVID-19 pandemic continue to rapidly evolve. These effects have increased market volatility and could result in a significant long-term disruption of global financial markets, reducing or eliminating our ability to raise additional capital following this offering, which could negatively affect our liquidity and our ability to enroll and/or conduct and complete our planned Phase 3 clinical trial in refractory MF. To conserve our cash resources to support the completion of the Phase 3 portion of IMerge and the commencement of our planned Phase 3 clinical trial in refractory MF, we have taken steps to reduce spending across our organization, including eliminating non-essential business travel, reevaluating hiring plans and limiting discretionary spending. However, such measures, together with the anticipated net proceeds from this offering, may be insufficient to permit us to fully enroll our planned Phase 3 clinical trial in refractory MF and in any event, even if our planned Phase 3 clinical trial in refractory MF opens for screening and enrollment, our ability to conduct and complete, and potentially, enroll, the planned Phase 3 clinical trial in refractory MF will be dependent on our ability to raise substantial additional capital following this offering. See also “Use of Proceeds” on page S-54 of this prospectus supplement.

Lead Clinical Indication in Development: Lower Risk Myelodysplastic Syndromes

Unmet Medical Need in Myelodysplastic Syndromes (MDS)

MDS is a group of blood disorders in which the continuous upregulation of telomerase is associated with the proliferation of malignant progenitor cells which produces multiple malignant cell clones in the bone marrow resulting in disordered and ineffective production of the myeloid lineage, which includes red blood cells, white blood cells and platelets. In MDS, bone marrow and peripheral blood cells may have abnormal, or dysplastic, cell morphology. MDS is frequently characterized clinically by severe anemia, or low red blood cell counts, and low hemoglobin. In addition, other peripheral cytopenias, or low numbers of white blood cells and platelets, may cause life-threatening infections and bleeding. Transformation to AML occurs in up to 30% of MDS cases and results in poorer OS.

MDS is the most common of the myeloid malignancies and is primarily a disease of the elderly, with median age at diagnosis around 70 years. In addition, MDS patients are grouped using the World Health Organization (WHO) classification system, which was most recently updated in 2016. It divides MDS into types based mainly on how the cells in the bone marrow look under the microscope, as well as other factors. Common MDS subgroups include ringed sideroblast positive, or RS+, and ringed sideroblast negative, or RS-.The majority of MDS patients, approximately 70%, fall into what are considered to be the lower risk groups at diagnosis, according to the International Prognostic Scoring System that takes into account the presence of a number of disease factors, such as cytopenias and cytogenetics, to assign relative risk of progression to AML and OS. There are more than 100,000 people worldwide and 40,000 people in the U.S. living with lower risk MDS. In addition, more than 10,000 new cases of lower risk MDS are reported each year in the U.S.

Chronic anemia is the predominant clinical problem in patients who have lower risk MDS. Many of these patients become dependent on red blood cell transfusions due to low hemoglobin. Serial red blood cell transfusions can lead to elevated levels of iron in the blood and other tissues, which the body has no normal way to eliminate. Iron overload is a potentially dangerous condition. Studies in patients with MDS have shown that iron overload resulting from regular red blood cell transfusions is associated with poorer OS and a higher risk of developing AML.

As a telomerase inhibitor, we believe that imetelstat has the potential to inhibit the uncontrolled proliferation of malignant stem and progenitor cells in MDS to reduce dysfunctional blood cell production and potentially enable recovery of normal hematopoiesis. Based on our internal estimates of pricing and addressable patient population, if the benefit-risk profile of imetelstat supports regulatory approval in lower risk MDS, we believe the potential annual worldwide revenue for imetelstat could exceed $1 billion and potential annual revenue in the U.S. could exceed $500 million.

IMerge: Ongoing Phase 2/3 Clinical Trial in Lower Risk MDS

Trial Design

IMerge is a two-part Phase 2/3 clinical trial evaluating imetelstat in transfusion dependent patients with lower risk MDS, who are relapsed/refractory to ESA. To be eligible for IMerge, patients are required to be transfusion dependent, defined as requiring at least four units of packed red blood cells, or RBCs, over an eight-week period during the 16 weeks prior to entry into the trial. Part 1 of IMerge was designed as a Phase 2, open-label, single-arm trial to assess the efficacy and safety of a 7.5 mg/kg dose of imetelstat administered as an intravenous infusion over two hours every four weeks in approximately 30 patients. Part 2 of IMerge is a Phase 3 double-blind, randomized, placebo-controlled clinical trial that, based on discussions with U.S. and European regulatory authorities, we believe may support, if successful, the registration of imetelstat in lower risk MDS. The trial is designed to enroll approximately 170 patients with lower risk transfusion dependent MDS who are relapsed or refractory to an ESA, have not received prior treatment with either a hypomethylating agent, or HMA, or lenalidomide and who are non-del(5q).

The primary efficacy endpoint of IMerge is the rate of RBC transfusion independence, or RBC-TI, lasting at least eight weeks, defined as the proportion of patients not receiving any RBC transfusion during any consecutive eight weeks since entry to the trial, or eight-week RBC-TI rate. Key secondary endpoints include the rate of RBC-TI lasting at least 24 weeks, or 24-week RBC-TI rate, and the rate of hematologic improvement-erythroid, or HI-E, defined as a rise in hemoglobin of at least 1.5 g/dL above the pretreatment level for at least eight weeks or a reduction of at least four units of RBC transfusions over eight weeks compared with the prior RBC transfusion burden. Other secondary efficacy endpoints include the time to and duration of RBC-TI; the proportion of patients achieving complete response or partial response according to the 2006 International Working Group criteria for MDS; the proportion of patients requiring RBC transfusions and the transfusion burden; the proportion of patients requiring the use of myeloid growth factors and the dose; assessments of the change in the patients’ quality of life using several validated instruments; as well as an assessment of OS and time to progression to AML. The Phase 3 portion of IMerge has been designed with more than 85% power to detect a statistically significant difference in the primary endpoint of eight-week transfusion independence between the imetelstat treatment arm and the placebo arm.

Current Status of the Phase 3 Portion of IMerge

The Phase 3 portion of IMerge opened for patient screening and enrollment in August 2019, and the first patient was dosed in October 2019. As of the end of April 2020, approximately 68% of the original planned clinical sites were opened for enrollment. We plan to complete patient enrollment by the end of the first quarter of 2021. To facilitate this timing, we are currently exploring the feasibility of increasing the number of participating countries by approximately six, and the number of clinical sites by approximately 40. Following 15 months from the last patient being enrolled, a primary analysis of efficacy and safety data from the trial will begin to enable top-line results. Under current assumptions, we expect such top-line results to be available in the second half of 2022. This anticipated timing is subject to potential delays or interruptions associated with the evolving effects of the COVID-19 pandemic, regardless of our evaluation of additional countries and sites.

Recent Data from the Phase 2 Portion of IMerge

In May 2020, we announced that an imetelstat abstract with more mature data from the Phase 2 portion of IMerge was accepted for oral presentation at the 2020 EHA Annual Congress being held in a virtual format from June 11 to 14, 2020.

Abstract Title: Treatment with Imetelstat Provides Durable Transfusion Independence (TI) in Heavily Transfused Non-del(5q) Lower Risk MDS (LR-MDS) Relapsed/Refractory (R/R) to Erythropoiesis Stimulating Agents (ESAs)

The abstract reports more mature data from the Phase 2 portion of IMerge in lower risk MDS, including long-term efficacy and safety data, based on a February 4, 2020 clinical cut-off date and a median follow-up of 24 months. Long-term efficacy data included the following: eight-week transfusion independence, or TI, which is defined as the proportion of patients achieving RBC transfusion independence during any consecutive eight weeks since entry into the trial; 24-week RBC-TI; 1-year RBC-TI; longest and cumulative duration of TI for patients who achieved an initial eight-week RBC-TI; and duration of HI-E.

From the Phase 2 portion of IMerge in lower risk MDS, 42% (16/38) of patients achieved eight-week RBC-TI, and 75% (12/16) of these patients showed a hemoglobin rise of at least 3 grams per deciliter during the transfusion free interval when compared to pretreatment level. In addition, 32% (12/38) of patients achieved a 24-week RBC-TI, and 29% of patients (11/38) were transfusion free for more than one year. The median duration of RBC-TI observed in the trial was 88 weeks and the longest TI was 2.7 years. HI-E was achieved by 68% (26/38) of patients with a median duration of 93 weeks. Most frequently reported adverse events were manageable and reversible grade ≥ 3 cytopenias.

Planned Phase 3 Development: Refractory Myelofibrosis

Unmet Medical Need in Myelofibrosis

MF, a type of myeloproliferative neoplasm, is a chronic blood cancer in which abnormal or malignant precursor cells in the bone marrow proliferate rapidly, causing scar tissue, or fibrosis, to form. As a result, normal blood production in the bone marrow is impaired and may shift to other organs, such as the spleen and liver, which can cause them to enlarge. People with MF may have abnormally low or high numbers of circulating red blood cells, white blood cells or platelets, and abnormally high numbers of immature cells in the blood or bone marrow. MF patients can also suffer from debilitating constitutional symptoms, such as drenching night sweats, fatigue, severe itching, or pruritus, abdominal pain, fever and bone pain.

Approximately 70% of MF patients are classified as having Intermediate-2 or High-risk disease, as defined by the Dynamic International Prognostic Scoring System Plus described in a 2011 Journal of Clinical Oncology article. There are more than 35,000 patients worldwide and more than 13,000 patients in the U.S. living with Intermediate-2 or High-risk MF. In addition, more than 2,000 new cases are reported each year in the U.S.

The only drug therapies approved by the FDA for treating MF patients with Intermediate-2 or High-risk disease are the JAK inhibitors, ruxolitinib and fedratinib. According to medical literature, approximately 50% of patients discontinue treatment with ruxolitinib within three years and 75% within five years due to disease progression, adverse events, and unsatisfactory response to treatment. Currently, no drug therapy is approved by the FDA for those patients who fail or no longer respond to JAK inhibitor treatment, and median survival for such refractory MF patients after discontinuation from ruxolitinib is only approximately 14 to 16 months, representing a significant unmet medical need.

As a telomerase inhibitor, we believe that imetelstat has the potential to inhibit the uncontrolled proliferation of malignant stem and progenitor cells in MF patients to reduce dysfunctional blood cell production and potentially enable recovery of normal hematopoiesis. Based on our internal estimates of pricing and addressable patient population, if the benefit-risk profile of imetelstat supports regulatory approval in refractory MF, we believe the potential annual worldwide revenue for imetelstat could exceed $1.5 billion and potential annual revenue in the U.S. could exceed $750 million.

Planned Phase 3 Clinical Trial in Refractory MF

Our planned Phase 3 clinical trial in refractory MF is designed to be an open label 2:1 randomized, controlled clinical trial to evaluate imetelstat (9.4 mg/kg administered by intravenous infusion over two hours every three weeks) in approximately 320 patients with Intermediate-2 or High-risk disease who are refractory to prior treatment with a JAK inhibitor. Patients eligible for the trial will be required to be refractory to a JAK inhibitor, an inclusion criterion that is planned to be defined as having an inadequate spleen response or symptom response after treatment with a JAK inhibitor for at least six months, including an optimal dose of a JAK inhibitor for at least two months. The control arm is planned to be BAT, excluding JAK inhibitors. The primary efficacy endpoint for the trial is planned to be OS. Planned key secondary endpoints include symptom response, spleen response, progression free survival, complete response, partial response, clinical improvement, duration of response, safety, pharmacokinetics, and patient reported outcomes. Currently, we expect to engage over 150 sites to participate in the global Phase 3 clinical trial in refractory MF across North America, Europe and Asia. Based on our discussions with the FDA, we believe the current design of the planned Phase 3 clinical trial may support, if the trial is successful, the registration of imetelstat in refractory MF.

Currently, the planned Phase 3 clinical trial in refractory MF has been designed with more than 85% power to detect a 40% reduction in the risk of death (hazard ratio=0.60; one-sided alpha=0.025), for example, 23 months for the imetelstat arm and 14 months for the BAT arm. The final analysis for OS is planned to be conducted after more than 50% of the patients planned to be enrolled in the trial have died (each death referred to herein as an “event”). An interim analysis of OS, in which the alpha spend is expected to be approximately 0.01, is planned to be conducted after approximately 70% of the total projected number of events for the final analysis have occurred. Both the planned interim and final analyses are event driven and could occur on different timelines than we currently expect.

Under our current assumptions, we expect to complete patient enrollment in the planned Phase 3 clinical trial in refractory MF in the second half of 2022, to conduct an interim analysis in the first half of 2023 and to conduct a final analysis in the first half of 2024. At the interim analysis, if in the pre-specified statistical OS criterion is met, then Geron expects such data may support the registration of imetelstat in refractory MF. If this pre-specified criterion is not met at the interim analysis, the trial will continue to the final analysis. The timing and achievement of enrollment completion and either or both of the planned analyses depend on numerous factors, including obtaining regulatory clearance of the trial protocol and delays or interruptions related to the evolving effects of the COVID-19 pandemic. In addition, our ability to conduct and complete, and potentially, enroll, the planned Phase 3 clinical trial in refractory MF will be dependent on our ability to raise substantial additional capital following this offering. See also “Use of Proceeds” on page S-54 of this prospectus supplement.

Recent Data from the IMbark Phase 2 Clinical Trial in Relapsed/Refractory MF

The purpose of the IMbark Phase 2 clinical trial was to evaluate two doses of imetelstat (either 4.7 mg/kg or 9.4 mg/kg administered by intravenous infusion over two hours every three weeks) in patients with relapsed/refractory MF. The co-primary efficacy endpoints for IMbark were spleen response rate, defined as the proportion of patients who achieve at least a 35% reduction in spleen volume assessed by imaging, and symptom response rate, defined as the proportion of patients who achieve at least a 50% reduction in Total Symptom Score, at 24 weeks. Secondary endpoints include OS and safety.

The primary analysis for IMbark used a clinical cut-off date of April 26, 2018. A total of 107 patients were enrolled in IMbark (48 in the 4.7 mg/kg dosing arm and 59 in the 9.4 mg/kg dosing arm). At the time of the clinical cut-off for the primary analysis, six patients (10%) in the 9.4 mg/kg dosing arm and no patients in the 4.7 mg/kg dosing arm had at least a 35% reduction in spleen volume assessed by imaging. In addition, 23 patients (37%) in the 9.4 mg/kg arm had at least a 10% reduction in spleen volume assessed by imaging. Nineteen patients (32%) in the 9.4 mg/kg dosing arm and three patients (6%) in the 4.7 mg/kg dosing arm had a symptom response at 24 weeks. In addition, 31 patients (52%) in the 9.4 mg/kg dosing arm had a symptom response at any time.

Safety data from the primary analysis included hematologic and non-hematologic adverse events. The safety profile was consistent with prior clinical trials of imetelstat in hematologic malignancies, and no new safety signals were identified. Most grade 3/4 cytopenias resolved within four weeks, including 91% of the observed grade 3/4 neutropenias and 85% of the observed grade 3/4 thrombocytopenias.

At the time of the primary analysis, the median OS had not yet been reached. Subsequently, using a clinical cut-off date of October 22, 2018 and a median follow-up of 27.4 months (range: 0.2 – 33.0), the median OS for the 9.4 mg/kg dosing arm was 29.9 months. In May 2019, using a clinical cut-off date of April 30, 2019, the median OS in the 9.4 mg/kg dosing arm of 28.1 months. In May 2020, using a clinical cut-off of February 19, 2020 and a median follow-up of 41.7 months, the median OS in the 9.4 mg/kg dosing arm was 28.1 months. Our data compare favorably to the median OS of 14 to 16 months reported in medical literature for patients previously treated with JAK inhibitors. In addition, comparative analyses of our IMbark data to real-world data of closely-matched MF patients treated with BAT provide further evidence of the potential improvement in OS with treatment with imetelstat.

In May 2020, we announced that three imetelstat abstracts related to MF were accepted as poster presentations at the upcoming EHA Annual Congress. The three MF abstracts describe data and analyses from IMbark that suggest the following: (1) dose-related improvement in OS and correlation with other clinical benefits observed in the IMbark trial, such as symptom response and spleen volume reduction as well as fibrosis improvement; (2) improvements in OS in a patient subpopulation with poor prognosis due to the absence of the three primary driver mutations in MF; and (3) dose-dependent inhibition of telomerase with imetelstat, resulting in on-target activity that correlates with improvement in OS and dose-dependent reduction in variant allele frequency of driver mutations, indicating imetelstat targets the underlying malignant clone. Taken together, we believe these three MF abstracts substantiate the OS outcome observed in IMbark and support the planned Phase 3 clinical trial in refractory MF.

In February 2020, we closed IMbark and the trial is now completed, since we believe we have obtained sufficient data from the trial to support potential late-stage development of imetelstat in MF. As such, no further follow-up of remaining patients has been conducted since the end of February 2020.

Potential Future Imetelstat Applications

Hematologic malignancies are forms of cancer that begin in the cells of blood-forming tissue, such as the bone marrow, or in the cells of the immune system. Examples of hematologic cancers are acute and chronic leukemias, lymphomas, multiple myeloma, MDS, polycythemia vera, or PV, essential thrombocythemia, or ET, and MF. With the continued upregulation of telomerase, malignant progenitor cells in each of these diseases are able to proliferate in a continuous and uncontrolled manner, leading to malignant hematopoiesis or an overproduction of any combination of white cells, red cells and/or platelets, depending on the disease, and these overproduced cells may also be abnormal creating additional clinical complications. As a telomerase inhibitor, imetelstat may have the potential to benefit patients in various hematologic cancers, and we have observed preliminary clinical evidence of the activity of the drug a number of these indications. Any future development of imetelstat in these other indications will depend on raising additional funds apart from this offering.

Indication	Potential Patient Size in the U.S.	Unmet Medical Need	Preliminary Imetelstat Data
High Risk MDS/AML	~5,000 2nd line	Limited treatment options after HMA and/or BCL-2 treatments fail patients	Anti-leukemic activity in blast phase MF (similar to AML) (n=9)
PV	~25,000 2nd line	Limited treatment options after patients become non-responsive to hydroxyurea (HU) and have sub-optimal response to JAK inhibitors in HU failures	100% hematologic response (n=2)
ET	~40,000 2nd line	Limited treatment options for patients after standard therapies have failed	100% hematologic response (n=18). Results published in New England Journal of Medicine in September 2015.

Risks Associated with Our Business

We are subject to risks and uncertainties specific to our business and our ability to execute on our strategy, as well as risks and uncertainties common to companies in our industry and at our stage of development, which risks and uncertainties are described in more detail under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and include, but are not limited, risks and uncertainties related to:

●	the evolving effects of the COVID-19 pandemic;

●	our dependence on the success of imetelstat, our only product candidate;

●	our ability to continue to develop imetelstat and to advance imetelstat to subsequent clinical trials, including the risks that the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF could be interrupted, delayed or abandoned for a variety of reasons, including long-term effects from the COVID-19 pandemic on clinical trial activities;

●	the future development of imetelstat, including any future efficacy or safety results that may cause the benefit-risk profile of imetelstat to become unacceptable or that may cause regulatory authorities to delay or prohibit the further development of imetelstat;

●	other risks inherent in research and development efforts, including the difficulty of enrolling or retaining patients in current or potential future clinical trials of imetelstat and our lack of experience as a company in conducting large-scale, late-stage clinical trials, such as our planned Phase 3 clinical trial in refractory MF, any of which could result in delays in commencing, conducting or completing or an inability to commence, conduct or complete such trials, including the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF;

●	uncertainty of non-clinical and clinical trial results or regulatory approvals or clearances, including the risk that data from potential current and future clinical trials of imetelstat, such as the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, may not be sufficient to support approval by the FDA or any foreign regulatory authorities;

●	our need to successfully recruit and retain key personnel to support the development and potential future commercialization of imetelstat;

●	potential delays or problems in the supply of imetelstat to us for future clinical and commercial uses;

●	enforcement of our patent and proprietary rights;

●	our reliance upon our CROs, contractors, physician investigators and other third parties;

●	our continuing need for substantial additional capital following this offering in order to further advance the imetelstat program, including to conduct and complete, and potentially, enroll, the planned Phase 3 clinical trial in refractory MF and to otherwise grow our business, especially in the face of global economic uncertainty and volatility due to the evolving effects of the COVID-19 pandemic; and

●	potential competition, including the risk that competitors may develop products, product candidates or technologies that are superior to or more cost-effective than imetelstat, which may significantly impact the development and commercial viability of imetelstat.

In order for imetelstat to be commercialized, we must conduct extensive and costly non-clinical tests and clinical trials to demonstrate the safety and efficacy of imetelstat, obtain regulatory approvals or clearances and enter into manufacturing, distribution and marketing arrangements, as well as obtain market acceptance. We do not expect to receive revenues based on sales of imetelstat for many years, if at all.

Financial Update; Delay in Quarterly Report

While we have not finalized our full financial results for the three months ended March 31, 2020, we expect to report that we had cash, cash equivalents, restricted cash and marketable securities of approximately $133.4 million as of March 31, 2020. This amount is preliminary and is subject to change upon completion of our quarterly closing procedures and any adjustments that may result from the completion of the review of our financial statements. As a result, this preliminary estimate may differ from the actual results that will be reflected in our financial statements when they are completed and publicly disclosed. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of and for the three months ended March 31, 2020. In addition, we are relying on an applicable order issued by the SEC, in connection with the COVID-19 pandemic to delay the filing of our quarterly report on Form 10-Q for the quarter ended March 31, 2020. We currently expect to file our quarterly report on Form 10-Q for the quarter ended March 31, 2020 no later than May 28, 2020 in accordance with the SEC’s order. This preliminary estimate may change and the change may be material. Our expectation with respect to our cash, cash equivalents, restricted cash and marketable securities as of March 31, 2020 is based upon management estimates and is the responsibility of management. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to this preliminary result and, accordingly, does not express an opinion or any other form of assurance about it.

Company Information

We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 919 East Hillsdale Boulevard, Suite 250, Foster City, California 94404 and our telephone number is (650) 473-7700. Our website address is www.geron.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or the accompanying prospectus. Our website address is included in this document as an inactive textual reference only.

The Offering

Common stock offered by us	shares

Pre-funded warrants offered by us	Pre-funded warrants to purchase up to shares of our common stock. Each pre-funded warrant will have an initial exercise price per share of $0.001, subject to certain adjustments. The purchase price of each pre-funded warrant is equal to the price at which the share of common stock and accompanying purchase warrant is being sold to the public in this offering, minus $0.001. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. For more information, see the section titled “Description of Securities We Are Offering—Pre-Funded Warrants” on page S-56 of this prospectus supplement. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the pre-funded warrants.

Purchase warrants offered by us	Purchase warrants to purchase up to shares of our common stock. Each purchase warrant will have an initial exercise price per share of $ , subject to certain adjustments, and will expire on the earlier to occur of (a) the date that is 30 business days following the date on which we first issue a press release disclosing, if applicable, positive top-line safety and efficacy results, as more specifically described herein, from the Phase 3 portion of IMerge (or, if such date is not a business day, then the next business day following such date) and (b) December 31, 2025. For more information, see the section titled “Description of Securities We Are Offering—Purchase Warrants” on page S-57 of this prospectus supplement. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of the purchase warrants.

Common stock to be outstanding immediately after this offering	shares (assuming none of the purchase warrants or the pre-funded warrants issued in this offering are exercised).

Use of proceeds	We currently intend to use the anticipated net proceeds from this offering, together with our existing cash, cash equivalents, restricted cash and marketable securities as follows:

●approximately $40.0 million to $45.0 million to fund our ongoing Phase 3 IMerge trial to top-line results from the trial;

●approximately $45.0 million to $50.0 million to fund our planned Phase 3 clinical trial in refractory MF to complete patient enrollment; and

●the remaining proceeds, if any, for working capital and general corporate purposes.

See “Use of Proceeds” page S-54 of this prospectus supplement for more information.

Nasdaq listing for our common stock	Our common stock is listed on The Nasdaq Global Select Market under the symbol “GERN.” There is no established public trading market for the purchase warrants or the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system.

Risk Factors	Investing in our securities involves a high degree of risk. Please read the information under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement before deciding whether to invest in our securities.

The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 199,814,581 shares of common stock outstanding as of December 31, 2019. This number excludes the shares of common stock issuable upon exercise of the purchase warrants and the pre-funded warrants offered hereby, and also excludes, as of December 31, 2019, the following:

●	37,614,013 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $2.26 per share;

●	537,893 shares of common stock issuable upon the exercise of an outstanding warrant with an exercise price of $3.98 per share; and

●	up to an aggregate of 7,243,714 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan, or the 2018 Plan, 2014 Employee Stock Purchase Plan, 2018 Inducement Award Plan and Directors’ Market Value Stock Purchase Plan.

In addition, since December 31, 2019, we have sold under a prospectus supplement, or the ATM Prospectus Supplement, filed with the SEC on July 12, 2018, an aggregate of 3,496,616 shares of our common stock for aggregate gross proceeds of approximately $4.2 million under an at market issuance sales agreement with B. Riley FBR, Inc., dated May 18, 2018, or the B. Riley FBR Sales Agreement, which shares are excluded from the number of shares to be outstanding immediately after this offering as shown above. In connection with this offering, we terminated the ATM Prospectus Supplement, but the B. Riley FBR Sales Agreement remains in full force and effect. We will not make any sales of common stock under the B. Riley FBR Sales Agreement unless and until we file an updated prospectus supplement. Moreover, our board of directors has reserved an additional 5,700,000 shares of our common stock for issuance under the 2018 Plan, subject to the receipt of stockholder approval at our 2020 annual meeting of stockholders anticipated to be held on June 5, 2020, or the 2020 annual meeting. The number of shares of our common stock to be outstanding immediately after this offering as shown above does not reflect these additional shares that have been reserved for issuance under the 2018 Plan.

Unless otherwise stated, all information in this prospectus supplement:

●	assumes no exercise of the outstanding options or the warrant to purchase common stock and no issuance of shares available, or that may become available, for future issuance under our equity compensation plans; and

●	assumes no exercise of the purchase warrants or the pre-funded warrants offered in this offering.

RISK FACTORS

Our business is subject to various risks and uncertainties that may have a material adverse effect on our business, financial condition or results of operations. You should carefully consider the risks and uncertainties described below, together with all of the other information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Our business faces significant risks and uncertainties, and those described below may not be the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also significantly impair our business, financial condition or results of operations. If any of these risks or uncertainties occur, our business and business prospects, our financial condition and the future of imetelstat could suffer, the market price of our common stock could decline, and you could lose all or part of your investment in our securities.

Risks Related to the Development of Imetelstat

The evolving effects of the ongoing COVID-19 global pandemic have negatively impacted, and will likely continue to negatively impact, our business and health care resources around the world, including a significant number of clinical sites involved with the Phase 3 portion of IMerge. Our business and business prospects, our financial condition and the future of imetelstat could be materially and adversely affected by the evolving effects of the COVID-19 pandemic as a result of the current and potential future impacts on our regulatory and clinical development activities, clinical supply chain and other business operations, in addition to the impact of a global economic slowdown.

Our business and business prospects, our financial condition and the future of imetelstat generally could be materially and adversely affected by the evolving effects of the ongoing global COVID-19 pandemic. The ongoing COVID-19 pandemic and government measures taken in response to COVID-19 have had a significant impact, both direct and indirect, on businesses, as significant reductions in business-related activities have occurred, supply chains have been disrupted, and manufacturing and clinical development activities have been curtailed, delayed or suspended. In response to the spread of COVID-19 and “shelter in place” and similar orders issued by state and local governments, we have temporarily restricted access to our offices in California and New Jersey. Many of our employees are conducting their work remotely, and our employees otherwise have minimal presence in our offices for essential activities. The effects of the “shelter in place” and similar orders, as well our own policies, may negatively impact productivity, disrupt our business and continue to delay our imetelstat development program and clinical trial timelines, the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. In addition, our increased reliance on personnel working remotely could increase our cybersecurity risk, create data accessibility concerns and make us more susceptible to communication disruptions, any of which could adversely impact our business operations. These and similar, and perhaps more severe, disruptions in our operations could continue to negatively impact our business and business prospects, our financial condition and the future of imetelstat.

Due to the evolving effects of the COVID-19 pandemic, we have had and expect to continue to have, or we may potentially have in the future, disruptions and/or delays in our imetelstat development program, including with respect to our ability to initiate trial sites, screen, enroll and assess patients, maintain patient enrollment, ensure patient clinical and lab collection visits, conduct monitoring visits, supply study drug, report trial results, or interact with regulators or other important agencies due to limitations in employee resources or otherwise. For the Phase 3 portion of IMerge, we have clinical trial sites in many countries that have had high incident rates of COVID-19. Restrictions on travel, availability of site personnel, and diversion of hospital staff and resources to COVID-19 patients, have disrupted our trial operations, as well as patient recruitment in many areas, resulting in a slowdown in patient enrollment and/or deviations from or disruptions in key clinical trial activities, such as clinical trial site initiation and monitoring. As a result, we no longer expect to complete patient enrollment in the Phase 3 portion of IMerge by the end of 2020 and now expect to complete patient enrollment in the Phase 3 portion of IMerge by the end of the first quarter of 2021. Additionally, the effects of the COVID-19 pandemic have resulted in our decision to postpone the commencement of our previously disclosed proof-of-concept study in high risk MDS and AML that we had previously planned to commence in 2020. If the COVID-19 pandemic continues and persists for an extended period of time, we could experience significant disruptions to our clinical development timelines, continued delays in enrollment and clinical trial site initiation in the Phase 3 portion of IMerge, and other disruptions that could severely impact our business and the imetelstat development program, including those resulting from:

●	new, continued or heightened difficulties in enrolling patients and recruiting clinical site investigators and clinical site staff for the Phase 3 portion of IMerge, the planned Phase 3 clinical trial in refractory MF and any other potential future clinical trials of imetelstat;

●	continued or heightened delays or difficulties in the Phase 3 portion of IMerge caused by missed patient clinical and lab collection visits, and uncertainty how the FDA will view these deviations from the protocol caused by COVID-19;

●	continued or heightened delays or disruptions in clinical trial activities due to the availability of personnel at our CROs and vendors;

●	substantial reduction of health care resources available for the conduct of the conduct of clinical trials, including the temporary postponement of clinical trial activities at certain hospitals serving as our clinical trial sites and diversion of hospital staff away from the conduct of our clinical trials, such as those experienced by us to date in the Phase 3 portion of IMerge;

●	interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial subject visits and study procedures (particularly any procedures that may be deemed non-essential), which may impact the integrity of subject data and clinical study endpoints;

●	loss of recruited subjects in clinical trials due to clinical site COVID-19 activities or loss of life of subjects due to COVID-19;

●	interruption of, or delays in receiving, supplies of imetelstat from our contract manufacturing organizations due to staffing shortages, production slowdowns or stoppages and disruptions in supply chain and production systems, import/export complications; and

●	limitations on employee resources that would otherwise be focused on the conduct of our clinical trials, product development, manufacturing, and general company operations, including because of sickness of employees or their families, the desire of employees to avoid contact with large groups of people, an increased reliance on working from home, or mass transit disruptions.

These and other factors arising from the evolving effects of the COVID-19 pandemic could further adversely impact our ability to conduct and complete the Phase 3 portion of IMerge or to enroll, conduct and complete the planned Phase 3 clinical trial in refractory MF and any other potential future clinical trials of imetelstat, and could otherwise materially and adversely affect our business and business prospects, our financial condition and the future of imetelstat.

In addition, we rely on third-party CROs or other third parties to assist us with clinical trial activities, and we cannot guarantee that they will continue to perform their contractual duties in a timely and satisfactory manner as a result of the COVID-19 pandemic. Also, absenteeism by governmental employees or the focus of regulatory authorities’ efforts and attention on the approval of other therapeutics or other activities related to COVID-19 could likewise impact the timeliness of regulatory authority responses and the processing of regulatory submissions for imetelstat. Moreover, while at this time we believe that we have sufficient drug supply for the Phase 3 portion of IMerge, we could experience disruptions to our supply chain as a result of the evolving effects of the COVID-19 pandemic, and associated delays or limitations in our ability to obtain sufficient materials for the manufacture of imetelstat for our current and potential future clinical trials, which could adversely affect our ability to conduct ongoing and potential future clinical trials of imetelstat. For example, some of our suppliers of certain materials used in the production of imetelstat are located in countries that are heavily affected by the COVID-19 pandemic. In these countries, closures and other restrictions resulting from the COVID-19 outbreak in the region could disrupt our supply chain or limit our ability to obtain sufficient materials for the manufacture of imetelstat, including for the planned Phase 3 clinical trial in refractory MF. In any event, if the COVID-19 pandemic continues and persists for an extended period of time, we could experience significant disruptions to our clinical development timelines, which would materially and adversely affect our business and business prospects, our financial condition and the future of imetelstat.

The effects of the COVID-19 pandemic continue to rapidly evolve. These effects have increased market volatility and could result in a significant long-term disruption of global financial markets, reducing or eliminating our ability to raise additional capital, which could negatively affect our liquidity and our ability to enroll and/or conduct and complete the planned Phase 3 clinical trial in refractory MF or any other potential future clinical trials of imetelstat. In addition, the global economic slowdown caused by the COVID-19 pandemic could materially and adversely affect our business and the value of our common stock. The extent to which the COVID-19 pandemic impacts our business, our regulatory and clinical development activities, clinical supply chain and other business operations, as well as the value of and market for our common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat COVID-19. Accordingly, we do not yet know the full extent of potential delays or impacts on our business, our regulatory and clinical development activities, clinical supply chain and other business operations or the global economy as a whole. However, these effects could materially and adversely affect our business and business prospects, our financial condition and the future of imetelstat. In addition, to the extent the evolving effects of the COVID-19 pandemic adversely affect our business and financial condition, it may also have the effect of heightening many of the other risks and uncertainties described elsewhere under the heading “Risk Factors”.

Our future success depends solely on imetelstat, our only product candidate, and we cannot be certain that we will be able to continue to develop imetelstat or advance imetelstat to subsequent clinical trials, or that we will be able to receive regulatory approval for imetelstat on a timely basis, or at all.

Imetelstat is our sole product candidate, upon whose success we are wholly dependent. We do not have any other products or product candidates. Our ability to develop imetelstat to and through regulatory approval and potential commercial launch is subject to significant risks and uncertainties, including, among other things, our ability to:

●	overcome enrollment challenges related to the evolving effects of the COVID-19 pandemic in the Phase 3 portion of IMerge, and successfully retain patients in, and complete the Phase 3 portion of IMerge;

●	obtain regulatory clearance from the FDA and regulatory authorities in other countries to commence our planned Phase 3 clinical trial in refractory MF;

●	commence, enroll, conduct and complete the planned Phase 3 clinical trial in refractory MF if regulatory clearance is obtained;

●	develop clinical plans for, and successfully commence, enroll and complete, other potential future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies;

●	obtain substantial additional capital following this offering in order to enable us to conduct our operations and to advance imetelstat to and through current clinical trials, including enrolling and/or conducting and completing the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, and commencing, conducting and completing other potential future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies, as well as regulatory approval and potential commercial launch;

●	maintain the INDs and foreign equivalent submissions for imetelstat without such INDs and/or foreign equivalent submissions being placed on full or partial clinical hold, suspended or subject to other requirements by the FDA or other regulatory authorities;

●	generate sufficient safety and efficacy data from current and potential future clinical trials of imetelstat that provide a positive benefit-risk profile and support the continued and future development of imetelstat in hematologic myeloid malignancies;

●	ascertain that the use of imetelstat does not result in significant systemic or organ toxicities, including hepatotoxicity, or other safety issues resulting in an unacceptable benefit-risk profile;

●	collaborate successfully with clinical trial sites, academic institutions, clinical research organizations, or CROs, contractors, physician investigators and other third parties, including with respect to challenges and delays that have arisen and may continue to arise from the evolving effects of the COVID-19 pandemic;

●	obtain and maintain required regulatory clearances and approvals for imetelstat; for example, it is uncertain:

■	whether the FDA and regulatory authorities in other countries will require us to obtain and submit additional non-clinical, manufacturing, or clinical data to proceed with any other potential future clinical trials of imetelstat apart from IMerge and the planned Phase 3 clinical trial in refractory MF,

■	how the FDA and other regulatory authorities will interpret safety and efficacy data from any current or future clinical trials, including from IMbark or IMerge, or the planned Phase 3 clinical trial in refractory MF,

■	what scope and type of clinical development and other data will be required before the FDA and other regulatory authorities might grant us marketing approval, if any, and

■	what the length of time and cost for us will be to complete any such requirements;

●	enter into and maintain arrangements with third parties to provide services needed to further research and develop imetelstat, including maintaining the agreement with our CROs, or to manufacture imetelstat, in each case at commercially reasonable costs;

●	enter into and maintain arrangements with third parties, or establish internal capabilities, to provide sales, marketing, distribution and other commercialization functions in compliance with applicable laws;

●	obtain appropriate coverage and reimbursement levels for the cost of imetelstat from governmental authorities, private health insurers and other third-party payors;

●	obtain, maintain and enforce adequate intellectual property protection for imetelstat; and

●	recruit and retain personnel to support the development and potential commercialization of imetelstat, including completion of the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, and potential clinical development of imetelstat in other indications, and maintain sufficient commercial resources to launch imetelstat.

If we are not able to successfully achieve the above-stated goals and overcome other challenges that we may encounter in the research, development, manufacturing and potential commercialization of imetelstat, we may be forced to abandon our development of imetelstat, which would severely harm our business and prospects, and might cause us to cease operations.

Completion of current clinical trials of imetelstat, including the Phase 3 portion of IMerge, and commencement and completion of potential future clinical trials of imetelstat, such as the planned Phase 3 clinical trial in refractory MF, could be interrupted, further delayed or abandoned for a variety of reasons.

Currently, the ongoing clinical trials of imetelstat are the Phase 2 and Phase 3 portions of IMerge. Due to the effects of the COVID-19 pandemic on our clinical trial activities, we no longer expect to complete patient enrollment in the Phase 3 portion of IMerge by the end of 2020. Due to the same challenges posed by the COVID-19 pandemic, beginning new studies of even a modest size will also be difficult to achieve in 2020, such as the planned Phase 3 clinical trial in refractory MF and the proof of concept study in high risk MDS and AML that we had previously planned to start this year and that we subsequently postponed. As a result, we do not expect to open the planned Phase 3 clinical trial in refractory MF for screening and enrollment until the first quarter of 2021 at the earliest, to the extent practicable under the current COVID-19 pandemic conditions. Completion of the Phase 3 portion of IMerge, and the commencement, conduct and completion of the planned Phase 3 clinical trial in refractory MF, and any other potential future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies, could be interrupted, delayed or abandoned for a variety of reasons, including as a result of failures or delays in:

●	demonstrating sufficient safety and efficacy of imetelstat in current and potential future clinical trials, without safety issues, side effects or dose-limiting toxicities, including any additional or more severe safety issues in addition to those that have been observed to date in previous or ongoing clinical trials related to imetelstat, whether or not in the same indications or therapeutic areas;

●

obtaining and/or maintaining regulatory clearances in the U.S. or other countries to conduct clinical trials, such as obtaining or maintaining regulatory clearances to commence, conduct or modify current or potential future clinical trials of imetelstat, in a timely manner, or at all, which could, for example, prevent us from, or result in substantial delays in, conducting or completing the Phase 3 portion of IMerge or commencing, conducting or completing the planned Phase 3 clinical trial in refractory MF, and even if such regulatory clearances are obtained, we may be unable to commence, conduct or complete current or potential future clinical trials of imetelstat, including the planned Phase 3 clinical trial in refractory MF, or may discontinue such trials, whether due to our inability to raise substantial additional capital following this offering or otherwise;

●

maintaining the INDs and foreign equivalent submissions for imetelstat without such INDs and/or foreign equivalent submissions being placed on full or partial clinical hold, suspended or subject to other requirements by the FDA or other regulatory authorities;

●

properly (i) completing the Phase 2 portion of IMerge, including assessing the durability of RBC-TI responses; (ii) recruiting, enrolling, conducting and completing the Phase 3 portion of IMerge, and (iii) recruiting, enrolling, conducting and completing the planned Phase 3 clinical trial in refractory MF, and promptly or adequately reporting data from such trials, including in light of challenges and delays that have arisen and may continue to arise from the evolving effects of the COVID-19 pandemic;

●

obtaining substantial additional capital following this offering in order to advance the development of imetelstat, including enrolling and/or conducting and completing the planned Phase 3 clinical trial in refractory MF, or commencing, enrolling, conducting and completing other potential future clinical trials of imetelstat in other indications;

●	obtaining and maintaining regulatory clearance from the FDA and regulatory authorities in other countries to commence the planned Phase 3 clinical trial in refractory MF;

●	obtaining or accessing necessary clinical data in accordance with appropriate clinical or quality practices to ensure complete data sets;

●

responding to safety findings by the data review committees of current clinical trials, and safety or futility findings by the data review committees of potential future clinical trials of imetelstat, based on emerging data occurring during such clinical trials, such as significant systemic or organ toxicities, including severe cytopenias, hepatotoxicity, fatal bleeding with or without any associated thrombocytopenia, patient injury or death, or other safety issues, resulting in an unacceptable benefit-risk profile;

●

manufacturing sufficient quantities of imetelstat, or other clinical trial materials, in a manner that meets the quality standards of the FDA and other regulatory authorities, and responding to any disruptions to drug supply, clinical trial materials or quality issues that may arise;

●

ensuring the ability to manufacture and supply imetelstat at acceptable costs for potential Phase 3 clinical trials, including the planned Phase 3 clinical trial in refractory MF, and commercialization;

●

obtaining sufficient quantities of any study-related treatments, materials (including comparator products, placebo or combination therapies) or ancillary supplies, including in light of challenges and delays that may arise from the evolving effects of the COVID-19 pandemic;

●	obtaining acceptance by regulatory authorities of any manufacturing changes for imetelstat, as well as successfully implementing any such manufacturing changes;

●

complying with current and future regulatory requirements, policies or guidelines, including domestic and international laws and regulations pertaining to fraud and abuse, transparency, and the privacy and security of health information;

●

reaching agreement on acceptable terms and on a timely basis, if at all, with collaborators and vendors located in the U.S. or foreign jurisdictions, including our CROs, laboratory service providers and clinical trial sites, on all aspects of clinical development;

●

obtaining timely review and clearances by regulatory authorities for any clinical protocol amendments or modifications to our manufacturing process which may be sought for current and potential future clinical trials of imetelstat, including responding to questions or comments from these authorities in a timely and adequate manner, which could, for example, prevent us from conducting or completing the Phase 3 portion of IMerge, or commencing, conducting or completing the planned Phase 3 clinical trial in refractory MF and other potential future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies; and

●

obtaining institutional review board or ethics committee approvals for clinical trial protocols or protocol amendments, including any future refinements to the trial design we may seek for the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, which could, for example, prevent us from conducting or completing the Phase 3 portion of IMerge, or commencing, conducting or completing the planned Phase 3 clinical trial in refractory MF and any potential proof-of-concept studies in other hematologic myeloid malignancies.

Failures or delays with respect to any of these events could adversely affect our ability to conduct or complete any current clinical trials of imetelstat, including the Phase 3 portion of IMerge and to conduct or complete the planned Phase 3 clinical trial in refractory MF, or to commence, conduct and complete potential future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies, which could increase development costs, or interrupt, further delay or halt our development or potential commercialization of imetelstat, any of which could severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

If we encounter further difficulties enrolling or retaining patients in clinical trials of imetelstat, including in the Phase 3 portion of IMerge or in our planned Phase 3 clinical trial in refractory MF, whether as a result of the evolving effects of the COVID-19 pandemic or for any other reasons, our clinical development and commercialization activities could be further delayed or otherwise adversely affected, which would cause our business and business prospects to be severely harmed, and we might cease operations.

The timely completion of a clinical trial in accordance with its protocol depends, among other things, on the ability to enroll a sufficient number of patients who remain in the trial until its conclusion. If we encounter further challenges in screening, enrolling and retaining patients in the Phase 3 portion of IMerge, whether as a result of the evolving effects of the COVID-19 pandemic or for any other reasons, our completion of the Phase 3 portion of IMerge may be delayed or discontinued. If we experience difficulties in retaining patients in the treatment or follow-up phase of the Phase 2 portion of IMerge, whether as a result of the evolving effects of the COVID-19 pandemic or for any other reasons, our ability to continue to assess longer-term durability of RBC-TI responses would be adversely affected. The enrollment and retention of patients in clinical trials of imetelstat, including the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, depends on many factors, such as:

●	our ability to identify and screen patients who meet the patient eligibility criteria specified in the protocol;

●	the size of the patient population required for analysis of the trial’s primary endpoint;

●	the proximity of patients to trial sites, and patients’ willingness and ability to travel to trial sites for treatment or monitoring during the COVID-19 pandemic;

●	the design of the trial, including potential patients’ reluctance to participate in the trial due to the possibility of being assigned to a placebo control arm;

●	our ability to recruit and retain clinical trial investigators with the appropriate competencies and experience;

●

clinicians’ and patients’ perceptions of the potential advantages of imetelstat, both in relation to other available therapies, including any new drugs that may be approved for the indications being investigated, and as a result of data reported from previous or current clinical trials of imetelstat, and their willingness to participate in clinical trials of imetelstat;

●	the ability to obtain and maintain patient consents; and

●

the risk that patients enrolled in any imetelstat clinical trial will drop out of the trial before completion due to lack of efficacy, adverse side effects, investigator decision, progressive disease, COVID-19 or COVID-19-related site activities and restrictions, slow progress to later stage clinical trials, perceptions based on the decision by Janssen Biotech, Inc., or Janssen, to terminate the Collaboration and License Agreement, or Collaboration Agreement, alternate treatments being approved for the indication, or personal issues.

In addition, current and potential future clinical trials of imetelstat, such as the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, will compete with other clinical trials for product candidates that are in the same therapeutic areas with imetelstat and such trials may also be conducted at the same clinical sites. This competition will reduce the number and type of patients available to enroll or remain in current and potential future imetelstat clinical trials. Moreover, because imetelstat represents a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, rather than enroll patients into imetelstat clinical trials, or may decide not to enroll, or may not recommend enrollment, in clinical trials of imetelstat, including the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, based on efficacy and safety results reported to date and that may be reported in the future.

Delays caused by the evolving effects of the COVID-19 pandemic or other factors in patient enrollment, or the inability to retain or treat patients, could result in increased costs due to extended timelines and other factors, and may lead to incomplete data sets, or adversely affect the timing or outcome of current and potential future clinical trials of imetelstat, such as the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, which could prevent the commencement, conduct or completion of these trials and adversely affect the clinical development and potential commercialization of imetelstat. Such occurrences would severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

Imetelstat may cause, or have attributed to it, undesirable or unintended side effects or other adverse events that could further delay or prevent the commencement and/or completion of clinical trials for imetelstat, further delay or prevent its regulatory approval, or limit its commercial potential.

Imetelstat may cause, or have attributed to it, undesirable or unintended side effects or other adverse events affecting its safety or efficacy that could interrupt, further delay or halt current or potential future clinical trials of imetelstat, such as the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF. For example, adverse events and dose-limiting toxicities observed in previous and ongoing clinical trials of imetelstat include:

●	hematologic toxicities, such as profound and/or prolonged thrombocytopenia or neutropenia, including one case of febrile neutropenia after prolonged myelosuppression with intracranial hemorrhage resulting in patient death, which the investigator assessed as possibly related to imetelstat, as well as reversible grade 4 febrile neutropenia;

●	bleeding events, with or without thrombocytopenia, including reversible grade 3/4 bleeding events;

●	hepatotoxicity, such as liver function test abnormalities, the clinical significance and long-term consequences of which are currently undetermined, and hepatic failure;

●	gastrointestinal events;

●	infections;

●	muscular and joint pain;

●	fatigue;

●	headache; and

●	infusion-related reactions.

If patients in any clinical trials of imetelstat, including the Phase 2 and Phase 3 portions of IMerge, the planned Phase 3 clinical trial in refractory MF, or any other potential future clinical trial of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies, experience similar or more severe adverse events, or new or unusual adverse events, or if the FDA or other regulatory authorities determine that efficacy and safety data in current or potential future clinical trials of imetelstat do not support an adequate benefit-risk profile to justify continued treatment of patients, then the FDA or other regulatory authorities may again place one or more of the INDs for imetelstat on clinical hold, as occurred in March 2014.

Further, clinical trials by their nature examine the effect of a potential therapy in a sample of the potential future patient population. As such, clinical trials conducted with imetelstat, to date and in the future, may not uncover all possible adverse events that patients treated with imetelstat may experience. Because remaining patients in the treatment phase of the Phase 2 portion of IMerge and patients in the Phase 3 portion of IMerge continue to receive imetelstat treatment, additional or more severe toxicities or safety issues, including additional serious adverse events and dose-limiting toxicities, may be observed as patient treatment continues and more data become available. In addition, because additional data are being generated from the Phase 2 and Phase 3 portions of IMerge, the benefit-risk profile of imetelstat will continue to be assessed, including the risk of hepatotoxicity, severe cytopenias, fatal bleeding with or without any associated thrombocytopenia, patient injury or death, and any other severe adverse effects that may be associated with life-threatening clinical outcomes. If such toxicities or other safety issues in any clinical trial of imetelstat are determined by us, the FDA or any other regulatory authority to result in an unacceptable benefit-risk profile, then:

●	additional information supporting the benefit-risk profile of imetelstat may be requested by the FDA or other regulatory authorities and if any such information supplied by us, or by Janssen, is not deemed acceptable, current clinical trials of imetelstat could be suspended, terminated, or placed on clinical hold by the FDA or other regulatory authorities, and we could be precluded from commencing new clinical trials of imetelstat, such as the planned Phase 3 clinical trial in refractory MF;

●	the ability to retain enrolled patients in current clinical trials may be negatively affected, resulting in incomplete data sets and the inability to adequately assess the benefit-risk profile of imetelstat in a specific patient population; or

●	additional, unexpected clinical trials or non-clinical studies may be required to be conducted.

The occurrence of any of these events could interrupt, further delay, or halt, any development and potential commercialization of imetelstat by us, which would have a severe adverse effect on our results of operations, financial condition, business prospects and the future of imetelstat, any of which might cause us to cease operations.

Results and data we disclosed from prior non-clinical studies and clinical trials may not predict success in later clinical trials, and we cannot assure you that any ongoing or future clinical trials of imetelstat will lead to similar results and data that could potentially enable us to obtain any regulatory approvals.

Success in non-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, nor does it predict final clinical trial results. We cannot be certain that any of the prior, current or potential future clinical trials of imetelstat will generate sufficient, consistent or adequate efficacy and safety data demonstrating a positive benefit-risk profile, which would be necessary to obtain regulatory approval to market imetelstat in any indication. Imetelstat in later stages of clinical trials may fail to show the desired benefit-risk profile despite having progressed through non-clinical studies and initial clinical trials. Many companies in the biopharmaceutical industry have frequently suffered significant setbacks in later clinical trials, even after achieving promising results in earlier non-clinical studies or clinical trials.

A trial design that is considered appropriate for regulatory approval includes a sufficiently large sample size with appropriate statistical power, as well as proper control of bias, to allow a meaningful interpretation of the results. The preliminary results of imetelstat clinical trials with smaller sample sizes can be disproportionately influenced by the impact the treatment had on a few individuals, which limits the ability to generalize the results across a broader community, making the trial results less reliable than trials with a larger number of patients. As a result, there may be less certainty that imetelstat would achieve a statistically significant effect in any future clinical trials. Moreover, with respect to the trial design for the planned Phase 3 clinical trial in refractory MF, the FDA urged us to consider adding a third dosing arm to the trial to assess a lower dose and/or a more frequent dosing schedule that might improve the trial’s chance of success by identifying a less toxic regimen and/or more effective spleen response, one of the trial’s secondary endpoints. While we believe that testing a lower dose regimen would likely result in a lower median OS, the trial’s primary endpoint, in the imetelstat treatment arm without a clinically meaningful reduction in toxicity and we therefore determined not to add a third dosing arm to the trial design, our belief may ultimately be incorrect and our failure to add a third dosing arm, as urged to be considered by the FDA, could result in delays or failures to obtain regulatory clearance from the FDA and regulatory authorities in other countries to commence the trial or could result in the trial’s failure, or could otherwise delay, limit or prevent marketing approval of imetelstat.

In addition, in the Phase 2 portion of IMerge, the initial data review for the 25-patient expansion cohort that was conducted by Janssen in the second quarter of 2018, which Janssen called a “data snapshot,” exhibited an eight-week RBC-TI rate of 28%, while the 13-patient initial cohort exhibited an eight-week RBC-TI rate of 54%, resulting in an overall eight-week RBC-TI rate of 37% for the combined cohorts. Patients in both the initial and expansion cohorts were naïve to both HMA and lenalidomide and were non-del(5q). We believe the observed difference in eight-week RBC-TI rate between the 13-patient initial cohort and the 25-patient expansion cohort may be attributable to factors such as the maturity of the data at the time of the data snapshot, since the median follow-up time of the expansion cohort at the time of the data snapshot was less than half the length of time the 13-patient initial cohort had been followed when their data were first reported, or the higher overall baseline transfusion burden of the expansion cohort. Although the latest reported eight-week RBC-TI rate in May 2020 is higher than that reported in the data snapshot from the second quarter of 2018, we cannot assure you that the eight-week RBC-TI rate reported for the combined cohorts in the Phase 2 portion of IMerge will improve further with longer follow-up, or at all, or that the eight-week RBC-TI rate of patients enrolled in the Phase 3 portion of IMerge will be comparable to what has been reported in the 13-patient initial cohort, the 25-patient expansion cohort, or the combined cohorts in the Phase 2 portion of IMerge. In general, Phase 3 clinical trials with larger numbers of patients or longer durations of therapy may fail to replicate efficacy results observed in earlier clinical trials, or may reveal safety concerns that were not identified in smaller or shorter trials, any of which could adversely affect future development prospects of imetelstat.

In addition, non-clinical and clinical data are often susceptible to varying interpretations and analyses. In some instances, there can be significant variability between different clinical trials of imetelstat due to numerous factors, including changes in trial procedures set forth in trial protocols, differences in the size and type of patient populations, and changes in and adherence to the dosing regimens. For example, complete and partial remissions were observed in the pilot study of imetelstat conducted at Mayo Clinic, or the Pilot Study. However, similar activity was not observed in the MF patients enrolled in IMbark, as shown by the one partial remission observed in the IMbark primary analysis. We believe that differences in the IMbark study design when compared to the Pilot Study design, such as more restrictive patient enrollment criteria requiring either documented objective lack of response to a JAK inhibitor or evidence of progressive disease while on treatment with a JAK inhibitor, may have contributed to the data observed in IMbark differing significantly from data reported from the Pilot Study, but we cannot assure you that any future clinical trials of imetelstat in MF will yield results comparable to IMbark or the Pilot Study. In addition, the potential improvement in survival observed in the 9.4 mg/kg dosing arm in IMbark will need to be further assessed in the planned Phase 3 clinical trial in refractory MF, and similar results, including potential improvement in survival, if any, with respect to any patient population or patient population subgroup, may not be observed in the planned Phase 3 clinical trial in refractory MF. Likewise, although the statistical analyses comparing IMbark data to closely matched real-world data, or RWD, reported at the EHA Annual Congress meetings in June 2019 suggest favorable OS for imetelstat-treated relapsed/refractory MF patients compared to best available therapy using closely matched patients’ RWD, such comparative analyses between RWD and our clinical trial data have several limitations. For instance, the analyses create a balance between treatment groups with respect to commonly available covariates, but do not take into account the unmeasured and unknown covariates that may affect the outcomes of the analyses. Potential biases are introduced by factors which include, for example, the selection of the patients included in the analyses, misclassification in the matching process, the small sample size, and estimates that may not represent the outcomes for the true treated patient population. For these and other reasons, such comparative analyses and any conclusions from such analyses should be considered carefully and with caution, and should not be relied upon as demonstrative or otherwise predictive or indicative of any future clinical trial results of imetelstat in relapsed/refractory MF, including our planned Phase 3 clinical trial in refractory MF.

Failure to achieve positive results in current or potential future imetelstat clinical trials would interrupt, further delay, or halt, any development and potential commercialization of imetelstat by us, which would have a severe adverse effect on our results of operations, financial condition, business prospects and the future of imetelstat, any of which might cause us to cease operations.

Interim, “snapshot,” “top-line,” and preliminary data or statistical analyses from clinical trials that we announce or publish from time-to-time may change as more patient data become available, may not be similar to the final data, and are subject to audit and verification procedures that could result in material changes in the final data. Thus, such preliminary data should be considered carefully and with caution and not relied upon as indicative of future clinical results.

From time-to-time, preliminary or interim safety and efficacy data from previous and current imetelstat clinical trials have been reported or announced by us, clinical investigators or our prior collaboration partner(s). For example, preliminary data from the Phase 2 portion of IMerge were reported at the ASH Annual Meetings in December 2017 and December 2018, at the EHA Annual Congress meetings in June 2018 and June 2019, and in the imetelstat EHA abstracts announced in May 2020. We expect similar reports or announcements of safety and efficacy data from us or clinical investigators as data matures in current imetelstat clinical trials and from potential future clinical trials, including our planned Phase 3 clinical trial in refractory MF. Preliminary or interim results may not be reproduced in any potential future clinical trials of imetelstat, and thus should be considered carefully and with caution, and not relied upon as indicative of future clinical results. Material adverse differences in final data, compared to preliminary or interim data, could severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

Additional or updated safety and efficacy data from current or potential future imetelstat clinical trials may result in a benefit-risk profile that does not justify the continued development of imetelstat in a particular patient population, or at all. For example, because patients remaining in the treatment phase continue to receive imetelstat in the Phase 2 portion of IMerge, efficacy and safety data continue to be generated from the trial and will continue to evolve until all patients have ceased treatment. More mature data that may be reported from the Phase 2 portion of IMerge and any data from the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF in the future may materially differ from data previously reported in IMerge, including with respect to the data previously reported from the initial and expansion cohorts in the Phase 2 portion of IMerge, and IMbark. Thus, the reported data should be considered carefully and with caution, and not relied upon as indicative of future clinical results. Such additional data could result in a lower benefit-risk profile than initially expected, which could hinder the enrollment, completion and potential success of the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, or cause us to abandon further development of imetelstat entirely.

The research and development of imetelstat is subject to numerous risks and uncertainties.

The science and technology of telomere biology, telomerase and our proprietary oligonucleotide chemistry are relatively new. There is no precedent for the successful commercialization of a therapeutic product candidate based on these technologies. Significant research and development activities will be necessary to further develop imetelstat, which is our sole product candidate, which may take years to accomplish, if at all.

Because of the significant scientific, regulatory and commercial challenges that must be overcome to successfully research, develop and commercialize imetelstat, the development of imetelstat in hematologic myeloid malignancies, including MF and MDS, or any other indications, may be further delayed or abandoned, even after significant resources have been expended on it. Examples of such situations include:

●	in September 2012, the discontinuation of our Phase 2 clinical trial of imetelstat in metastatic breast cancer;

●	in April 2013, the discontinuation of our development of imetelstat in solid tumors with short telomeres;

●	in the third quarter of 2016, closure of the 4.7 mg/kg dosing arm in IMbark to new patient enrollment and suspension of enrollment in the 9.4 mg/kg dosing arm in IMbark because an insufficient number of patients in the 9.4 mg/kg dosing arm met the protocol defined interim efficacy criteria at 12 weeks;

●	in the third quarter of 2017, expansion of the Phase 2 portion of IMerge to enroll additional lower risk MDS patients in a target patient population; and

●	in September 2018, Janssen’s decision to terminate the Collaboration Agreement.

Further delay, suspension or abandonment of the development of imetelstat in hematologic myeloid malignancies, including resulting from our inability to successfully enroll, conduct and complete the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, and to plan for, commence, conduct and complete potential future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies, could have a material adverse effect on the future of imetelstat and our business prospects, and we might cease operations.

We have limited experience as a company in conducting large-scale, late-stage clinical trials, such as the Phase 3 portion of IMerge, the planned Phase 3 clinical trial in refractory MF, or potential future similar trials, and no prior experience as a company in those functional areas that would be required for the successful commercialization of our sole product candidate, imetelstat.

Although we recently have hired individuals who have experience conducting Phase 3 clinical trials, as a company we have limited experience in conducting large-scale, late-stage clinical trials, such as the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF. We cannot be certain that we will be able to enroll, conduct or complete the Phase 3 portion of IMerge, the planned Phase 3 clinical trial in refractory MF, or any other future large-scale, late-stage clinical trial of imetelstat, in a timely fashion, or at all. Large-scale, late-stage clinical trials will require additional financial resources and certain internal development experience that we are developing, as well as increased reliance on third-party clinical investigators, CROs, service providers, vendors, suppliers and consultants. Relying on these third parties and establishing effective and collaborative relationships with them to conduct large-scale, late-stage clinical trials may cause further delays that are outside of our control. Any such further delays could have a material adverse effect on our business.

We do not have experience as a company with activities that would be required for the commercialization of imetelstat, should we receive future regulatory approval to do so. Developing an internal sales, marketing and distribution capability is an expensive and time-consuming process, and will require additional management expertise. We may not be able to negotiate and enter into third-party marketing and distribution agreements on terms that are economically attractive, or at all. Even if we do enter into such agreements, third-party marketers and distributors may not successfully market or distribute our sole product candidate, imetelstat.

Our inability to successfully plan, commence, enroll, conduct and complete large-scale, late-stage clinical trials, such as the Phase 3 portion of IMerge, the planned Phase 3 clinical trial in refractory MF, or future similar trials, or to successfully establish commercialization capabilities for imetelstat if we receive future regulatory approval to do so, would severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

We rely on third parties to conduct our current and potential future clinical trials of imetelstat. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to continue the development of, obtain regulatory approval for, or commercialize imetelstat.

We do not have the ability to independently conduct clinical trials. Therefore, we rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, service providers, vendors, suppliers and consultants, to conduct clinical trials of imetelstat. The third parties with whom we contract for execution of our current and potential future clinical trials of imetelstat play a critical role in the conduct of these trials and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control their performance, or the amount or timing of resources that they devote to imetelstat. For example, we have retained CROs to support our imetelstat clinical development activities, and any failure by our CROs to perform their contractual obligations whether due to the evolving effects of the COVID-19 pandemic or otherwise, or disputes with our CROs about the quality of their performance or other matters, could prevent us from enrolling, conducting or completing the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, or could otherwise further delay or halt our imetelstat clinical development activities including the planned Phase 3 clinical trial in refractory MF or future similar trials. These third parties may also have relationships with other commercial entities, some of which may compete with us. Under certain circumstances, these third parties may terminate their agreements with us without cause and upon immediate written notice.

Although we rely on third parties to conduct any imetelstat clinical trials, including the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, we remain responsible for ensuring that each clinical trial is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, including regulations commonly referred to as good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that patients are adequately informed of the potential risks of participating in clinical trials. Our ability to comply with these regulations and standards is contingent upon activities conducted by third parties, and if they fail to perform in accordance with contractual obligations and legal requirements, our development of imetelstat may be interrupted, further delayed or halted, which would have a severe adverse effect on our results of operations, financial condition, business prospects and the future of imetelstat, any of which might cause us to cease operations.

In addition, the execution of clinical trials and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. If the quality or accuracy of the clinical data obtained, compiled or analyzed by third parties is compromised due to their failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties, which would cause delay, and could be difficult, costly or impossible. If third parties conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, our clinical trials may be extended, delayed or terminated, or may be unsuccessful or need to be repeated, which could have a material adverse effect on our business and might cause us to cease operations.

Risks Related to Regulatory Compliance Matters and Commercialization of Imetelstat

Our inability to maintain regulatory clearances and approvals to continue the clinical development of, and to potentially commercialize, imetelstat, would severely and adversely affect imetelstat’s future value and our business and business prospects, and might cause us to cease operations.

Federal, state and local governments in the U.S. and governments in other countries have significant regulations in place that govern drug research and development and may prevent us from successfully conducting development efforts or potentially commercializing imetelstat. Delays in obtaining or failure to maintain regulatory clearances and approvals or limitations in the scope of such clearances or approvals could:

●	impede or halt our activities and plans for clinical development and commercialization;

●	significantly harm the commercial potential of imetelstat;

●	impose additional development costs;

●	diminish any competitive advantages that may have been available to us; or

●	further delay or preclude any revenue we may receive from the future commercialization of imetelstat, if any.

Before we can seek to obtain regulatory approval for the commercial sale of imetelstat, multiple clinical trials, including larger-scale Phase 3 clinical trials, will need to be conducted to demonstrate if imetelstat is safe and effective for use in a diverse population. We expect significant additional research, manufacturing activities and clinical testing to be required before we can file any application with the FDA or other regulatory authorities for regulatory approval of imetelstat. As such, we do not expect imetelstat to be commercially available for many years, if at all. Our clinical development program for imetelstat may not lead to regulatory approval from the FDA and similar foreign regulatory authorities if we fail to demonstrate that imetelstat is safe and effective. If imetelstat cannot be successfully developed in clinical trials, including in the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, our business and business prospects would be severely and adversely affected, and we might cease operations. Even if we do successfully complete one or more clinical trials of imetelstat in hematologic myeloid malignancies, including the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, the results will not necessarily be predictive of results of future pivotal trials that may be needed before we may submit a New Drug Application, or NDA, to the FDA for the initial or other future indications. We may therefore fail to further develop or commercialize imetelstat, which would severely and adversely affect our business and business prospects, and might cause us to cease operations.

Obtaining potential future regulatory clearances to market imetelstat in the U.S. and other countries is a costly and lengthy process, and we cannot predict when or if regulatory authorities will approve imetelstat for commercial sale.

The process of obtaining marketing approvals, both in the U.S. and abroad, is lengthy, expensive and uncertain. It may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. Securing marketing approval requires the submission of extensive non-clinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. The FDA or other regulatory authorities may determine that imetelstat is not safe and effective, only moderately effective or has undesirable or unintended side effects, toxicities or other characteristics that preclude us from obtaining marketing approval or prevent or limit imetelstat’s commercial use. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render imetelstat not commercially viable. We do not expect imetelstat to be approved for commercial sale for many years, if at all.

In addition, changes in marketing approval policies during the development period, changes in or the enactment or promulgation of additional statutes, regulations or guidance, or changes in regulatory review for a submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional non-clinical, clinical or other studies. The FDA and regulatory authorities in other countries will assess the overall benefit-risk profile of imetelstat, and may conclude that the overall benefit-risk profile of imetelstat does not merit approval of imetelstat for marketing or further development for any indication. In addition, with respect to the trial design for the planned Phase 3 clinical trial in refractory MF, the FDA urged us to consider adding a third dosing arm to the trial to assess a lower dose and/or a more frequent dosing schedule that might improve the trial’s chance of success by identifying a less toxic regimen and/or more effective spleen response, one of the trial’s secondary endpoints. While we believe that testing a lower dose regimen would likely result in a lower median OS, the trial’s primary endpoint, in the imetelstat treatment arm without a clinically meaningful reduction in toxicity and we therefore determined not to add a third dosing arm to the trial design, our belief may ultimately be incorrect and our failure to add a third dosing arm, as urged to be considered by the FDA, could result in delays or failures to obtain regulatory clearance from the FDA to commence the trial or could result in the trial’s failure, or could otherwise delay, limit or prevent marketing approval of imetelstat by the FDA. Varying interpretations of the data obtained from non-clinical and clinical testing could delay, limit or prevent marketing approval of imetelstat which would harm imetelstat’s future value and our business and business prospects.

Imetelstat must receive all relevant regulatory approvals before it may be marketed in the U.S. or other countries. Obtaining regulatory approval is a lengthy, expensive and uncertain process. For example, following the result of a referendum in 2016, the United Kingdom left the European Union on January 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom will be subject to a transition period until December 31, 2020, during which EU rules will continue to apply. Negotiations between the United Kingdom and the European Union are expected to continue in relation to the customs and trading relationship between the United Kingdom and the European Union after December 31, 2020. Although the impact of the withdrawal of the United Kingdom from the European Union will not be known for some time, this could lead to a period of considerable uncertainty in relation to the regulatory process in Europe, which could result in a delay in the review of regulatory submissions made in Europe by biotechnology and pharmaceutical companies, including potentially by us in the future, and could also lead to less efficient, more expensive, and potentially lengthier regulatory review processes for companies like us, who may seek to obtain regulatory approval for drug products in the European Union or the United Kingdom. Such regulatory changes in the United Kingdom or elsewhere could adversely affect and/or delay our ability to obtain approval of, and market and sell, imetelstat in the U.S. or other countries.

Regulatory agencies may also not approve the labeling claims that are necessary or desirable for the successful commercialization of a drug, such as imetelstat. For example, future regulatory clearances, if any, that we might obtain for imetelstat may be limited to fewer or narrower indications than we might request, or may be granted subject to the performance of post-marketing studies. Future regulatory clearances, if any, may be limited to a smaller patient population, or may require a different drug formulation or a different manufacturing process, than we might in the future decide to seek.

Any delay in obtaining or failure to obtain required approvals of imetelstat, or limitations on any regulatory approval that we might receive in the future, if any, could reduce the potential commercial use of imetelstat, and potential market demand for imetelstat and therefore result in decreased revenue for us from any commercialization of imetelstat, any of which would severely and adversely affect our financial results, the price of our common stock, our business and business prospects, and the future of imetelstat, and might cause us to cease operations.

Although orphan drug designation has been granted to imetelstat for the treatment of MF and MDS in the U.S., and for MF in the EU, these designations may not be maintained, which would eliminate the benefits associated with orphan drug designation, including the potential for market exclusivity, which would likely result in decreased sales revenue from commercialization of imetelstat, if any, and would likely harm our business and business prospects.

The FDA granted orphan drug designation to imetelstat in June 2015 for the treatment of MF and for the treatment of MDS in December 2015, and the European Medicines Agency, or EMA, granted orphan drug designation in December 2015 to imetelstat for the treatment of MF. The designation of imetelstat as an orphan drug does not guarantee that any regulatory authority will accelerate regulatory review of, or ultimately approve, imetelstat, nor does it limit the ability of any regulatory authority to grant orphan drug designation to product candidates of other companies that treat the same indications as imetelstat prior to imetelstat receiving any exclusive marketing approval.

We may lose orphan drug exclusivity if the FDA or EMA determines that the request for orphan drug designation was materially defective or if we cannot ensure sufficient quantities of imetelstat to meet the needs of patients with MF or MDS.

Even if we maintain orphan drug exclusivity for imetelstat, the exclusivity may not effectively protect imetelstat from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan drug product is approved, the FDA or EMA can subsequently approve a different drug with the same active moiety for the same condition, if the FDA or EMA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. The occurrence of any of these events could result in decreased sales of imetelstat, should it ever receive marketing approval, and may harm our business and business prospects. In addition, orphan drug designation will neither shorten the development time nor regulatory review time for imetelstat, and it does not give imetelstat any advantage in the regulatory review or approval process.

A Fast Track designation by the FDA, such as the Fast Track designations received for imetelstat for MDS and relapsed/refractory MF, does not guarantee marketing approval and may not lead to a faster development, regulatory review or approval process.

In October 2017, the FDA granted Fast Track designation to imetelstat for the treatment of adult patients with transfusion-dependent anemia due to Low or Intermediate-1 risk MDS who are non-del(5q) and who are refractory or resistant to treatment with an ESA. In September 2019, the FDA granted Fast Track designation to imetelstat for the treatment of adult patients with Intermediate-2 or High-risk MF whose disease has relapsed after or is refractory to JAK inhibitor treatment.

Fast Track designation provides opportunities for frequent interactions with FDA review staff, as well as eligibility for priority review, if relevant criteria are met, and rolling review of the sponsor’s NDA. Fast Track designation is intended to facilitate and expedite development and review of an NDA to address unmet medical needs in the treatment of serious or life-threatening conditions. However, Fast Track designation does not accelerate conduct of clinical trials or mean that the regulatory requirements are less stringent, nor does it ensure that any imetelstat NDA will be approved or that any approval will be granted within any particular timeframe. In addition, the FDA may withdraw Fast Track designation for any indication if it believes that the designation is no longer supported by data emerging from the imetelstat clinical development program.

Failure to achieve continued compliance with government regulations could delay or halt potential commercialization of imetelstat.

Approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including import restrictions, seizure and withdrawal of the product from the market. If approved for commercial sale, future sales of imetelstat will be subject to government regulation related to numerous matters, including the processes of:

●	manufacturing;
●	advertising and promoting;
●	selling and marketing;
●	labeling; and
●	distribution.

If, and to the extent that, we are unable to comply with these regulations, our ability to earn potential revenue from the commercialization of imetelstat, if any, would be materially and adversely impacted.

Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

●	recall or seizure of products;
●	injunctions against the import, manufacture, distribution, sales and/or marketing of products; and
●	criminal prosecution.

The imposition of any of these penalties or other commercial limitations would severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

Risks Related to Our Financial Position and Need For Additional Financing

Our failure to obtain substantial additional capital following this offering would force us to further delay, reduce or eliminate development of imetelstat, including the planned Phase 3 clinical trial in refractory MF and any potential proof-of-concept studies in other hematologic myeloid malignancies, and our potential future imetelstat commercialization efforts, any of which would severely and adversely affect our financial results, business and business prospects, and might cause us to cease operations.

Successful drug development and commercialization requires significant amounts of capital. In this regard, we believe that our existing capital resources, together with the net proceeds from this offering and future interest income, will be sufficient to enable us to obtain top-line results from the Phase 3 portion of IMerge and, depending on the amount of net proceeds in this offering, to complete patient enrollment in the planned Phase 3 clinical trial in refractory MF. In this regard, in the event that we raise less than $95.0 million in net proceeds in this offering, our capital resources may be insufficient to enable us to complete patient enrollment in the planned Phase 3 clinical trial in refractory MF without raising additional capital following this offering, and in the event we raise less than $85.0 million of net proceeds in this offering, we will need to raise additional capital following this offering in order to complete patient enrollment in this trial. In any event, we will require substantial additional capital following this offering in order to further advance the imetelstat program, including to conduct and complete the planned Phase 3 clinical trial in refractory MF, and to conduct the research and development, clinical, regulatory and potential commercialization activities necessary to bring imetelstat to market. In this regard, our ability to conduct and complete, and potentially, enroll, the planned Phase 3 clinical trial in refractory MF, or to commence, conduct and complete potential proof-of-concept studies in other hematologic myeloid malignancies, will be dependent on our ability to raise substantial additional capital following this offering. In addition, our ability to commercialize imetelstat in the U.S., if regulatory approval is granted, depends on us being able to establish sales and marketing capabilities. Because the outcome of any clinical activities and/or regulatory approval process is highly uncertain, we cannot reasonably estimate whether any development activities we may undertake will succeed, and we may never recoup our investment in any imetelstat development, which would adversely affect our financial condition and our business and business prospects, and might cause us to cease operations. Our future capital requirements are difficult to forecast and will depend on many factors, including:

●	the accuracy of the assumptions underlying our estimates for our capital needs;
●

the scope, progress, timing, magnitude and costs of clinical development, manufacturing and potential commercialization of imetelstat, including the number of indications being pursued, subject to clearances and approvals by the FDA and other regulatory authorities;

●

the scope, progress, duration, results and costs of current and potential future clinical trials, including the Phase 3 portion of IMerge, the planned Phase 3 clinical trial in refractory MF and potential proof-of-concept studies in other hematologic myeloid malignancies, as well as non-clinical studies and assessments, of imetelstat;

●

the costs, timing and outcomes of regulatory reviews or other regulatory actions related to imetelstat, such as obtaining regulatory clearances and approvals for the planned Phase 3 clinical trial in refractory MF in the U.S. and in other countries;

●	the costs of preparing, filing and prosecuting patent applications and maintaining, enforcing and defending intellectual property-related claims;
●	the costs of manufacturing imetelstat, including our ability to achieve any meaningful reduction in manufacturing costs;
●	the costs of multiple third-party vendors and service providers, including our CROs and CMOs, to pursue the development, manufacturing and potential commercialization of imetelstat;
●

our ability to establish, enforce and maintain collaborative or other strategic arrangements for research, development, clinical testing and manufacturing of imetelstat and potential future commercialization and marketing;

●	our ability to successfully market and sell imetelstat, if imetelstat receives future regulatory approval or clearance, in the U.S. and other countries;
●	our need to successfully recruit and retain additional key personnel to support the development and potential future commercialization of imetelstat;
●	the costs and timing necessary to build a U.S. sales force to market and sell imetelstat, should it receive regulatory clearance;
●	the sales price for imetelstat;
●	the availability of coverage and adequate third-party reimbursement for imetelstat;
●	expenses associated with the pending putative securities class action lawsuits and potential additional related lawsuits, as well as any other litigation;
●	the extent and scope of our general and administrative expenses, including expenses associated with pending and potential future litigation;
●

the costs of maintaining and operating facilities in California and New Jersey, including costs related to the extension of the lease term for our Menlo Park facility due to the “shelter in place” orders issued by the County of San Mateo and the State of California as a result of the COVID-19 pandemic, as well as higher expenses for travel when travel becomes possible in light of the COVID-19 pandemic, telecommunications and administrative oversight;

●

the costs of enabling our personnel to telecommute as required by federal, state and local “shelter in place” or comparable orders, including providing supplies, equipment and technology necessary for them to perform their responsibilities; and

●	the amount of net proceeds we receive in this offering.

As a result of the termination of the Collaboration Agreement effective September 28, 2018, we are responsible for funding all clinical development, manufacturing, intellectual property maintenance and potential commercial activities for the imetelstat program. In order to further advance the imetelstat program, including conducting and completing, and potentially, enrolling, the planned Phase 3 clinical trial in refractory MF or commencing, conducting and completing other potential future clinical trials in other indications, such as potential proof-of-concept studies in other hematologic myeloid malignancies, we will need to raise substantial additional capital or establish additional collaborative arrangements with third-party collaborative partners, which may not be possible. In addition, as a result of the termination of the Collaboration Agreement, we will not receive any milestone payments or royalties from Janssen for the development or sale of imetelstat, including any clinical development milestones. If we are unable to raise additional capital or establish alternative collaborative arrangements with third-party collaborative partners for imetelstat, the development of imetelstat may be further delayed, altered or abandoned, which might cause us to cease operations.

Additional financing through public or private equity financings, capital lease transactions or other financing sources may not be available on acceptable terms, or at all. We may be unable to raise equity capital, or may be forced to do so at a stock price or on other terms that could result in substantial dilution of ownership for our stockholders. The receptivity of the public and private equity markets to proposed financings has been substantially affected by uncertainty in the general economic, market and political climate caused by the evolving effects of the COVID-19 pandemic, and may in the future be affected by other factors which are unpredictable and over which we have no control. In this regard, the effects of the COVID-19 pandemic have increased market volatility and could result in a significant long-term disruption of global financial markets, which could reduce or eliminate our ability to raise additional funds through financings, and could negatively impact the terms upon which we may raise those funds.

In addition, we may seek additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. Due to uncertainty in the general economic, market and political climate, we may determine that it is necessary or appropriate to raise additional funds proactively to meet longer-term anticipated operating plans. To the extent that we raise additional capital following this offering through the sale of equity or convertible debt securities, your ownership interest may be diluted, and the terms may include liquidation or other preferences that materially and adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through alliance, collaborative or licensing arrangements with third parties, we may have to relinquish valuable rights to imetelstat or our technologies or grant licenses on terms that are not favorable to us.

We cannot assure you that our existing capital resources together with the net proceeds from this offering and future interest income, and potential future sales of our common stock, will be sufficient to fund our operating plans. In any event, we will continue to need substantial additional funds following this offering to meet operational needs and capital requirements to advance the imetelstat program in clinical development, including to conduct and complete the planned Phase 3 clinical trial in refractory MF and potential commercialization, and our need for additional funds may arise sooner than planned. If adequate funds are not available on a timely basis, if at all, we may be unable to pursue further development, including fully enrolling and conducting and completing the planned Phase 3 clinical trial in refractory MF, or commencing, conducting or completing potential proof-of-concept studies in other hematologic myeloid malignancies, or pursuing potential commercialization of imetelstat, which would severely harm our business and we might cease operations.

We currently have no source of product revenue and may never become consistently profitable.

Although we were profitable in 2015 due to the recognition of revenue in connection with the upfront payment from Janssen under the Collaboration Agreement, we have otherwise never been profitable and have incurred operating losses every year since our operations began in 1990. We will not receive any future milestone-based or royalty payments from Janssen relating to imetelstat, nor will Janssen share the cost of ongoing or future clinical trials of imetelstat or the costs for patents that were licensed to them under the terminated Collaboration Agreement, after September 28, 2018. We expect to continue to incur significant additional operating losses and our operating losses are likely to substantially increase given our sole financial responsibility for imetelstat clinical development activities. As of December 31, 2019, our accumulated deficit was approximately $1.1 billion. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations.

Substantially all of our revenues to date have been payments under collaboration agreements and milestones, royalties and other revenues from our licensing arrangements. With the termination of the Collaboration Agreement effective September 28, 2018, we have no ongoing collaboration agreements related to imetelstat. The patents underlying our license agreements related to our human telomerase reverse transcriptase, or hTERT, technology have expired. Any final revenues generated from our remaining licensing agreements related to our hTERT technology are expected to be minimal, and will be insufficient to sustain our operations. We have no current plans to enter into any new corporate collaboration, partnership or license agreements that result in revenues.

We also expect to experience increased negative cash flow for the foreseeable future as we fund our operations and imetelstat clinical development activities advance. This will result in decreases in our working capital, total assets and stockholders’ equity. Further, we may be unable to replenish our working capital by future financings. We will need to generate significant revenues to achieve consistent future profitability. We may never achieve consistent future profitability. Even if we do become profitable in the future, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve consistent future profitability could negatively impact the market price of our common stock and our ability to sustain operations.

The 2017 comprehensive tax reform bill, as modified by recent tax law changes enacted in March 2020, and possible future changes in tax laws or regulations could adversely affect our business and financial condition.

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act of 2017, which we refer to as the Tax Act, which significantly revised the Internal Revenue Code of 1986, as amended, or the Code. Future guidance from the U.S. Internal Revenue Service and other tax authorities with respect to the Tax Act may affect us, and certain aspects of the Tax Act could be repealed or modified in future legislation. In addition, in response to the COVID-19 pandemic, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act, was signed into law in March 2020. The CARES Act lifts certain deduction limitations originally imposed by the Tax Act.

Changes in corporate tax rates, the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings, and the deductibility of expenses under the Tax Act and the CARES Act or future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future U.S. tax expense. The foregoing items, as well as any other future changes in tax laws, could have a material adverse effect on our business, cash flow, financial condition, or results of operations. In addition, it is uncertain if and to what extent various states will conform to the Tax Act, the CARES Act or any newly enacted federal tax legislation.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Our net operating loss carryforwards attributable to tax years ending before 2018 could expire unused and be unavailable to offset future income tax liabilities. Under the Tax Act, federal net operating losses incurred in taxable years beginning in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses arising in taxable years beginning after 2020 is limited. Under the CARES Act, corporate taxpayers may carryback net operating losses originating in taxable years beginning after 2017 and before 2021 for up to five years, which was not previously allowed under the Tax Act. The CARES Act also eliminates in part the 80% of taxable income limitations of the Tax Act by allowing corporate entities to fully utilize net operating loss carryforwards to offset taxable income in taxable years beginning in 2018, 2019 or 2020. It is uncertain if and to what extent various states will conform to the federal tax law changes. In addition, under Section 382 of the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change taxable income or taxes may be limited. Changes in our stock ownership, some of which are outside of our control, may have resulted in, or this offering or other future changes could result in, an ownership change. If a limitation were to apply, utilization of a portion of our domestic net operating loss and tax credit carryforwards could be limited in future periods. In addition, a portion of the carryforwards may expire before being available to reduce future income tax liabilities which could adversely impact our financial position.

Risks Related to Manufacturing Imetelstat

Failure by us to establish and/or maintain a manufacturing supply chain to appropriately and adequately supply imetelstat for future clinical and commercial uses, would result in a further delay in or cessation of clinical trials and a further delay in or our inability to obtain regulatory approvals of imetelstat, and our business and business prospects could be severely harmed, and we could cease operations.

Although we have received inventories of drug product, drug substance and raw materials from Janssen under the Supply Agreement that meet our specifications, some of this material will require further processing in order to be used in clinical trials, and/or may also require regulatory review and acceptance prior to use. Therefore, we continue to work to re-establish our own manufacturing supply chain in order to further process the Janssen purchased materials as well as to be able to manufacture and supply additional quantities of imetelstat that meet applicable regulatory standards for current and potential future clinical trials and potential commercial uses. The process of manufacturing imetelstat is complex and subject to several risks, including:

●	the ability to scale-up and attain sufficient production yields with appropriate quality control and quality assurance;
●	reliance on third-party contract manufacturing organizations, or CMOs, and suppliers, whose efforts we do not control;
●	supply chain issues, including the timely availability and shelf life requirements of raw materials and other supplies, any of which may be impacted by the evolving effects of the COVID-19 pandemic;
●	shortage of qualified personnel; and
●

regulatory acceptance and compliance with regulatory requirements, which are less well-defined for oligonucleotide products than for small molecule drugs and vary in each country where imetelstat might be sold or used.

As a result of these and other risks, we may be unable to establish and/or maintain a manufacturing supply chain capable of providing imetelstat for the Phase 3 portion of IMerge, the planned Phase 3 clinical trial in refractory MF, and/or other potential future clinical trials of imetelstat, and potential future commercial uses, which would delay or result in a cessation of the Phase 3 portion of IMerge, the planned Phase 3 clinical trial in refractory MF, or other potential future clinical trials of imetelstat. Occurrence of any such events would further delay or preclude any applications for regulatory approval and therefore further delay or preclude our ability to earn revenue from the commercialization, if any, of imetelstat, which would severely and adversely affect our financial results, business and business prospects, and might cause us to cease operations.

If third parties that manufacture imetelstat fail to perform as needed, then the clinical and commercial supply of imetelstat will be limited, and we may be unable to conduct or complete current or potential future clinical trials of imetelstat or to commercialize imetelstat in the future.

Our planned imetelstat manufacturing supply chain is expected to rely solely upon third-party contractors to perform certain process development or other technical and scientific work with respect to imetelstat, as well as to supply starting materials and manufacture drug substance and drug product. While we have established arrangements with third parties for the manufacture of imetelstat, our manufacturing supply chain is highly specialized, and as such we are reliant upon a small group of third-party contractors to supply starting materials, drug substance and drug product. Failure by such third-party contractors to perform in a timely manner, or at all, could further delay, perhaps substantially, or preclude our ability to pursue imetelstat development on our own, increase our costs and otherwise negatively affect our financial results, business and business prospects. We may not be able to obtain imetelstat from third-party contractors on acceptable terms, or at all. We expect to rely on third-party contractors to produce and deliver sufficient quantities of imetelstat and other materials to support clinical trials on a timely basis and to comply with applicable regulatory requirements. We will not have direct control over these third-party personnel or operations. Reliance on these third-party manufacturers is subject to numerous risks, including:

●	being unable to identify suitable third-party manufacturers, because the number of potential manufacturers is limited;
●

delays and disruptions experienced by third-party manufacturers due to the evolving effects of the COVID-19 pandemic, which could adversely impact the ability of such parties to fulfill their contractual obligations to us;

●	regulatory authorities may require significant activities to validate and qualify any replacement manufacturer, which could involve new testing and compliance inspections;
●	being unable to execute timely contracts with additional third-party manufacturers on acceptable terms, or at all;
●

the inability of third-party manufacturers to timely formulate and manufacture imetelstat or to produce imetelstat in the quantities or of the quality required to meet clinical and commercial needs, whether due to the evolving effects of the COVID-19 pandemic or any other reasons;

●	decisions by third-party manufacturers to exit the contract manufacturing business during the time required to supply clinical trials or to successfully produce, store and distribute products;
●

compliance by third-party manufacturers with current Good Manufacturing Practice, or cGMP, standards mandated by the FDA and state agencies and other government regulations corresponding to foreign regulatory authorities;

●	breach or termination of manufacturing contracts;
●	inadequate storage or maintenance at contracted facilities resulting in theft or spoilage;
●	capacity limitation and scheduling imetelstat manufacturing activities as a priority in contracted facilities; and
●	natural disasters that affect contracted facilities.

Each of these risks could lead to delays or shortages in drug supply, or the inability to manufacture drug supply necessary for non-clinical and clinical activities, and commercialization. For example, manufacturing delays could adversely impact the conduct or completion of the Phase 3 portion of IMerge or the commencement, conduct or completion of the planned Phase 3 clinical trial in refractory MF or other potential future clinical trials, or preclude or delay potential future commercial sales, which could severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

In addition, third-party contractors and/or any other contractors may need to make substantial investments to enable sufficient capacity increases and cost reductions, and to implement those regulatory and compliance standards necessary for successful Phase 3 clinical trials and commercial production of imetelstat. These third-party contractors may not be willing or able to achieve such capacity increases, cost reductions, or regulatory and compliance standards, and even if they do, such achievements may not be at commercially reasonable costs. Changing manufacturers may be prolonged and difficult due to inherent technical complexities and because the number of potential manufacturers is limited. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms, or at all.

It may not be possible to manufacture imetelstat at costs or scales necessary to conduct clinical trials or potential future commercialization activities.

Oligonucleotides are relatively large molecules produced using complex chemistry, and the cost of manufacturing an oligonucleotide like imetelstat is greater than the cost of making typical small molecule drugs. Therefore, imetelstat for clinical use is more expensive to manufacture than most other treatments currently available today or that may be available in the future. Similarly, the cost of manufacturing imetelstat for commercial use will need to be significantly lower than current costs in order for imetelstat to become a commercially successful product. We may not be able to achieve sufficient scale increases or cost reductions necessary for successful commercial production of imetelstat. Failure to achieve necessary cost reductions could result in decreased sales, if any, for us, which would materially and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

Risks Related to Transition of the Imetelstat Program to Geron

Poor performance by Janssen of the imetelstat program prior to its transition to us, or lack of cooperation following its transition to us, could severely and adversely affect imetelstat’s future value and our business and business prospects, and might cause us to cease operations.

Although transition of the imetelstat program to us was completed by the end of September 2019, risks to our ability to develop imetelstat related to our past collaboration remain, including:

●	disputes may arise concerning the achievement of development, regulatory and commercial objectives, or our license to the proprietary rights developed by Janssen under the Collaboration Agreement, which may result in costly litigation or arbitration that diverts our management’s attention and resources;

●	we may become aware of errors or deficiencies in the conduct of the imetelstat program prior to its transition to us, and/or in the transition of the imetelstat program to us, which could adversely impact our future development of imetelstat;

●	Janssen may refuse to provide, or may be unable to provide, information requested by the FDA or other regulatory authorities regarding the time period when Janssen was responsible for the imetelstat program;

●	failure to comply with applicable regulatory guidelines prior to our assumption of sponsorship of the imetelstat program could result in administrative or judicially imposed sanctions on us, including warning letters, civil and criminal penalties, injunctions, product seizures or detention, product recalls, total or partial suspension of manufacturing activities, and the potential refusal to approve any new drug applications;

●	our ability to maintain the INDs for imetelstat and to submit required regulatory reports within required timelines may be compromised if all data and information from the imetelstat program, including IMbark and IMerge, was not fully transferred to us; and

●	Janssen may not properly maintain or defend intellectual property rights developed by Janssen under the Collaboration Agreement that we have licensed from Janssen, may use our proprietary information in such a way as to cause disputes that could jeopardize or invalidate our proprietary information or expose us to potential litigation, or may disclose our proprietary information in a manner that could put our intellectual property rights at risk.

The occurrence of any of these events could severely and adversely affect imetelstat’s future value and our business and business prospects, and might cause us to cease operations.

Risks Related to Managing Our Growth and Other Business Operations

We may be unable to successfully retain or recruit key personnel to support the development and potential future commercialization of imetelstat or to otherwise successfully manage our growth.

Our ability to successfully develop imetelstat in the future and to potentially commercialize imetelstat depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our staff. In addition, we will need to maintain and continue to hire experienced personnel in clinical science, biostatistics, clinical operations, pharmacovigilance, quality, manufacturing, regulatory affairs, medical affairs and sales and marketing, to enable us to further develop and potentially commercialize imetelstat.

We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions, and competition in our geographic regions is particularly intense. The substantial risks and uncertainties related to our development and potential commercialization of imetelstat, as well as the previous restructurings we implemented and the risks and uncertainties regarding our future business viability, could have an adverse impact on our ability to retain and recruit qualified personnel or we may incur unanticipated inefficiencies caused by our reduced personnel resources. We may also face higher than expected personnel costs in order to attract new management or development personnel, or to maintain our current executive officers and staff. If we are unable to successfully retain, motivate and incentivize our existing personnel, or to attract, assimilate and retain other highly qualified management and senior development personnel in the future on acceptable terms, our ability to further develop imetelstat will be impaired, and our business and the price of our common stock would be adversely impacted. Further, if members of our management and other key personnel in critical functions across our organization are unable to perform their duties or have limited availability due to the evolving effects of the COVID-19 pandemic, we may not be able to execute on our business strategy and/or our operations may be negatively impacted.

As our operations continue to expand, we expect that we will need to manage new and additional relationships with various service providers, vendors, suppliers and other third parties, as well as additional and expanded office locations, for example, our recently leased office in northern New Jersey and the relocation of our corporate headquarters in California. Our ability to timely occupy and relocate to our new corporate headquarters in California has been delayed by the “shelter in place” order currently in effect in San Mateo County, and further depends on the performance by our lessor, as well as contractors and other third parties, of their contractual obligations. Such continued growth and expansion will require members of our management to assume significant added responsibilities. Our performance in managing any such future growth, if ineffective, could negatively impact our business prospects. We may not successfully manage our imetelstat development efforts effectively, including our current and potential future imetelstat clinical trials. If we fail to achieve key development goals, our abilities to grow as a company, and to further develop and potentially commercialize imetelstat, could be prevented or hindered, and our business and business prospects would be severely harmed, which might cause us to cease operations.

We expect imetelstat to remain our sole product candidate for the foreseeable future. If we are unable to successfully develop or commercialize imetelstat, our business and business prospects would be severely harmed, which might cause us to cease operations.

We plan to focus our efforts on the further development of imetelstat in hematologic myeloid malignancies. Accordingly, we do not currently have any plans to engage in any efforts to discover new product candidates. In addition, the outcome of our future efforts, if any, to seek to acquire and/or in-license other oncology products, product candidates, programs or companies in order to diversify our product candidate portfolio are highly uncertain and may be unsuccessful. As a result, we will be wholly reliant upon the development of imetelstat, our sole product candidate, for the foreseeable future. If we are unable to successfully develop and commercialize imetelstat, our business and business prospects would be severely harmed, which might cause us to cease operations.

If we are unable to establish potential future collaborative arrangements for imetelstat, we may have to delay, alter or abandon our imetelstat development and commercialization plans.

We intend to develop imetelstat broadly for hematologic myeloid malignancies, and to potentially commercialize, market and sell imetelstat in the U.S. We plan to seek another collaborative partner or partners, at an appropriate time, to assist us in the potential development and commercialization of imetelstat outside the U.S., and to provide funding for such activities. We face significant competition in seeking appropriate collaborative partners, and these potential collaborative arrangements are complex and time consuming to negotiate, document and implement. Our ability to seek and establish potential collaborative arrangements may be delayed by the evolving effects of the COVID-19 pandemic. We may not be able to negotiate collaborative arrangements on acceptable terms, or at all. In this regard, collaborative arrangements with third parties may require us to relinquish material rights, including revenue from potential commercialization, on terms that are less attractive than under the Collaboration Agreement we had with Janssen, or to assume material ongoing development obligations that we would have to fund or otherwise support.

In any event, we are unable to predict when, if ever, we will enter into any collaborative arrangements because of the numerous risks and uncertainties associated with establishing collaborative arrangements. Moreover, as a result of the termination of the Collaboration Agreement and the significant risks and uncertainties regarding the future imetelstat development program, potential collaborative partners may be reluctant to enter into new collaborative arrangements with us, or may only be willing to do so on terms that are not favorable to us. As a result, we may not be successful in finding a new collaborative partner or partners on favorable terms, if at all. If we are unable to negotiate collaborative arrangements, we may have to:

●	curtail the development of imetelstat;
●	further delay, alter or abandon the imetelstat development program;
●	further delay or abandon the potential commercialization of imetelstat;
●	reduce the scope of potential future sales or marketing activities; or
●	increase our expenditures and undertake development or commercialization activities at our own expense, which will require substantial additional capital than our current resources.

In order to advance the imetelstat program, including to conduct and complete, and potentially, enroll, the planned Phase 3 clinical trial in refractory MF, or to commence, conduct and complete other potential future clinical trials of imetelstat, as well as undertaking potential commercialization activities for imetelstat in the U.S., we will need to raise substantial additional capital following this offering. In addition, if we elect to increase our expenditures to fund imetelstat development or commercialization activities outside the U.S., we will be required to substantially increase our personnel resources and we will need to obtain substantial further capital, which may not be available to us on acceptable terms, or at all. If we are unable to raise substantial additional capital following this offering, we will not be able to advance the imetelstat program, including conducting and completing the planned Phase 3 clinical trial in refractory MF or other potential future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies, nor will we be able to bring imetelstat to market and generate product revenues. Establishing the infrastructure necessary to further develop, commercialize, market and sell imetelstat worldwide will require substantial resources and may divert the attention of our management and key personnel and negatively impact our imetelstat development or commercialization efforts in the U.S.

We currently have no products approved for commercial sale and we have not yet demonstrated an ability to obtain marketing approvals for any product candidates, which makes it difficult to assess our future viability.

We have never derived any revenue from the sales of any products. Our operations to date have been limited to organizing and staffing our company, acquiring, developing and securing our technology, undertaking non-clinical studies and clinical trials of imetelstat and past product candidates that we have subsequently discontinued, and engaging in research and development under collaboration agreements. We have not yet demonstrated an ability to obtain regulatory approvals for commercialization activities, formulate and manufacture commercial-scale products, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, for these and other reasons discussed elsewhere in these risk factors, it is difficult to predict our future success and the viability of our business and the imetelstat program.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims or claims related to clinical trial conduct.

Our business exposes us to potential product liability and other risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We may become subject to product liability claims or claims related to clinical trial conduct if the use of imetelstat is alleged to have injured patients, including any injuries alleged to arise from any hepatotoxicity or hemorrhagic event associated with the use of imetelstat. We currently have limited clinical trial liability insurance, and we may not be able to maintain this type of insurance for any clinical trials, including the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, or this type of insurance may become too expensive for us to afford because of the highly risky and uncertain nature of clinical trials generally and the high cost of insurance for our business activities. In addition, business liability and product liability insurance are becoming increasingly expensive, particularly for biotechnology and pharmaceutical companies, and the pool of insurers offering insurance coverage to biotechnology and pharmaceutical companies generally is becoming smaller, making it more difficult to obtain insurance for our business activities at a reasonable price, or at all. Being unable to obtain or maintain product liability, clinical trial liability, or other insurance for our business activities in the future on acceptable terms or with adequate coverage against potential liabilities would have a material adverse effect on our business, and could cause us to cease our development of imetelstat.

We and certain of our officers have been named as defendants in two putative securities class action lawsuits and a shareholder derivative lawsuit. These lawsuits, and potential similar or related lawsuits, could result in substantial damages, divert management’s time and attention from our business, and have a material adverse effect on our results of operations. These lawsuits, and any other lawsuits to which we are subject, will be costly to defend or pursue and are uncertain in their outcome.

Securities-related class action lawsuits and/or derivative lawsuits have often been brought against companies, including biotechnology and biopharmaceutical companies, that experience volatility in the market price of their securities. This risk is especially relevant for us because we often experience significant stock price volatility in connection with our product development activities.

Between January 23 and March 5, 2020, three putative securities class action lawsuits were filed against us and certain of our officers. One of the lawsuits was voluntarily dismissed on March 19, 2020. The other two lawsuits are pending in the U.S. District Court for the Northern District of California, or the Northern District. The remaining putative securities class action lawsuits, which were consolidated on May 14, 2020, allege violations of the Securities Exchange Act of 1934, as amended, or the Exchange Act, in connection with allegedly false and misleading statements made by us related to IMbark during the period from March 19, 2018 to September 26, 2018. The complaints allege, among other things, that we violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 by failing to disclose facts related to the alleged failure of IMbark to meet the two primary endpoints of the trial, spleen response rate and Total Symptom Score, and that our stock price dropped when such information was disclosed. The plaintiffs seek damages and interest, and an award of reasonable costs, including attorneys’ fees.

On April 23, 2020, a shareholder derivative action, or the Derivative Lawsuit, was filed in the Northern District, naming as defendants certain of our current and former board members. The plaintiff in the Derivative Lawsuit alleges breach of fiduciary duty and violations of Section 14 of the Exchange Act, based on the same underlying facts as the putative securities class action lawsuits described above. The plaintiff seeks damages, corporate governance reforms, equitable relief, restitution, and an award of reasonable costs, including attorneys’ fees. On May 19, 2020, the court deferred the Derivative Lawsuit until 30 days after an order on a motion to dismiss in the putative securities class action lawsuits.

It is possible that additional lawsuits will be filed, or allegations received from stockholders, with respect to these same or other matters and also naming us and/or our officers and directors as defendants. Such lawsuits and any other related lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of such lawsuits is necessarily uncertain. We could be forced to expend significant resources in the defense of the pending lawsuits and any additional lawsuits, and we may not prevail. In addition, we may incur substantial legal fees and costs in connection with such lawsuits. We currently are not able to estimate the possible cost to us from these matters, as the pending lawsuits are currently at an early stage, and we cannot be certain how long it may take to resolve the pending lawsuits or the possible amount of any damages that we may be required to pay. Monitoring, initiating and defending against legal actions is time-consuming for our management, is likely to be expensive and may detract from our ability to fully focus our internal resources on our business activities. We could be forced to expend significant resources in the settlement or defense of the pending lawsuits and any potential future lawsuits, and we may not prevail in such lawsuits. Additionally, we may not be successful in having any such lawsuits dismissed or settled within the limits of our insurance coverage.

We have not established any reserve for any potential liability relating to the pending lawsuits or any potential future lawsuits. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. A decision adverse to our interests in the pending lawsuits, or in similar or related litigation, could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our business, our stock price, cash flow, results of operations and financial condition.

We may be subject to third-party litigation, and such litigation would be costly to defend or pursue and uncertain in its outcome.

Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. We may experience employment-related disputes as we seek to expand our personnel resources. We may face litigation with Janssen arising from or related to the Collaboration Agreement and/or its termination. We may become involved in performance or other disputes with the CROs we have retained to support our imetelstat clinical development activities, or with other third parties such as service providers, vendors, manufacturers, suppliers or consultants, which could result in a further delay or cessation of current and potential future clinical trials and otherwise significantly further delay our ability to develop imetelstat. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us.

Lawsuits are subject to inherent uncertainties, and defense and disposition costs depend upon many unknown factors. Despite the availability of insurance, we may incur substantial legal fees and costs in connection with litigation. Lawsuits could result in judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise negatively affect our legal or contractual rights, which could have a significant adverse effect on our business. In addition, the inherent uncertainty of such litigation could lead to increased volatility in our stock price and a decrease in the value of your investment in our common stock.

Risks Related to Protecting Our Intellectual Property

Our success and the success of our planned future development and commercialization of imetelstat will depend on our ability to protect our technologies and imetelstat through patents and other intellectual property rights.

Protection of our proprietary technology is critically important to our business. Our success will depend in part on our ability to obtain, maintain, enforce and extend our patents and maintain trade secrets, both in the U.S. and in other countries.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing imetelstat or our technology and/or limit the duration of the patent protection for imetelstat and our technology. In the event that we are unsuccessful in obtaining, maintaining, enforcing and extending our patents and other intellectual property rights or having our licensors maintain the intellectual property rights we have licensed, the value of imetelstat and/or our technologies will be adversely affected, and we may not be able to further develop or potentially commercialize imetelstat. Loss or impairment of our intellectual property related to imetelstat might further delay or halt ongoing or potential future clinical trials of imetelstat and any applications for regulatory approval, and therefore further delay or preclude any future development or commercialization of imetelstat by us. Further, if imetelstat is approved for commercial sale, such loss of intellectual property rights could impair our ability to exclude others from commercializing products similar or identical to imetelstat and therefore result in decreased sales for us. Occurrence of any of these events would materially and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

Obtaining and maintaining our patent rights depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for noncompliance with these requirements.

The U.S. Patent and Trademark Office, or the Patent Office, and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or patent applications will have to be paid to the Patent Office and various government patent agencies outside the U.S. over the lifetime of our owned and licensed patents and/or patent applications and any patent rights we may own or license in the future. Maintaining such compliance may be impacted by the COVID-19 pandemic. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, nonpayment of fees and failure to properly legalize and submit formal documents. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with imetelstat or similar products, and this circumstance could harm our business and business prospects and the future of imetelstat. In addition, if we are responsible for patent prosecution and maintenance of patent rights in-licensed to us, any of the foregoing could expose us to liability to the applicable patent owner.

Patent terms may be inadequate to protect our competitive position on imetelstat for an adequate amount of time.

Patents have a limited lifespan. In the U.S., the natural expiration of a patent is generally 20 years after its first effective nonprovisional filing date. Given the amount of time required for the development, testing and regulatory review of imetelstat, patents protecting imetelstat might expire before imetelstat is commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to imetelstat.

Under the Hatch-Waxman Act, a patent may be eligible for future patent term restoration of up to five years under certain circumstances. Depending upon the timing, duration and specifics of any potential marketing approval of imetelstat, one or more of our owned or licensed U.S. patents may be eligible for patent term extension under the Hatch-Waxman Act. Similar extensions are also available in certain foreign countries and territories, such as in Japan and in Europe. If we fail to apply for applicable patent term extensions or adjustments, we will have a more limited time during which we can enforce our granted patent rights. In addition, should we seek such a patent term extension, we may not be granted any such patent term extension and/or the applicable time period of such patent term extension could be less than five years. Moreover, in some countries, including the U.S., the scope of protection for claims under such patent term extensions, if any, does not extend to the full scope of the claims but is limited to the product composition as approved. If we do not have sufficient patent life to protect imetelstat, our financial results, business and business prospects, and the future of imetelstat would be materially and adversely affected, which might cause us to cease operations.

Changes in U.S. or foreign patent law or interpretations of such patent laws could diminish the value of our patents in general, thereby impairing our ability to protect our technologies and imetelstat.

The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions. In particular, legal principles for biotechnology and pharmaceutical patents in the U.S. and in other countries are evolving, and the extent to which we will be able to obtain patent coverage to protect our technologies and imetelstat, or enforce or defend issued patents, is uncertain.

A number of significant changes to U.S. patent law occurred when the Leahy-Smith America Invents Act, or the AIA, was signed into law on September 16, 2011. These include provisions that affect the way patent applications are examined and may affect patent litigation. Many of the substantive changes to patent law associated with the AIA, and in particular, the first to file provisions, became effective on March 16, 2013. For example, the AIA limits where a patentee may file a patent infringement suit, and provides for post-grant review procedures, which expands the grounds for any third party to assert invalidity of issued claims before the U.S. Patent and Trademark Office. The AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Since the publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years, the persons or entities that we name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or the first to file patent applications for these inventions. As a result, we may not be able to obtain patents for discoveries that we otherwise would consider patentable and that we consider to be extremely significant to the future success of imetelstat. Thus, our ability to protect our patentable intellectual property depends, in part, on our ability to be the first to file patent applications with respect to our inventions or inventions that were developed by Janssen under the Collaboration Agreement and to which we have an exclusive license for the future development, commercialization and manufacture of imetelstat. Delay in the filing of a patent application for any purpose, including further development or refinement of an invention, may result in the risk of loss of patent rights.

U.S. court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. On March 20, 2012, in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., the Court held that several claims drawn to measuring drug metabolite levels from patient samples and correlating them to drug doses were not patentable subject matter. In addition, court rulings in cases such as BRCA1- & BRCA2-Based Hereditary Cancer Test Patent Litig. and Promega Corp. v. Life Technologies Corp. have also narrowed the scope of patent protection available in certain circumstances. In addition to increasing uncertainty with regard to our ability to obtain certain patent claims in the future, this combination of events may have created uncertainty with respect to the value of certain patents we have previously obtained or in-licensed.

Following the result of a referendum in 2016, the United Kingdom left the European Union on January 31, 2020, commonly referred to as Brexit. Pursuant to the formal withdrawal arrangements agreed between the United Kingdom and the European Union, the United Kingdom will be subject to a transition period until December 31, 2020, during which EU rules will continue to apply. Negotiations between the United Kingdom and the European Union are expected to continue in relation to the customs and trading relationship between the United Kingdom and the European Union after December 31, 2020. The impact of the withdrawal of the United Kingdom from the European Union will not be known for some time, which could lead to a period of considerable uncertainty relating to our ability to obtain and maintain Supplementary Protection Certificates of imetelstat based on our United Kingdom patents and our ability to establish and maintain European trademarks in the United Kingdom.

In 2012, the European Union Patent Package, or EU Patent Package, regulations were passed with the goal of providing for a single pan-European Unity Patent, or UP, and a new European Unified Patent Court, or UPC, for litigation of European patents. Once established, the UPC would have jurisdiction over traditional European patents and new UPs in the United Kingdom and all Contracting Member States of the European Union. However, the United Kingdom has indicated that it will not take part in the UPC after Brexit and Germany’s constitutional court has recently ruled against ratification. It is uncertain that implementation of the EU Patent Package will occur in 2020. If the EU Patent Package is ratified and in effect, all European patents, including those issued prior to ratification, would by default automatically fall under the jurisdiction of the UPC and allow for the possibility of obtaining pan-European injunctions. Under the EU Patent Package as currently proposed, once the UPC is established, patent holders are permitted to “opt out” of the UPC on a patent-by-patent basis, although the time permitted for this opt-out is not yet known. Owners of traditional European patent applications who receive notice of grant after the EU Patent Package is ratified could validate the patent nationally, and file an opt-out demand. The EU Patent Package may increase the uncertainties and costs surrounding the enforcement or defense of our issued European patents. The full impact on future European patent filing strategy and the enforcement or defense of our issued European patents in member states and/or the UPC is not known.

Depending on decisions by the U.S. federal courts, the Patent Office and similar authorities in foreign jurisdictions, the interpretation of laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents. Occurrence of these events and/or significant impairment of our imetelstat patent rights would severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, which might cause us to cease operations.

Challenges to our owned or licensed patent rights would result in costly and time-consuming legal proceedings that could prevent or limit development of imetelstat.

Our patents or those patent rights we have licensed, including patent rights that we may seek with respect to inventions made by past or future collaborators, may be challenged through administrative or judicial proceedings, which could result in the loss of important patent rights. For example, where more than one party seeks U.S. patent protection for the same technology in patent applications that are subject to the law before the implementation of the AIA, the Patent Office may declare an interference proceeding in order to ascertain the party to which the patent should be issued. Patent interferences are typically complex, highly contested legal proceedings, subject to appeal. They are usually expensive and prolonged, and can cause significant delay in the issuance of patents. Our pending patent applications or our issued patents, or those we have licensed and may license from others, may be drawn into interference proceedings or be challenged through post-grant review procedures or litigation, any of which could delay or prevent the issuance of patents, or result in the loss of issued patent rights. We may not be able to obtain from our past or future collaborators the information needed to support our patent rights which could result in the loss of important patent rights.

Under the AIA, interference proceedings between patent applications filed on or after March 16, 2013 have been replaced with other types of proceedings, including derivation proceedings. The AIA also includes post-grant review procedures subjecting U.S. patents to post-grant review procedures similar to European oppositions, such as inter partes review, or IPR, covered business method post-grant reviews and other post-grant reviews. This applies to all of our U.S. patents and those we have licensed and may license from others, even those issued before March 16, 2013. Because of a lower evidentiary standard necessary to invalidate a patent claim in Patent Office proceedings compared to the evidentiary standard in U.S. federal court, a third-party could potentially provide evidence in a Patent Office proceeding sufficient for the Patent Office to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third-party could attempt to use the Patent Office procedures to invalidate patent claims that would not have been invalidated if first challenged by the third-party as a defendant in a district court action. U.S. patents owned or licensed by us may therefore be subject to post-grant review procedures, as well as other forms of review and re-examination. In addition, the IPR process under the AIA permits any person, whether they are accused of infringing the patent at issue or not, to challenge the validity of certain patents. As a result, entities associated with hedge funds have challenged valuable pharmaceutical patents through the IPR process. Significant impairment of our imetelstat patent rights would severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, which might cause us to cease operations.

Certain jurisdictions, such as Europe, New Zealand and Australia, permit oppositions to be filed against granted patents or patents proposed to be granted. Because we seek to enable potential global commercialization of imetelstat, securing both proprietary protection and freedom to operate outside of the U.S. is important to our business. Opposition proceedings require significant time and costs, and if we are unsuccessful or are unable to commit these types of resources to protect our imetelstat patent rights, we could lose our patent rights and we could be prevented or limited in the development and commercialization of imetelstat.

As more groups become engaged in scientific research and product development in the areas of telomerase biology and hematologic malignancies, the risk of our patents, or patents that we have in-licensed, being challenged through patent interferences, derivation proceedings, IPRs, post-grant proceedings, oppositions, re-examinations, litigation or other means will likely increase. For example, litigation may arise as a result of our decision to enforce our patent rights against third parties. Challenges to our patents through these procedures would be extremely expensive and time-consuming, even if the outcome was favorable to us. An adverse outcome in a patent dispute could severely harm our ability to further develop or commercialize imetelstat, or could otherwise have a material adverse effect on our business, and might cause us to cease operations, by:

●	causing us to lose patent rights in the relevant jurisdiction(s);
●	subjecting us to litigation, or otherwise preventing us from commercializing imetelstat in the relevant jurisdiction(s);
●	requiring us to obtain licenses to the disputed patents;
●	forcing us to cease using the disputed technology; or
●	requiring us to develop or obtain alternative technologies.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, maintaining, defending and enforcing patents on imetelstat and our technologies in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S. are less extensive than those in the U.S. The requirements for patentability may differ in certain countries, particularly in developing countries; thus, even in countries where we do pursue patent protection, there can be no assurance that any patents will issue with claims that cover imetelstat and our technologies. There can be no assurance that we will obtain or maintain patent rights in or outside the U.S. under any future license agreements. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S., even in jurisdictions where we pursue patent protection, or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with imetelstat and our technologies and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology and pharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Proceedings to enforce our patent rights, even if obtained, in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. While we intend to protect our intellectual property rights in major markets for imetelstat, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market imetelstat. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop.

We may be subject to infringement claims that are costly to defend, and such claims may limit our ability to use disputed technologies and prevent us from pursuing research, development, manufacturing or commercialization of imetelstat.

The commercial success of imetelstat will depend upon our ability to research, develop, manufacture, market and sell imetelstat without infringing or otherwise violating the intellectual property and other proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries, and many pharmaceutical companies, including potential competitors, have substantial patent portfolios. In the event our technologies infringe the rights of others or require the use of discoveries and technologies controlled by third parties, we may be prevented from pursuing research, development, manufacturing or commercialization of imetelstat, or may be required to obtain licenses to those patents or other proprietary rights or develop or obtain alternative technologies. For example, we are aware that certain third parties have or may be prosecuting patents and patent estates that may relate to imetelstat, and while we believe these patents will expire before imetelstat is able to be commercialized and/or that these patents are invalid and/or would not be infringed by the manufacture, use or sale of imetelstat, it is possible that the owner(s) of these patents will assert claims against us in the future. If that were to occur, we might need to obtain unblocking licenses from such third parties, develop alternative non-infringing technologies, which we may not be able to do at an acceptable cost or on acceptable terms, or at all, or cease the development of imetelstat. In addition, while our past collaboration agreements have terminated, we are still subject to indemnification obligations to our collaborators, including with respect to claims of third-party patent infringement.

Since we cannot be aware of all intellectual property rights potentially relating to imetelstat and its uses, we do not know with certainty that imetelstat, or the intended commercialization thereof, does not and will not infringe or otherwise violate any third-party’s intellectual property. Any infringement claims against us would likely be expensive to resolve, and the cost of any unblocking license that we could be required to obtain is unpredictable and could be significant. If we are unable to resolve an infringement claim successfully, we could be subject to an injunction that would prevent us from potentially commercializing imetelstat and could also require us to pay substantial damages. In addition to infringement claims, in the future we may also be subject to other claims relating to intellectual property, such as claims that we have misappropriated the trade secrets of third parties. Provided that we are successful in continuing the development of imetelstat, we expect to see more efforts by others to obtain patents that are positioned to cover imetelstat. Our success therefore depends significantly on our ability to operate without infringing patents and the proprietary rights of others.

We may become aware of discoveries and technologies controlled by third parties that are advantageous or necessary to further develop or manufacture imetelstat. Under such circumstances, we may initiate negotiations for licenses to other technologies as the need or opportunity arises. We may not be able to obtain a license to a technology required to pursue the research, development, manufacture or commercialization of imetelstat on commercially favorable terms, or at all, or such licenses may be terminated on certain grounds, including as a result of our failure to comply with the obligations under such licenses. If we do not obtain a necessary license or if such a license is terminated, we may need to redesign such technologies or obtain rights to alternative technologies, which may not be possible, and even if possible, could cause further delays in the development efforts for imetelstat and could increase the development and/or production costs of imetelstat. In cases where we are unable to license necessary technologies, we could be subject to litigation and prevented from pursuing research, development, manufacturing or commercialization of imetelstat, which would materially and adversely impact our business. Failure by us to obtain rights to alternative technologies or a license to any technology that may be required to pursue research, development, manufacturing or commercialization of imetelstat would further delay current and potential future clinical trials of imetelstat and any applications for regulatory approval, impair our ability to sell imetelstat, if approved, and therefore result in decreased sales of imetelstat for us. Occurrence of any of these events would materially and adversely affect our business, and might cause us to cease operations.

We may become involved in disputes with past or future collaborator(s) over intellectual property inventorship, ownership or use, and publications by us, or by investigators, scientific consultants, research collaborators or others. Such disputes could impair our ability to obtain patent protection or protect our proprietary information, which, in either case, could have a significant impact on our business.

Inventions discovered under research, material transfer or other collaboration agreements may become jointly owned by us and the other party to such agreements in some cases, and may be the exclusive property of either party in other cases. Under some circumstances, it may be difficult to determine who invents and owns a particular invention, or whether it is jointly owned, and disputes can arise regarding inventorship, ownership and use of those inventions. These disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business if we were not able to protect our license rights to these inventions. In addition, clinical trial investigators, scientific consultants and research collaborators generally have contractual rights to publish data and other proprietary information, subject to review by the trial sponsor. Publications by us, or by investigators, scientific consultants, previous employees, research collaborators or others, either with permission or in contravention of the terms of their agreements with us or without past or future collaborators, may impair our ability to obtain patent protection or protect proprietary information which would have a material adverse effect on our business, and might cause us to cease operations.

Much of the information and know-how that is critical to our business is not patentable, and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

We sometimes rely on trade secrets to protect our proprietary technology, especially in circumstances in which we believe patent protection is not appropriate or available. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot provide assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

In May 2016, the Defend Trade Secrets Act of 2016, or the DTSA, was enacted, providing a federal cause of action for misappropriation of trade secrets. Under the DTSA, an employer may not collect enhanced damages or attorney fees from an employee or contractor in a trade secret dispute brought under the DTSA, unless certain advanced provisions are observed. We cannot provide assurance that our existing agreements with employees and contractors contain notice provisions that would enable us to seek enhanced damages or attorneys’ fees in the event of any dispute for misappropriation of trade secrets brought under the DTSA.

Significant disruptions of information technology systems, including cloud-based systems, or breaches of data security could adversely affect our business.

Our business is increasingly dependent on critical, complex and interdependent information technology systems, including cloud-based systems, to support business processes as well as internal and external communications. In particular, the COVID-19 pandemic has caused us to modify our business and information technology practices, including the requirement that our employees work remotely and not in our offices. Our computer and information technology systems, including in our remote work environment as a result of the COVID-19 pandemic, and those of our collaborators, service providers and contractors, are potentially vulnerable to breakdown, malicious intrusion, malware, computer viruses, natural disasters, terrorism, war, and telecommunication and electrical failures that may result in damage to or the impairment of key business processes, or the loss or corruption of confidential information, including intellectual property, proprietary business information and personal information. Such disruptions and breaches of security could have a material adverse effect on our business, financial condition and results of operations. The costs to us to mitigate network security problems, bugs, viruses, worms, malicious software programs and security vulnerabilities could be significant, and while we have implemented security measures to protect our data security and information technology systems, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service and other harm to our business and our competitive position. In addition, we rely on our collaborators, service providers, including our CROs, and contractors to establish and maintain appropriate information technology systems and data security protections. However, except for contractual duties and obligations, we have limited ability to control their actions related to such matters. If such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our imetelstat development program. For example, the loss of clinical trials data from completed, ongoing or planned clinical trials could result in delays in potential regulatory approval efforts and significantly increase our costs to recover or reproduce the data.

In addition, our computer and information technology systems, as well as those of our collaborators, service providers and contractors, are potentially vulnerable to data security breaches, whether by employees, contractors, consultants, malware, phishing attacks, or other cyber-attacks, that may expose confidential information, intellectual property, proprietary business information or personal information to unauthorized persons. If a data security breach affects our systems or those of third parties upon which we rely, corrupts our data or results in the unauthorized disclosure or release of personally identifiable information by our collaborators, service providers, contractors or us, our reputation could be materially damaged, and we could be subject to significant fines, increased costs or loss of revenue. In addition, such a breach may require notification to governmental agencies, supervisory bodies, credit reporting agencies, the media or individuals pursuant to various federal, state and foreign data protection, privacy and security laws, regulations and guidelines, if applicable. These may include state breach notification laws, and the EU General Data Protection Regulation (EU) 2016/679, or GDPR. Accordingly, a data security breach or privacy violation that leads to unauthorized access to, disclosure or modification of personal information (including protected health information), that prevents access to personal information or materially compromises the privacy, security, or confidentiality of the personal information, could result in fines, increased costs or loss of revenue as a result of:

●	harm to our reputation;
●	fines or penalties imposed on us by regulatory authorities;
●	additional compliance obligations or enforcement measures under federal, state or foreign laws;
●	remediation and corrective action we undertake as required by law or as otherwise necessary;
●	litigation and potential civil or criminal liability; and
●	requirements to verify the accuracy of affected data.

If we are unable to prevent such data security breaches or privacy violations or implement satisfactory remedial measures, our operations could be disrupted, and we may suffer loss of reputation, financial loss and other regulatory penalties because of lost or misappropriated information, including sensitive patient data. In addition, these breaches and other inappropriate access can be difficult to detect, and any delay in identifying them may lead to increased harm of the type described above. Moreover, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information, trade secrets or other intellectual property. While we have implemented security measures to protect our computer and information technology systems, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently, become more sophisticated, and often are not recognized until launched against a target, we or our collaborators, service providers or contractors may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, failure to maintain effective internal accounting controls related to data security breaches and cybersecurity in general could impact our ability to produce timely and accurate financial statements and could subject us to regulatory scrutiny.

Changes in and failures to comply with U.S. and foreign privacy and data protection laws, regulations and standards may adversely affect our business, operations and financial performance.

We are subject to or affected by numerous federal, state and foreign laws and regulations, as well as regulatory guidance, governing the collection, use, disclosure, retention, and security of personal data, such as information that we collect about patients and healthcare providers in connection with clinical trials in the U.S. and abroad. Although we became Privacy Shield certified by the U.S. Department of Commerce’s International Trade Administration in April 2019, there is a risk that our Privacy Shield certification could be revoked or held by a court of competent jurisdiction to be an invalid basis for the transfer of personal data outside of the European Economic Area. The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, affect our or our collaborators’, service providers’ and contractors’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal information, necessitate the acceptance of more onerous obligations in our contracts, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. Any failure or perceived failure by us or our collaborators, service providers and contractors to comply with federal, state or foreign laws or regulation, our internal policies and procedures or our contracts governing processing of personal information could result in negative publicity, diversion of management time and effort and proceedings against us by governmental entities or others. In many jurisdictions, enforcement actions and consequences for noncompliance are rising.

In the U.S., California adopted the California Consumer Privacy Act, or CCPA, which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered companies to provide new disclosures to California consumers (as that word is broadly defined in the CCPA), provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. It remains unclear how the CCPA will be interpreted, but as currently written, it may impact our business activities and exemplifies the vulnerability of our business to not only cyber threats but also the evolving regulatory environment related to personal data. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S. Other states are beginning to pass similar laws.

Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to ensure compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations. Furthermore, the laws are not consistent, and compliance in the event of a widespread data breach is costly.

Our operations abroad may also be subject to increased scrutiny or attention from data protection authorities. Many countries in these regions have established or are in the process of establishing privacy and data security legal frameworks with which we, our collaborators, service providers, including our CROs, and contractors must comply. For example, the EU has adopted the GDPR, which went into effect in May 2018 and introduces strict requirements for processing the personal information of EU subjects, including clinical trial data. The GDPR has and will continue to increase compliance burdens on us, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and process information about them. The processing of sensitive personal data, such as physical health condition, may impose heightened compliance burdens under the GDPR and is a topic of active interest among foreign regulators. In addition, the GDPR provides for more robust regulatory enforcement and fines of up to €20 million or 4% of the annual global revenue of the noncompliant company, whichever is greater. As we expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.

Risks Related to This Offering, Our Common Stock and Financial Reporting

Historically, our stock price has been extremely volatile.

Historically, our stock price has been extremely volatile. Between April 1, 2010 and March 31, 2020, our stock has traded as high as $7.79 per share and as low as $0.75 per share. Between April 1, 2019 and March 31, 2020, the price has ranged between a high of $2.14 per share and a low of $0.75 per share. The significant market price fluctuations of our common stock have been due to and may in the future be influenced by a variety of factors, including:

●	termination of the Collaboration Agreement by Janssen in September 2018;
●

announcements regarding the research and development of imetelstat, or results of, further delays in, discontinuation of, or further modifications or refinements to any clinical trials of imetelstat, including the Phase 3 portion of IMerge or the planned Phase 3 clinical trial in refractory MF, for any reason, or our inability, for any reason, to successfully continue the development of imetelstat;

●

obtaining substantial additional capital, on commercially reasonable terms, necessary to advance the development of imetelstat, including conducting and completing, and potentially, enrolling, the planned Phase 3 clinical trial in refractory MF, or commencing, conducting and completing potential other future clinical trials of imetelstat, such as potential proof-of-concept studies in other hematologic myeloid malignancies;

●	preliminary, interim or final clinical trial data reported with respect to current or potential future clinical trials of imetelstat, and investor perceptions thereof;
●

not receiving timely regulatory clearances or approvals in any jurisdiction, whether within or outside of the U.S., including, if we do not obtain regulatory clearance to commence, modify, conduct or continue clinical trials of imetelstat in MF, MDS or any additional hematologic myeloid malignancies in a timely manner or at all;

●

announcements regarding the safety of imetelstat and partial or full clinical holds placed on the imetelstat INDs by the FDA or other regulatory authorities, or other regulatory developments related to imetelstat;

●	the experimental nature of imetelstat;
●	the terms and timing of any future collaboration agreements for the development and potential commercialization of imetelstat in countries outside of the U.S. that we may establish;
●	the demand in the market for our common stock;
●	announcements of technological innovations, new commercial products, or clinical progress or lack thereof by us, potential future collaborative partners or our competitors;
●	fluctuations in our operating results;
●	increased or continuing operating losses as a result of our sole financial responsibility for the development and potential future commercialization of imetelstat or otherwise;
●

general domestic and international market conditions or market conditions relating to the biopharmaceutical and pharmaceutical industries, especially given the recent volatility caused by the COVID-19 pandemic;

●	announcements concerning imetelstat proprietary rights;
●	comments by securities analysts or other third parties, including blogs, articles and other media;
●	large stockholders exiting their position in our common stock or an increase in the short interest in our common stock;

●	announcements of or developments concerning pending and potential future litigation;
●	the issuance of common stock to partners, vendors or investors to raise additional capital; and
●	the occurrence of any other risks and uncertainties discussed under the heading “Risk Factors.”

Stock prices and trading volumes for many biopharmaceutical companies fluctuate widely for a number of reasons, including factors which may be unrelated to their businesses or results of operations, such as media coverage, statements made on message boards and social media forums, legislative and regulatory measures and the activities of various interest groups or organizations. In addition to the risk factors described in this section, overall market volatility, as well as general domestic or international economic, market and political conditions, including those resulting from the evolving effects of the COVID-19 pandemic, could materially and adversely affect the market price of our common stock and the return on your investment in our securities.

In addition, as further discussed in the Risk Factor above entitled “We and certain of our officers have been named as defendants in two putative securities class action lawsuits and a shareholder derivative lawsuit. These lawsuits, and potential similar or related lawsuits, could result in substantial damages, divert management’s time and attention from our business, and have a material adverse effect on our results of operations. These lawsuits, and any other lawsuits to which we are subject, will be costly to defend or pursue and are uncertain in their outcome”, we and two of our officers have been named as defendants in two putative class action lawsuits. In addition, certain of our current and former board members have been named as defendants in the Derivative Lawsuit filed in the Northern District. Such lawsuits have often been instituted against companies, including us, whose securities have experienced periods of volatility in market price. The pending lawsuits and any lawsuits brought against us in the future could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources, which could result in delays of the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF and/or could preclude or delay potential future clinical trials, such as potential proof-of-concept studies in other hematologic myeloid malignancies, or could preclude or delay commercialization efforts.

We may fail to continue to meet the listing standards of Nasdaq, and as a result our common stock may be delisted, which could have a material adverse effect on the liquidity of our common stock.

Our common stock is currently traded on The Nasdaq Global Select Market. The Nasdaq Stock Market LLC has requirements that a company must meet in order to remain listed on Nasdaq. In particular, Nasdaq rules require us to maintain a minimum closing bid price of $1.00 per share of our common stock. On March 12, 2020, the closing price of our common stock was $0.99 per share, and while the closing price of our common stock rose to $1.03 per share on March 19, 2020, and has subsequently remained at or above the minimum closing bid price of $1.00 per share from March 19, 2020 through the date of this prospectus supplement, it may in the future fall below the closing minimum bid price of $1.00 per share. Although Nasdaq has temporarily suspended enforcement of its continued listing rules related to the minimum bid price requirement in light of the effects of the COVID-19 pandemic, if the closing bid price of our common stock were to remain below $1.00 per share for 30 consecutive trading days, or we do not meet other listing requirements, we would fail to be in compliance with Nasdaq’s listing standards. There can be no assurance that we will continue to meet the minimum bid price requirement, or any other requirement in the future. If we fail to meet the minimum bid price requirement once the temporary suspension is lifted, The Nasdaq Stock Market LLC may initiate the delisting process with a notification letter. If we were to receive such a notification, we would be afforded a grace period of 180 calendar days to regain compliance with the minimum bid price requirement. In order to regain compliance, shares of our common stock would need to maintain a minimum closing bid price of at least $1.00 per share for a minimum of 10 consecutive trading days. In addition, we may be unable to meet other applicable Nasdaq listing requirements, including maintaining minimum levels of stockholders’ equity or market values of our common stock, in which case our common stock could be delisted. If our common stock were to be delisted, the liquidity of our common stock would be adversely affected, and the market price of our common stock could decrease.

The sale of a substantial number of shares may adversely affect the market price of our common stock.

As of December 31, 2019, we had 450,000,000 shares of common stock authorized for issuance and 199,814,581 shares of common stock outstanding. In addition, we had reserved 45,395,620 shares of our common stock for future issuance pursuant to our option and equity incentive plans and outstanding warrant as of December 31, 2019. In addition, under the universal shelf registration statement filed by us in May 2018 and declared effective by the SEC in July 2018, we may sell any combination of common stock, preferred stock, debt securities and warrants in one or more offerings, up to a cumulative value of $250 million (including shares sold in this offering).

Future sales of our common stock or the perception that such sales could occur, or the issuance of common stock to fund our operations and imetelstat development, could cause immediate dilution and adversely affect the market price of our common stock. The sale or issuance of our securities, as well as the existence of outstanding options and shares of common stock reserved for issuance under our option and equity incentive plans and outstanding warrant, also may adversely affect the terms upon which we are able to obtain additional capital through the sale of equity securities, which could negatively affect the market price of our common stock and the return on your investment.

Our undesignated preferred stock may inhibit potential acquisition bids; this may adversely affect the market price of our common stock and the voting rights of holders of our common stock.

Our certificate of incorporation provides our board of directors with the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imported upon these shares without further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may be adversely affected.

In addition, if in the future, we issue preferred stock that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Management will have broad discretion as to the use of the proceeds from this offering and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

If you purchase securities in this offering, you will experience immediate dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising transactions.

Purchasers of our securities in this offering will pay a combined price per share of common stock (or pre-funded warrant) and accompanying purchase warrant to purchase 0.5 of a share of common stock in this offering that exceeds the net tangible book value per share of our common stock. After giving effect to this offering at the combined public offering price of $           per share (and assuming no sale of any pre-funded warrants) and accompanying purchase warrant to purchase 0.5 of a share of common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (but excluding the shares of common stock to be issued and the proceeds received, if any, from exercises of the purchase warrants or pre-funded warrants being offered in this offering), you will experience immediate dilution of $           per share, representing the difference between our as adjusted net tangible book value per share as of December 31, 2019 after giving effect to this offering (but without giving effect to the exercise of the purchase warrants or pre-funded warrants being offered in this offering) and the combined public offering price. If the holders of the purchase warrants exercise the purchase warrants in full, our as adjusted net tangible book value per share after this offering would be $           , representing an immediate increase in as adjusted net tangible book value per share of $           to existing stockholders and immediate dilution in as adjusted net tangible book value per share of $           to new investors purchasing securities in this offering. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you purchase our securities in this offering.

Since December 31, 2019, we have sold an aggregate of 3,496,616 shares of our common stock for aggregate gross proceeds of approximately $4.2 million under the B. Riley FBR Sales Agreement, which is not included in the discussion above. If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase our securities in this offering, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than either the combined price per share (or pre-funded warrant) and accompanying purchase warrant to purchase 0.5 of a share of common stock paid by investors in this offering or the exercise price you may pay upon exercise of the purchase warrants, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

There is no public market for the purchase warrants or the pre-funded warrants being offered by us in this offering.

There is no established public trading market for the purchase warrants or the pre-funded warrants being sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the purchase warrants or the pre-funded warrants on any securities exchange or recognized trading system. Without an active market, the liquidity of the purchase warrants or the pre-funded warrants will be limited.

The purchase warrants are speculative in nature. You may not be able to recover your investment in the purchase warrants, and the purchase warrants may expire worthless.

The purchase warrants do not confer any rights of common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of purchase warrants may exercise their right to acquire the underlying common stock and pay an exercise price per share equal to $          , subject to certain adjustments, and the period the purchase warrants are to be exercisable relates to our announcement, if applicable, of positive top-line safety and efficacy results from the Phase 3 portion of IMerge. Under current assumptions, we expect that top-line results from the Phase 3 portion of IMerge will be available in the second half of 2022; accordingly, the period the purchase warrants will be outstanding could be as short as a little over two years if the top-line safety and efficacy results from the Phase 3 portion of IMerge are positive, as defined in the purchase warrants, and will in any event expire on December 31, 2025, after which any unexercised purchase warrants will have no further value. Moreover, following this offering, the market value of the purchase warrants, if any, is uncertain and there can be no assurance that the market value of the purchase warrants will equal or exceed their imputed offering price. In addition, there can be no assurance that the market price of our common stock will equal or exceed the exercise price of the purchase warrants for a sustained period of time or at all, and, consequently, it may not ever be profitable for holders of the purchase warrants to exercise the purchase warrants.

Holders of the purchase warrants and pre-funded warrants will have no rights as common stockholders until they acquire our common stock.

Until you acquire shares of our common stock upon exercise of the purchase warrants or the pre-funded warrants, you will have no rights with respect to our common stock issuable upon exercise of the purchase warrants or the pre-funded warrants, including the right to receive dividend payments, vote or respond to tender offers. Upon exercise of your purchase warrants or the pre-funded warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Provisions in our charter, bylaws and Delaware law may inhibit potential acquisition bids for us, which may prevent holders of our common stock from benefiting from what they believe may be the positive aspects of acquisitions and takeovers.

Provisions of our charter documents and bylaws may make it substantially more difficult for a third-party to acquire control of us and may prevent changes in our management, including provisions that:

●	prevent stockholders from taking actions by written consent;
●	divide the board of directors into separate classes with terms of office that are structured to prevent all of the directors from being elected in any one year; and
●	set forth procedures for nominating directors and submitting proposals for consideration at stockholders’ meetings.

Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations. In addition, we have individual severance agreements with our executive officers and a company-wide severance plan, either of which could require a potential acquirer to pay a higher price. Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

Our amended and restated bylaws provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our amended and restated bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

●	any derivative action or proceeding brought on our behalf,
●	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders;
●	any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, our certificate of incorporation, or our bylaws, or
●	any action asserting a claim governed by the internal affairs doctrine.

While the exclusive forum provisions in our bylaws do not apply to lawsuits brought to enforce a duty or liability created by the Exchange Act or the Securities Act of 1933, as amended, or any claim for which the federal courts have exclusive jurisdiction, these provisions may nonetheless limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our current or former directors, officers, or other employees, which may discourage such lawsuits against us and our current or former directors, officers, and other employees. Alternatively, if a court were to find the exclusive forum provisions contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material and adverse impact on our business and our financial condition.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we establish and maintain an adequate internal control structure and procedures for financial reporting. Our annual reports on Form 10-K must contain an annual assessment by management of the effectiveness of our internal control over financial reporting and must include disclosure of any material weaknesses in internal control over financial reporting that we have identified. In addition, our independent registered public accounting firm must provide an opinion annually on the effectiveness of our internal control over financial reporting.

The requirements of Section 404 are ongoing and also apply to future years. We expect that our internal control over financial reporting will continue to evolve as our business develops. Although we are committed to continue to improve our internal control processes and we will continue to diligently and vigorously review our internal control over financial reporting in order to ensure compliance with Section 404 requirements, any control system, regardless of how well designed, operated and evaluated, can provide only reasonable, not absolute, assurance that its objectives will be met. Therefore, we cannot be certain that material weaknesses or significant deficiencies will not exist or otherwise be discovered in the future, particularly in light of our increased reliance on personnel working remotely as a result of the COVID-19 pandemic. If material weaknesses or other significant deficiencies occur, such weaknesses or deficiencies could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.

Risks Related to Competitive Factors

Competitors may develop products, product candidates or technologies that are superior to or more cost-effective than ours, which may significantly impact the development and commercial viability of imetelstat, which would severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

The pharmaceutical and biotechnology industries are characterized by intense and dynamic competition with rapidly advancing technologies and a strong emphasis on proprietary products. While we believe our proprietary oligonucleotide chemistry; experience with the biological mechanisms related to imetelstat, telomeres and telomerase; clinical data to date indicating potential disease-modifying activity with imetelstat treatment; and knowledge and expertise around the development of potential treatments for hematologic myeloid malignancies provide us with competitive advantages, we face competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Imetelstat will compete, if approved, with other products and therapies that currently exist, are being developed or will in the future be developed, some of which we may not currently be aware.

If approved for commercial sale for the treatment of lower risk MDS, imetelstat would compete against a number of currently existing therapies, including ESAs and other hematopoietic growth factors that are indicated for anemia; immunomodulators, such as Revlimid (lenalidomide) by Celgene Corporation, a Bristol-Myers Squibb Corporation, or Celgene; hypomethylating agents, such as Vidaza (azacitidine) by Celgene or other manufacturers of generic azacitidine, Dacogen (decitabine) by Otsuka America Pharmaceutical, Inc. and other manufacturers in the U.S. and Janssen in the EU; and Reblozyl (luspatercept), a TGF-beta inhibitor, by Acceleron Pharma, Inc., or Acceleron, in collaboration with Celgene.

Other therapies currently in Phase 3 development in lower risk MDS, some of which may obtain regulatory approval earlier than imetelstat include roxadustat, a hypoxia-inducible factor prolyl hydroxylase inhibitor, by FibroGen, Inc.; and APR-246, an activator of p53 protein, by Aprea Therapeutics, Inc.

In addition, there are multiple Phase 1 and Phase 2 clinical trials of other agents for lower risk MDS, including but not limited to: LB-100, a PP2A inhibitor being developed by Lixte Biotechnology Holdings, Inc.; ASTX727, a DNA methyltransferase (DNMT) inhibitor, being developed by Astex Pharmaceuticals; bemcentinib, an AXL inhibitor being developed by BerGenBio ASA; H3B-8800, a spliceosome inhibitor being developed by H3 Biomedicine, Inc.; and KER-050, a TGF-beta inhibitor being developed by Keros Therapeutics.

If approved for commercial sale for the treatment of MF, imetelstat would compete against currently approved JAK inhibitors, Jakafi (ruxolitinib) by Incyte Corporation and Inrebic (fedratinib) by Celgene. Other treatment modalities for MF include hydroxyurea for the management of splenomegaly, leukocytosis, thrombocytosis and constitutional symptoms; splenectomy and splenic irradiation for the management of splenomegaly and co-existing cytopenias, or low blood cell counts; chemotherapy and pegylated interferon. Drugs for the treatment of MF-associated anemia include ESAs, androgens, danazol, corticosteroids, thalidomide and lenalidomide.

Other therapies currently in Phase 3 development in Intermediate-2 or High-Risk myelofibrosis, some of which may obtain regulatory approval earlier than imetelstat include pacritinib, a JAK inhibitor, by CTI Biopharma, and momelotinib, a JAK inhibitor, by Sierra Oncology. Non-JAK inhibitor approaches for MF currently under investigation that could compete with imetelstat in the future include CPI-0610, a BET inhibitor, by Constellation Pharmaceuticals, Inc.; and luspatercept, a TGF-beta inhibitor, by Acceleron, in collaboration with Celgene. In addition, there are multiple Phase 1 and Phase 2 clinical trials of other agents including but not limited to PRM-151, an anti-fibrosis antibody, by Promedior, Inc.; navitoclax, a BCLXL, BCL-2 and BCLW inhibitor, by AbbVie; LCL 161, an inhibitor of apoptosis protein (IAP), by Novartis; and KRT-232, an inhibitor of MDM2, by Kartos Therapeutics, Inc.

Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. We anticipate increased competition in the future as new companies explore treatments for hematologic myeloid malignancies, which may significantly impact the commercial viability of imetelstat. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to imetelstat. These companies and institutions compete with us in recruiting and retaining qualified development and management personnel as well as in acquiring technologies complementary to the imetelstat program.

Many of our competitors, either alone or with their strategic partners, could have substantially greater financial, technical and human resources than we do and significantly greater experience in obtaining FDA and other regulatory approvals of treatments and commercializing those treatments. We believe that the commercial success of imetelstat is subject to a number of factors, including,

●	product efficacy and safety;

●	method of product administration;

●	cost of manufacturing;

●	the timing and scope of regulatory consents;

●	status of coverage and level of reimbursement;

●	level of generic competition

●	price; and

●	patent position, including potentially dominant patent positions of others.

As a result of the foregoing, competitors may develop more commercially desirable or affordable products than imetelstat, or achieve earlier patent protection or product commercialization than we may be able to achieve with imetelstat. Competitors have developed, or are in the process of developing, technologies that are, or in the future may be, competitive to imetelstat. Some of these products may have an entirely different approach or means of accomplishing therapeutic effects similar or superior to those that may be demonstrated by imetelstat. Competitors may develop products that are safer, more effective, or less costly than imetelstat, or more convenient to administer to patients and, therefore, present a serious competitive threat to imetelstat. In addition, competitors may price their products below what we may determine to be an acceptable price for imetelstat, may receive better third-party payor coverage and/or reimbursement, or may be more cost-effective than imetelstat. Such competitive products or activities by competitors may render imetelstat obsolete, which may cause us to cease any further development or future commercialization of imetelstat, which would severely and adversely affect our financial results, business and business prospects, and the future of imetelstat, and might cause us to cease operations.

To be commercially successful, imetelstat must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

If approved for marketing, imetelstat may not achieve market acceptance, or the potential worldwide or U.S. revenue we believe may be possible, since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize imetelstat. If approved for commercial sale, imetelstat will compete with a number of conventional and widely accepted drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of imetelstat will depend on a number of factors, including:

●	the clinical indications for which imetelstat is approved, if any;

●	the country and/or regions within which imetelstat is approved, if any;

●	the establishment and demonstration to the medical community of the clinical efficacy and safety of imetelstat;

●	the ability to demonstrate that imetelstat is superior to alternatives on the market at the time;

●	the ability to establish in the medical community the potential advantages of imetelstat over alternative treatment methods, including with respect to efficacy, safety, cost or route of administration;

●	the label and promotional claims allowed by the FDA or other regulatory authorities for imetelstat, if any;

●	the timing of market introduction of imetelstat as well as competitive products;

●	the effectiveness of sales, marketing and distribution support for imetelstat;

●	the pricing of imetelstat;

●	the availability of coverage and adequate reimbursement by government and third-party payors; and

●	the willingness of patients to pay out-of-pocket in the absence of coverage by third-party payors, including governmental authorities.

The established use of conventional products competitive with imetelstat may limit or preclude the potential for imetelstat to receive market acceptance upon any commercialization. We may be unable to demonstrate any pharmacoeconomic advantage for imetelstat compared to established or standard-of-care therapies, or newly developed therapies, for hematologic myeloid malignancies. Third-party payors may decide that any potential improvement that imetelstat may provide to clinical outcomes in hematologic myeloid malignancies is not adequate to justify the costs of treatment with imetelstat. If the health care community does not accept imetelstat for any of the foregoing reasons, or for any other reason, our ability to further develop or potentially commercialize imetelstat may be negatively impacted or precluded altogether, which would seriously and adversely affect our business and business prospects, and might cause us to cease operations.

If acceptable prices or adequate reimbursement for imetelstat is not obtained, the use of imetelstat could be severely limited.

The ability to successfully commercialize imetelstat, if approved, will depend significantly on obtaining acceptable prices and the availability of coverage and adequate reimbursement to the patient from third-party payors. Government payors, such as the Medicare and Medicaid programs, and other third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and the reimbursement levels. Assuming we obtain coverage for imetelstat by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. If imetelstat is approved for commercial sale, patients are unlikely to use it unless coverage is provided, and reimbursement is adequate to cover all or a significant portion of its cost. Therefore, coverage and adequate reimbursement will be critical to new product acceptance.

Government authorities and other third-party payors are developing increasingly sophisticated methods of controlling healthcare costs, such as by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices as a condition of coverage, are using restrictive formularies and preferred drug lists to leverage greater discounts in competitive classes, and are challenging the prices charged for medical products. Further, no uniform policy requirement for coverage and reimbursement for drug products exists among third-party payors in the U.S. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of imetelstat to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

We cannot be sure that coverage and reimbursement will be available for imetelstat, if approved for commercial sale, and, if reimbursement is available, what the level of reimbursement will be. There may also be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which marketing approval is obtained. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize imetelstat, even if marketing approval is obtained, which would negatively impact our business and business prospects.

The adoption of health policy changes and health care reform in the U.S. may adversely affect our business and financial results.

In the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could impact our business. For example, in response to the COVID-19 pandemic, the CARES Act was signed into law in March 2020. The CARES Act is aimed at providing emergency assistance and health care for individuals, families and businesses affected by the COVID-19 pandemic and generally supporting the U.S. economy. Generally, there has been increasing legislative and enforcement interest in the U.S. with respect to drug pricing, including specialty drug pricing practices, in light of the rising cost of prescription drugs and biologics. Specifically, there have been U.S. Congressional inquiries and federal and state legislative activity designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the price of drugs under Medicare, and reform government program reimbursement methodologies for drugs and biologics. While a number of reform measures may require additional authorization to become effective, Congress and the Trump Administration have each indicated that they will continue to seek new legislative and/or administrative measures to control drug costs. We expect that additional state and federal healthcare reform measures may be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could affect pricing for imetelstat if it is approved. The evolving effects of the COVID-19 pandemic may introduce temporary or permanent healthcare reform measures, which could have negative financial implications on our business.

If future legislation were to impose direct governmental price controls and access restrictions, it could have a significant adverse impact on our business and financial results. Managed care organizations, as well as Medicaid and other government agencies, continue to seek price discounts. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biologic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, to encourage importation from other countries and bulk purchasing. Due to the volatility in the current economic and market dynamics, we are unable to predict the impact of any unforeseen or unknown legislative, regulatory, payor or policy actions, which may include cost containment and healthcare reform measures. Such policy actions could have a material adverse impact on future worldwide sales of imetelstat, if approved. For a discussion of health reform activity, see Item 1 “Business—Government Regulation—Reimbursement and Healthcare Reform” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020.

Cost control initiatives also could decrease the price that we may receive for imetelstat in the future. If imetelstat is not considered cost-effective or adequate third-party reimbursement for the users of imetelstat cannot be obtained, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment in imetelstat. Any of these events would severely and adversely affect our financial results, business and business prospects, and might cause us to cease operations.

If we fail to comply with federal, state and foreign healthcare laws, including fraud and abuse, transparency, and health information privacy and security laws, we could face substantial penalties and our business, results of operations, financial condition and prospects could be adversely affected.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors and customers, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, including federal and state fraud and abuse laws, including anti-kickback and false claims laws; data privacy and security laws; and transparency laws related to payments and/or other transfers of value made to physicians, other healthcare professionals and teaching hospitals. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute any product of ours for which marketing approval is obtained. For details regarding the restrictions under applicable federal and state healthcare laws and regulations that may affect our ability to operate see Item 1 “Business—Government Regulation—Fraud and Abuse, Data Privacy and Security, and Transparency Laws and Regulations” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020. Additionally, efforts to ensure that our current and future business arrangements will comply with applicable healthcare, privacy and data security laws and regulations will involve substantial costs. For example, the GDPR, which became effective on May 25, 2018, imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, the security and confidentiality of the personal data, data breach notification and the use of third-party processors in connection with the processing of personal data. The GDPR also imposes strict rules on the transfer of personal data out of the EU, provides an enforcement authority and authorizes the imposition of large penalties for noncompliance, including the potential for fines of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. The GDPR has increased our responsibility and potential liability in relation to personal data that we process or control compared to prior EU law, including in clinical trials, and we may be required to put in place additional mechanisms to ensure compliance with the GDPR, which could divert management’s attention and increase our cost of doing business. Likewise, we expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy and data protection in the U.S., the EU and other jurisdictions, such as the California Consumer Privacy Act of 2018, which has been characterized as the first “GDPR-like” privacy statute enacted in the U.S. because it mirrors a number of the key provisions in the GDPR, became effective on January 1, 2020, and we cannot determine the impact such laws, regulations and standards will have on our business. In any event, it is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable healthcare or privacy laws, including the GDPR, in light of the lack of applicable precedent and regulations.

Federal and state enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. If our operations are found to be in violation of any of these or any other healthcare and privacy-related regulatory laws that may apply to us, we may be subject to significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, reputational harm, diminished profits and future earnings, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectuses prepared by or on behalf of us or to which we have referred you contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	the therapeutic potential of imetelstat and its expected uses and benefits;

●	the progress, timing, magnitude, scope and costs of clinical development, manufacturing and commercialization of imetelstat, including the number of indications which are or may in the future be pursued, subject to clearances and approvals by the FDA and other regulatory authorities;

●	the continued conduct and completion of the Phase 3 portion of IMerge;

●	the design, commencement, patient enrollment, conduct and completion of the planned Phase 3 clinical trial in refractory MF;

●	the achievement and timing of clinical trial events related to the Phase 3 portion of IMerge and the planned Phase 3 clinical trial in refractory MF, including the anticipated timing of planned interim and final data analyses and patient enrollment completion;

●	other potential future clinical development plans for imetelstat;

●	the time and costs involved in obtaining regulatory clearances and approvals, or whether we will be successful in obtaining such regulatory clearances and approvals;

●	our ability to successfully market and sell imetelstat, upon any regulatory approval or clearance, in the United States and other countries;

●	the availability of coverage and adequate third-party reimbursement for imetelstat, if any;

●	our ability to consistently and reproducibly manufacture imetelstat;

●	our ability to meaningfully reduce manufacturing costs of imetelstat;

●	the anticipated impacts of the ongoing COVID-19 global pandemic;

●	our ability to establish and maintain agreements with third-party service providers to support development of imetelstat and potential new collaborative arrangements for imetelstat;

●	the size and timing of expenditures and whether there are unanticipated expenditures;

●	our ability to manage the anticipated growth of our business, including our ability to recruit and retain key personnel to support the development and potential future commercialization of imetelstat;

●	our estimates and expectations regarding the sufficiency of our cash resources, our cash resource conservation efforts and our use of the net proceeds from this offering;

●	our estimates regarding the extent of our ability to progress our imetelstat development program with the net proceeds from this offering and our requirements for additional capital following this offering;

●	our ability to protect our intellectual property and the duration of any such protection, and operate our business without infringing upon the intellectual property rights of others;

●	the implementation of our corporate strategy;

●	our future financial and operating performance; and

●	our plans, objectives, expectations and intentions and any other statements that are not historical fact.

In some cases, you can identify forward-looking statements by terms such as “may,” “plan,” “intend,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks, uncertainties and other factors in greater detail under the heading “Risk Factors” in this prospectus supplement. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read carefully this prospectus supplement and the accompanying prospectus, the documents incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus supplement, and any free writing prospectus prepared by or on behalf of us or to which we have referred you completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the          shares of common stock (or pre-funded warrants) and accompanying purchase warrants that we are offering, excluding the proceeds, if any, from the exercise of the purchase warrants or the pre-funded warrants offered hereby, will be approximately $          million, based on the combined public offering price of $          per share of common stock (or pre-funded warrants at the combined public offering price less $0.001) and accompanying purchase warrant to purchase 0.5 of a share of common stock, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

As of March 31, 2020, we had $133.4 million in cash, cash equivalents, restricted cash, and current and non-current marketable securities. We currently intend to use the anticipated net proceeds from this offering, together with our existing cash, cash equivalents, restricted cash and marketable securities as follows:

●	approximately $40.0 million to $45.0 million to fund our ongoing Phase 3 IMerge trial to top-line results from the trial;

●	approximately $45.0 million to $50.0 million to fund our planned Phase 3 clinical trial in refractory MF to complete patient enrollment; and

●	the remaining proceeds, if any, for working capital and general corporate purposes.

This expected use of the net proceeds from this offering and our existing cash, cash equivalents, restricted cash and marketable securities represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures, may change and will depend on a number of factors, such as the progress, timing, magnitude, scope and costs of clinical development and manufacturing of imetelstat, any delays or interruptions related to the COVID-19 pandemic, and the amount of cash used in our operations. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Accordingly, we will retain broad discretion over the allocation of the net proceeds from this offering.

In addition, the expected use of proceeds described above assumes that we raise at least $85.0 million and up to $95.0 million in this offering. In the event we raise less than $95.0 million, we may not be able to complete patient enrollment of our planned Phase 3 clinical trial in refractory MF without raising additional capital following the completion of this offering; and in the event we raise less than $85.0 million, we will not be able to complete patient enrollment of this trial without raising additional capital following the completion of this offering. Regardless, we will require additional capital following this offering in order to conduct and complete our planned Phase 3 clinical trial in refractory MF, file for regulatory approval for, and potentially commercialize imetelstat. While we anticipate seeking additional capital in the future through further equity offerings and/or debt borrowings, or through collaboration agreements, strategic alliances, licensing arrangements or marketing and distribution arrangements, we cannot guarantee that we will be able to raise additional capital on reasonable terms or at all.

Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments until we are ready to use them.

If all of the purchase warrants sold in this offering were to be exercised in cash at an exercise price per share equal to $          , we would receive additional proceeds of approximately $          million. We cannot predict when or if the purchase warrants will be exercised. It is also possible that the purchase warrants may expire and may never be exercised. We may not sell any pre-funded warrants in this offering. If we sell any pre-funded warrants, we will receive only $0.001 per share upon exercise thereof.

DILUTION

Our net tangible book value as of December 31, 2019 was approximately $135.2 million, or $0.68 per share. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding shares of our common stock as of December 31, 2019.

Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of securities in this offering, and the as adjusted net tangible book value per share of our common stock immediately after completion of this offering.

After giving effect to the sale of (i)          shares of our common stock and accompanying purchase warrants to purchase an additional          shares of our common stock in this public offering at the combined public offering price of $           per share and accompanying purchase warrant and (ii) pre-funded warrants to purchase          shares of our common stock and accompanying purchase warrants to purchase and additional          shares of our common stock in this public offering at the combined public offering price minus $0.001 (excluding, in each case, the shares of common stock to be issued and the proceeds received, if any, from exercises of the pre-funded warrants and the purchase warrants, as applicable), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2019 would have been approximately $           million, or $           per share. This represents an immediate increase in the net tangible book value of $           per share to existing stockholders and immediate dilution in net tangible book value of $          per share to investors purchasing securities in this offering. The following table illustrates this dilution on a per share basis:

Combined public offering price per share of common stock and accompanying purchase warrant to purchase 0.5 of a share of common stock			$
Net tangible book value per share as of December 31, 2019		$0.68
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share as of December 31, 2019, after giving effect to this offering
Dilution per share to new investors purchasing securities in this offering			$

Investors who purchase common stock upon the exercise of the purchase warrants or the pre-funded warrants offered hereby may experience dilution depending on our net tangible book value at the time of exercise.

The above discussion and table are based on 199,814,581 shares of our common stock issued and outstanding as of December 31, 2019, and excludes the shares of common stock issuable upon exercise of the purchase warrants or the pre-funded warrants offered hereby and also excludes, as of December 31, 2019, the following:

●	37,614,013 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $2.26 per share;
●	537,893 shares of common stock issuable upon the exercise of an outstanding warrant with an exercise price of $3.98 per share; and
●	up to an aggregate of 7,243,714 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan, 2014 Employee Stock Purchase Plan, 2018 Inducement Award Plan and Directors’ Market Value Stock Purchase Plan.

In addition, since December 31, 2019, we have sold, pursuant to the ATM Prospectus Supplement, an aggregate of 3,496,616 shares of our common stock for aggregate gross proceeds of approximately $4.2 million under the B. Riley FBR Sales Agreement. The above discussion and table do not reflect these additional shares. In connection with this offering, we terminated the ATM Prospectus Supplement, but the B. Riley FBR Sales Agreement remains in full force and effect. We will not make any sales of common stock under the B. Riley FBR Sales Agreement unless and until we file an updated prospectus supplement. Moreover, our board of directors has reserved an additional 5,700,000 shares of our common stock for issuance under the 2018 Plan, subject to the receipt of stockholder approval at the 2020 annual meeting. The above discussion and table do not reflect these additional shares that have been reserved for issuance under the 2018 Plan.

If the holders of the purchase warrants exercise the purchase warrants in full, our as adjusted net tangible book value per share after this offering would be $          , representing an immediate increase in as adjusted net tangible book value per share of $           to existing stockholders and immediate dilution in as adjusted net tangible book value per share of $           to new investors purchasing securities in this offering.

We have not yet determined whether the purchase warrants and pre-funded warrants will be classified and accounted for as liabilities or as stockholders’ equity.

To the extent that options or the warrant outstanding as of December 31, 2019 have been or are exercised, or other shares are issued, investors purchasing our securities in this offering will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering          shares of our common stock, or for certain investors that so choose, in lieu of shares of common stock, pre-funded warrants to purchase shares of our common stock, or the pre-funded warrants, and accompanying warrants to purchase an additional          shares of our common stock, or the purchase warrants. The common stock (or pre-funded warrants) and the purchase warrants will be sold together. Each share of common stock (or pre-funded warrants) will be sold with a purchase warrant to purchase 0.5 of a share of common stock. The shares of common stock (or pre-funded warrants) and the accompanying warrants are immediately separable and will be issued separately. The shares of common stock issuable from time to time upon exercise of the purchase warrants and the pre-funded warrants, if any, are also being offered pursuant to this prospectus supplement and the accompanying prospectus.

Common Stock

As of the date of this prospectus supplement, our restated certificate of incorporation, as amended, authorizes us to issue 450,000,000 shares of common stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock legally available for distribution to stockholders. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future. For more information, see "Description of Capital Stock" in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement and the accompanying prospectus in its entirety.

Our common stock is listed on The Nasdaq Global Select Market under the symbol "GERN." The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Pre-Funded Warrants

The material terms and provisions of the pre-funded warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of pre-funded warrant which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants. See "Where You Can Find More Information" on page S-71 of this prospectus supplement.

Exercisability. The pre-funded warrants will be immediately exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. The holder may also exercise the pre-funded warrant through a "cashless exercise," in which case, the holder would receive upon such exercise, the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. The exercise price must be paid by the holder in cash in immediately available funds.

Exercise Limitations. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a pre-funded warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 9.99% of our outstanding common stock immediately after exercise, which percentage may be changed at the holder's election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days' notice to us subject to the terms of the pre-funded warrants.

Exercise Price. Each pre-funded warrant offered hereby has an initial exercise price per share equal to $0.001. The pre-funded warrants are immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the pre-funded warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

No Listing. There is no established public trading market for the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the pre-funded warrants on any securities exchange or recognized trading system, including Nasdaq. Without an active market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the pre-funded warrant or by virtue of a holder's ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Warrant Agent. We are acting as warrant agent for the pre-funded warrants.

Purchase Warrants

The material terms and provisions of the purchase warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of purchase warrant which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering. You should review the form of purchase warrant for a complete description of the terms and conditions applicable to the purchase warrants. See "Where You Can Find More Information" on page S-71 of this prospectus supplement.

General. Each purchaser of a share of common stock (or pre-funded warrant) will receive a purchase warrant to purchase 0.5 of a share of common stock.

Exercisability. The purchase warrants will be immediately exercisable and will expire on the earlier to occur of (a) the date that is 30 business days following the date on which we first issue a press release disclosing, if applicable, positive top-line safety and efficacy results from the Phase 3 portion of IMerge (or, if such date is not a business day, then the next business day following such date) and (b) December 31, 2025. For purposes of the purchase warrants, “positive top-line safety and efficacy results” means (1) a safety profile consistent with the Phase 2 portion of IMerge and (2) a statistically significant result of the analysis for the prespecified primary efficacy endpoint of the Phase 3 portion of IMerge, as more specifically provided for in the purchase warrants. The purchase warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us or the warrant agent a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. However, if a registration statement registering the issuance of the shares of common stock underlying a purchase warrant held by holder under the Securities Act is not effective or available for the issuance of such shares to such holder at the time of exercise, the holder may only exercise the purchase warrant through a "cashless exercise," in which case, the holder would receive upon such exercise, the net number of shares of common stock determined according to the formula set forth in the purchase warrant. Apart from the limited circumstance where such a registration statement is not then effective or available, the exercise price must be paid by the holder in cash in immediately available funds.

Exercise Limitations. A holder (together with its affiliates and other attribution parties) may not exercise any portion of a purchase warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 9.99% of our outstanding common stock immediately after exercise, which percentage may be changed at the holder's election to a higher or lower percentage not in excess of 19.99% (if exceeding such percentage would result in a change of control under Nasdaq Listing Rule 5635(b) or any successor rule) upon 61 days' notice to us subject to the terms of the purchase warrants.

Exercise Price. The initial per share exercise price of the purchase warrants is $          . The exercise price is subject to adjustment in the event of stock combinations, subdivisions or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the purchase warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders. The purchase warrants will be issued in book-entry form under a warrant agency agreement between the warrant agent and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

No Listing. There is no established public trading market for the purchase warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the purchase warrants on any securities exchange or recognized trading system, including Nasdaq. Without an active market, the liquidity of the purchase warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the purchase warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the purchase warrants will be entitled to receive upon exercise of the purchase warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the purchase warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the purchase warrant or by virtue of a holder's ownership of shares of our common stock, the holders of the purchase warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their purchase warrants.

Warrant Agent. Our warrant agent for the purchase warrants is Computershare Inc. and Computershare Trust Company, N.A.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of securities set forth opposite its name below:

Underwriters	Number of Shares	Number of Pre-Funded Warrants	Number of Accompanying Warrants
Stifel, Nicolaus & Company, Incorporated
MTS Securities, LLC
Total

The underwriting agreement provides that the obligations of the underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the securities listed above if any are purchased.

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

Stifel, Nicolaus & Company, Incorporated and MTS Securities, LLC are acting as representatives of the underwriters, and expect to deliver the securities to purchasers on or about, May      , 2020.

Commissions and Discounts

The underwriters propose to offer the securities directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of $          per share of common stock (or pre-funded warrant) and accompanying purchase warrant. The underwriters may allow, and the other dealers may re-allow, concessions not in excess of $          per share of common stock (and pre-funded warrant) and accompanying purchase warrant to these other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. The securities are offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

	Per Share and	Per Pre-Funded
	Accompanying	Warrant and
	Warrant	Accompanying Warrant	Total
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to reimburse the underwriters for costs and expenses incident to the performance of their obligations under the underwriting agreement, including up to $30,000 of the fees and expenses of the underwriters’ outside counsel.

Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

All of our officers and directors have agreed, subject to certain exceptions, not to (1) directly or indirectly (i) offer, pledge, sell, or contract to sell; (ii) sell any option or contract to purchase or purchase any option or contract to sell; (iii) grant any option, right or warrant for the sale; or (iv) dispose of or transfer any shares; or (2) otherwise enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or acquired hereafter, without the prior written consent of Stifel, Nicolaus & Company, Incorporated and MTS Securities, LLC, for a period of 90 days after the date of this prospectus supplement.

The restrictions described above do not prohibit our directors and executive officers from transferring shares of our common stock in accordance with a trading plan pursuant to Rule 10b5-1 of the Exchange Act already in place and scheduled as of the date hereof, provided that any public announcement of filing shall include a statement to the effect that the sale occurred pursuant to such trading plan pursuant to Rule 10b5-1.

We have also agreed that for a period of 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated and MTS Securities, LLC, and subject to certain exceptions, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock or file any registration statement under the Securities Act with respect to any of the foregoing (other than the filing of a registration statement on Form S-3 registering securities for issuance by us, provided, however, that such registration statement will contain only a base prospectus (and not contain any prospectus or prospectus supplement related to an offering), that no prospectus supplement to the base prospectus included in such registration statement be filed, and that no sales of securities registered on such registration statement shall be made within the restricted period,) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

Nasdaq Global Select Market Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “GERN.” There is no established public trading market for the purchase warrants or pre-funded warrants and we do not expect a market to develop. We do not plan on making an application to list the purchase warrants or pre-funded warrants on The Nasdaq Global Select Market, any securities exchange or any recognized trading system. The purchase warrants will be issued in book-entry form pursuant to a warrant agency agreement between us and our warrant agent. We will act as warrant agent for the pre-funded warrants.

Short Sales, Stabilizing Transactions, and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the Securities and Exchange Commission.

Stabilizing transactions. The underwriters may make bids for or purchases of the securities for the purpose of pegging, fixing or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase securities in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those securities as part of this offering. Stabilization and syndicate covering transactions may cause the price of the securities to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages presales of the securities.

The transactions above may occur on The Nasdaq Global Select Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If these transactions are commenced, they may be discontinued without notice at any time.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates, and may in the future provide, various commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve and relate to our assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long or short positions in such assets, securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required.

The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), no offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State other than under the following exemptions in the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in such Relevant Member State, subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and each of the underwriters that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of their representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the securities in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

This prospectus supplement:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
●	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The securities have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

	(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

	(ii)	where no consideration is or will be given for the transfer;

	(iii)	where the transfer is by operation of law;

	(iv)	as specified in Section 276(7) of the SFA; or

	(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

China

This prospectus supplement does not constitute a public offer of the securities, whether by sale or subscription, in the PRC. The securities are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the securities or any beneficial interest therein without obtaining all prior PRC’s governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions

Certain of the underwriters and their respective affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Canada

This prospectus constitutes an “exempt offering document” for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the company and the underwriters provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the company and the underwriters as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement that the company prepares and files a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Each Canadian investor who purchases securities will be deemed to have represented to the Company, the underwriters and to each dealer from whom a purchase confirmation is received, as applicable, that the investor is (i) purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defenses under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

New Zealand

The securities offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of securities in New Zealand, in each case other than:

●	to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;
●	to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;
●

to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the securities before the allotment of those securities (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or

in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax considerations of the purchase, ownership and disposition of shares of our common stock issued pursuant to this offering, or the Shares, the purchase, exercise, disposition and lapse of warrants to purchase shares of our common stock pursuant to this offering, or the Purchase Warrants, the ownership and disposition of shares of our common stock issuable upon exercise of the Purchase Warrants, or the Warrant Shares, and the purchase, ownership and disposition of pre-funded warrants to purchase shares of our common stock issued pursuant to this offering, or the Pre-Funded Warrants. The Shares, the Purchase Warrants, the Warrant Shares and the Pre-Funded Warrants are collectively referred to herein as our “securities.” All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities.

We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax-qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, holders subject to special tax accounting rules under Section 451(b) of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships or disregarded entities for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a Pre-Funded Warrant should be treated as a Share for U.S. federal income tax purposes and a holder of Pre-Funded Warrants should generally be taxed in the same manner as a holder of Shares, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the Share received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the Share received upon exercise, increased by the exercise price of $0.01 per share. However, our characterization is not binding on the IRS, and the IRS may treat the Pre-Funded Warrants as warrants to acquire our Shares. If so, the amount and character of your gain with respect to an investment in our Pre-Funded Warrants could change. Accordingly, each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Allocation of Purchase Price

Each purchaser of Shares or Pre-Funded Warrants must allocate its purchase price for such Shares or Pre-Funded Warrants between each Share or Pre-Funded Warrant, as applicable and the associated Purchase Warrant based on the respective relative fair market values of each at the time of issuance. This allocation of the purchase price will establish the holder’s initial tax basis for U.S. federal income tax purposes for each Share, Pre-Funded Warrant and Purchase Warrant. A holder’s allocation of the purchase price among the Shares, Pre-Funded Warrants and Purchase Warrants is not binding on the IRS or the courts, and no assurance can be given that the IRS or the courts will agree with a holder's allocation. Each holder should consult its own tax advisor regarding the allocation of the purchase price among the Shares, Pre-Funded Warrants and Purchase Warrants.

Tax Considerations Applicable to U.S. Holders

Definition of U.S. Holder

In general, a “U.S. holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●

a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●

a trust if (a) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all of the trust's substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Distributions on the Shares or the Warrant Shares

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying any future distributions. However, if we do make distributions on the Shares or the Warrant Shares, such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, and will be includible in your income as ordinary income when received. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. holder’s investment, up to such U.S. holder’s adjusted tax basis in the Shares or the Warrant Shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares or Warrant Shares, subject to the tax treatment described below in “—Sale or Other Taxable Disposition of the Shares, Purchase Warrants or Warrant Shares.”

Sale or Other Taxable Disposition of the Shares, Purchase Warrants or Warrant Shares

Upon the sale, exchange or other taxable disposition of the Shares, Purchase Warrants (other than by exercise) or Warrant Shares, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale, exchange or other taxable disposition and such U.S. holder's adjusted tax basis in the Shares, Purchase Warrants or Warrant Shares. This capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in such Shares, Purchase Warrants or Warrant Shares is more than one year at the time of the sale, exchange or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to certain limitations.

Exercise of Purchase Warrants

A U.S. holder generally will not recognize gain or loss on the exercise of a Purchase Warrant and the related receipt of Warrant Shares (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. holder’s initial tax basis in a Warrant Share will be equal to the sum of (a) such U.S. holder's tax basis in the Purchase Warrant plus (b) the exercise price paid by such U.S. holder on the exercise of such Purchase Warrant. A U.S. holder’s holding period in a Warrant Share received on the exercise of a Purchase Warrant generally should begin on the day after the date that such Purchase Warrant is exercised by such U.S. holder.

In certain circumstances, the Purchase Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Purchase Warrant on a cashless basis, including with respect to their holding period and tax basis in the Warrant Share.

Lapse of Purchase Warrants

Upon the lapse or expiration of a Purchase Warrant, a U.S. holder will recognize a loss in an amount equal to such U.S. holder's tax basis in the Purchase Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Purchase Warrant is held for more than one year. Deductions for capital losses are subject to limitations.

Certain Adjustments to the Purchase Warrants

The terms of each Purchase Warrant provide for an adjustment to the number of Warrant Shares for which the Purchase Warrant may be exercised or to the exercise price of the Purchase Warrant in certain events, and a distribution upon exercise that corresponds to distributions, if any, made on the Warrant Shares after issuance of the Purchase Warrants and prior to exercise. An adjustment to the exercise price of a Purchase Warrant may be treated as a constructive distribution to a U.S. holder of the Purchase Warrants depending on the circumstances of such adjustment if, and to the extent that, such adjustment has the effect of increasing such U.S. holder’s proportionate interest in our “earnings and profits” or assets, depending on the circumstances of such adjustment. In addition, the failure to provide for such an adjustment (or to adequately adjust) may also result in a deemed distribution to U.S. holders of the Purchase Warrants or Shares. Any such constructive distribution may be taxable whether or not there is an actual distribution of cash or other property. However, adjustments to the exercise price of Purchase Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders thereof generally should not be considered to result in a constructive distribution. Generally, such deemed distributions will be taxable in the same manner as an actual distribution as described above under “—Distributions on the Shares or the Warrant Shares,” except that it is unclear whether such deemed distributions would be eligible for the reduced tax rate applicable to certain dividends paid to non-corporate holders or the dividend-received deduction applicable to certain dividends paid to corporate holders. Generally, a U.S. holder’s tax basis in the underlying stock will be increased to the extent any such constructive distribution is treated as a dividend. Proposed U.S. Treasury Regulations address the amount of, timing of, and withholding obligations in respect to, constructive distributions made to holders of convertible securities such as the Purchase Warrants. These proposed regulations are effective for constructive distributions made on or after the date of finalization, but may generally be relied upon as to certain matters for constructive distributions that occur prior to such date. U.S. holders should consult their own tax advisors regarding the application of such regulations and other tax considerations relating to the possibility of constructive distributions.

Contingent Payments on the Purchase Warrants

The Purchase Warrants entitle a holder to receive payments upon the occurrence of certain contingencies, including a distribution on shares of the Company’s common stock or a failure of the Company to deliver Warrant Shares upon exercise of a Purchase Warrant. The tax treatment of such payments, if made, is subject to substantial uncertainty, but may result in ordinary income to a U.S. holder and, in the case of distributions, would likely not be eligible for the lower tax rate applicable to certain dividends paid to non-corporate U.S. holders of Shares and Warrant Shares as described above in “—Distributions on the Shares or the Warrant Shares.” U.S. holders should consult their own tax advisors as to the appropriate tax treatment of any such contingent payments that may be made to them in respect of the Purchase Warrants.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our securities (including constructive dividends) or receives proceeds from the sale or other taxable disposition of our securities. Certain U.S. holders are exempt from backup withholding, including C corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

●	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
●	furnishes an incorrect taxpayer identification number;
●	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
●

fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of non-U.S. Holder

For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our securities that is neither a U.S. holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Exercise of Purchase Warrants

A non-U.S. holder generally will not recognize gain or loss on the exercise of a Purchase Warrant and the related receipt of Warrant Shares (unless cash is received in lieu of the issuance of a fractional Warrant Share and certain other conditions are present, as discussed below under “—Gain on Sale, Exchange or Other Taxable Disposition of Our Securities”). See “—Tax Considerations Applicable to U.S. Holders—Exercise of Purchase Warrants.” However, if a cashless exercise of Purchase Warrants results in a taxable exchange, as described in “—Tax Considerations Applicable to U.S. Holders—Exercise of Purchase Warrants,” the rules described below under “Gain on Sale, Exchange or Other Taxable Disposition of Our Securities” would apply.

Lapse of Purchase Warrants

If a non-U.S. holder allows a Purchase Warrant to expire unexercised, such non-U.S. holder will recognize a capital loss in an amount equal to such holder's tax basis in the Purchase Warrant. See "—Tax Considerations Applicable to U.S. Holders"—Lapse of Warrants" above.

Certain Adjustments to the Purchase Warrants

See the discussion of the rules applicable to constructive distributions on a Purchase Warrant under the heading “—Tax Considerations Applicable to U.S. Holders—Certain Adjustments to the Warrants” above. If an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Purchase Warrants, results in a constructive distribution, as described in “—Tax Considerations Applicable to U.S. Holders—Certain Adjustments to the Purchase Warrants,” the rules described below under “—Distributions on the Shares or the Warrant Shares” would apply. U.S. federal income tax required to be withheld on any portion of such constructive distribution that is treated as a dividend (as described below under “— Distributions on the Shares or the Warrant Shares”) may be withheld from Warrant Shares, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a non-U.S. holder.

Contingent Payments on the Purchase Warrants

As described above under the heading “—Tax Considerations Applicable to U.S. Holders— Contingent Payments on the Purchase Warrants,” in certain circumstances, a holder of Purchase Warrants may receive payments upon the occurrence of certain contingencies. The tax treatment of such payments, if made, is subject to substantial uncertainty. Non-U.S. holders should consult their own tax advisors as to the appropriate U.S. federal income tax treatment of any such contingent payments that may be made to them in respect of the Purchase Warrants and the potential for any such payments being subject to a U.S. dividend or other withholding tax. Any U.S. federal income tax required to be withheld on any portion of such contingent payment may be withheld from Warrant Shares, sales proceeds subsequently paid or credited, or other amounts payable or distributable to a non-U.S. holder.

Distributions on the Shares or the Warrant Shares

If we make distributions on the Shares or the Warrant Shares such distributions will constitute dividends to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such non-U.S. holder’s adjusted tax basis in the Shares or the Warrant Shares, as applicable. Any remaining excess will be treated as capital gain from the sale or exchange of such Shares or Warrant Shares, subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Taxable Disposition of Our Securities.”

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence for purposes of such treaty.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder's country of residence for purposes of such treaty.

To claim a reduction or exemption from withholding, a non-U.S. holder generally will be required to provide (a) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such non-U.S. holder's country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder's conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Distributions will also be subject to the discussion below under the headings “—Backup Withholding and Information Reporting” and “—Foreign Accounts.”

Gain on Sale, Exchange or Other Taxable Disposition of Our Securities

Subject to the discussion below under the headings “—Backup Withholding and Information Reporting” and “—Foreign Accounts,” in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such non-U.S. holder's sale, exchange or other taxable disposition of our securities unless:

●

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “—Distributions on the Shares or the Warrant Shares” also may apply;

●

the non-U.S. holder is a nonresident alien individual who is present in the United States for 1d83 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% U.S. federal income tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

●

we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" in which case such non-U.S. holder generally will be taxed on its net gain derived from the disposition as effectively connected income taxable at the U.S. federal income tax rates applicable to U.S. persons (as defined in the Code); however, the branch profits tax described above will not apply to a U.S. holder that is a foreign corporation. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our common stock is regularly traded, as defined by applicable U.S. Treasury Regulations, on an established securities market, the Shares and the Warrant Shares will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held the Shares or Warrant Shares, as applicable. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. Disposition by a non-U.S. holder of Purchase Warrants (that are not expected to be regularly traded on an established securities market) may also be eligible for an exemption from withholding even if we are treated as a U.S. real property holding corporation, if on the date such Purchase Warrants were acquired by such non-U.S. holder such holdings had a fair market value no greater than the fair market value on that date of 5% of our regularly-traded common stock, provided that, if a non-U.S. holder holding our not-regularly-traded Purchase Warrants subsequently acquires additional Purchase Warrants, then such interests would be aggregated and valued as of the date of the subsequent acquisition to apply this 5% limitation.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our securities paid to such non-U.S. holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to any dividends on our securities. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our securities if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) or IRS Form W-8ECI, or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “—Distributions on the Shares or the Warrant Shares” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our securities by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is established under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder's U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, the gross proceeds of a disposition of our securities paid to a "foreign financial institution" (as defined in the Code), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding accounts held by certain "specific United States persons" or "United States owned foreign entities" (each as defined in the Code), or otherwise qualifies for an exemption from these rules. A U.S. federal withholding tax of 30% also applies to dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, will apply to the gross proceeds of a disposition of our securities paid to a "non-financial foreign entity" (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any "substantial United States owners" (as defined in the Code), provides information regarding each substantial United States owners of the entity, or otherwise qualifies for an exemption from these rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

The withholding provisions described above currently apply to dividends paid on our securities. The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our securities. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

Cooley LLP, San Francisco, California, has passed upon the validity of the common stock offered by this prospectus supplement and the accompanying prospectus. The underwriters are being represented in connection with this offering by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts.

EXPERTS

The financial statements of Geron Corporation appearing in Geron Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Geron Corporation’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement and the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such filings are also available free of charge through our website at www.geron.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Stephen Rosenfield, Chief Legal Officer and Corporate Secretary, Geron Corporation, 919 East Hillsdale Boulevard, Suite 250, Foster City, California 94404, telephone: (650) 473-7700.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We incorporate by reference into this prospectus supplement and the registration statement of which this prospectus supplement is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-20859):

●	Geron’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 (the “2019 Form 10-K”);
●	Geron’s Current Reports on Form 8-K filed with the SEC on February 14, 2020, April 2, 2020, May 8, 2020 and May 21, 2020;
●

the information specifically incorporated by reference into Geron’s 2019 Form 10-K from Geron’s definitive proxy statement relating to Geron’s 2020 annual meeting of stockholders, filed with the SEC on April 14, 2020; and

●

the description of Geron’s common stock set forth in Geron’s registration statement on Form 8-A, filed with the SEC on June 13, 1996, and any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.1 of the 2019 Form 10-K.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus supplement or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the common stock covered by this prospectus supplement and the accompanying prospectus. Information in such future filings updates and supplements the information provided in this prospectus supplement and the accompanying prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

PROSPECTUS

$250,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
______________________________

From time to time, we may offer and sell up to $250,000,000 of any combination of the securities described in this prospectus, either individually or in combination with other securities. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference, before buying any of the securities being offered.

Our common stock is listed on The Nasdaq Global Select Market under the trading symbol “GERN.” On July 9, 2018, the last reported sale price of our common stock was $3.75 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on The Nasdaq Global Select Market or other securities exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment or other options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________

The date of this prospectus is July 12, 2018.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, in one or more offerings, up to a total dollar amount of $250,000,000. This prospectus provides you with a general description of the securities we may offer.

Each time we offer securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to read carefully this prospectus, any applicable prospectus supplement and any free writing prospectuses we have authorized for use in connection with a specific offering, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, along with the information contained in any free writing prospectuses we have authorized for use in connection with a specific offering. We have not authorized anyone to provide you with different or additional information. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

This prospectus and the information incorporated herein by reference include trademarks, services marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectuses are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Geron Corporation

Geron is a biopharmaceutical company that currently supports the clinical stage development of a telomerase inhibitor, imetelstat, in hematologic myeloid malignancies, by Janssen Biotech, Inc., or Janssen. Early clinical data in essential thrombocythemia, or ET, myelofibrosis, or MF, and myelodysplastic syndromes, or MDS, suggest imetelstat may have disease-modifying activity by inhibiting the progenitor cells of the malignant clones for the underlying diseases. On November 13, 2014, we entered into a collaboration and license agreement, or the Collaboration Agreement, pursuant to which we granted Janssen the exclusive rights to develop and commercialize imetelstat worldwide for all indications in oncology, including hematologic myeloid malignancies, and all other human therapeutic uses. Under the Collaboration Agreement, Janssen is wholly responsible for developing, manufacturing, seeking regulatory approval for, and commercialization of, imetelstat worldwide.

We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025 and our telephone number is (650) 473-7700. Our website address is www.geron.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

Unless the context indicates otherwise, as used in this prospectus, the terms “Geron,” “Geron Corporation,” “we,” “us” and “our” refer to Geron Corporation, a Delaware corporation.

The Securities We May Offer

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in combination with other securities, with a total value of up to $250,000,000 from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. We may also offer common stock, preferred stock and/or debt securities upon the exercise of warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

●	aggregate principal amount or aggregate offering price;

●	maturity date, if applicable;

●	original issue discount, if any;

●	rates and times of payment of interest or dividends, if any;

●	redemption, conversion, exercise, exchange or sinking fund terms, if any;

●	ranking;

●	restrictive covenants, if any;

●	voting or other rights, if any;

●	conversion or exchange prices or rates, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices or rates and in the securities or other property receivable upon conversion or exchange; and

●	material or special U.S. federal income tax considerations, if any.

The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

●	the names of those agents or underwriters;

●	applicable fees, discounts and commissions to be paid to them;

●	details regarding over-allotment or other options, if any; and

●	the net proceeds to us.

Common Stock. We may issue shares of our common stock from time to time. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets legally available for distribution to stockholders remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future. In this prospectus, we have summarized certain general features of the common stock under “Description of Capital Stock—Common Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to any common stock being offered.

Preferred Stock. We may issue shares of our preferred stock from time to time, in one or more series. Under our certificate of incorporation, our board of directors has the authority to designate up to 3,000,000 shares of preferred stock, $0.001 par value per share, in one or more series and to fix the privileges, preferences and rights of each series of preferred stock, any or all of which may be greater than the rights of the common stock. If we sell any new series of preferred stock under this prospectus and any applicable prospectus supplement, our board of directors will determine the designations, voting powers, preferences and rights of the preferred stock being offered, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, preemptive rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Preferred stock may be convertible into our common stock or other securities of ours, or may be exchangeable for debt securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of the certificate of designation that describes the terms of the series of preferred stock that we are offering before the issuance of the related series of preferred stock. In this prospectus, we have summarized certain general features of the preferred stock under “Description of Capital Stock—Preferred Stock.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities. We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at the holder’s option and would be at prescribed conversion rates.

The debt securities will be issued under an indenture that we will enter into with a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities under “Description of Debt Securities.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indenture and any supplemental indentures that contain the terms of the debt securities. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants. We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or in combination with common stock, preferred stock and/or debt securities. In this prospectus, we have summarized certain general features of the warrants under “Description of Warrants.” We urge you, however, to read the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants. We have filed the forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that we may offer as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants.

Warrants may be issued under a warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if any, in the applicable prospectus supplement relating to a particular series of warrants.

Use of Proceeds

Except as described in any applicable prospectus supplement or in any free writing prospectuses we have authorized for use in connection with a specific offering, we intend to use the net proceeds from the sale of the securities under this prospectus for working capital and general corporate purposes, which may include funding research and development, general and administrative activities and capital expenditures, as well to potentially in-license or acquire other oncology products, programs or companies to diversify our business. See “Use of Proceeds” on page 8 of this prospectus.

Risk Factors

Investing in our securities involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” beginning on page 6 of this prospectus, in the applicable prospectus supplement, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus and applicable prospectus supplement, before deciding whether to invest in our securities.

Nasdaq Global Select Market Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “GERN.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and discussed under the section titled “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be unduly relied upon to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

●	the therapeutic potential of imetelstat and its expected uses and benefits;

●	the anticipated timing of the protocol-specified primary analysis of IMbark and Janssen’s notification to us of its decision, or the Continuation Decision, whether to maintain the license rights granted under the Collaboration Agreement or to discontinue the development of imetelstat and terminate the Collaboration Agreement;

●	our intent, if any, to develop imetelstat on our own in the event that Janssen decides to terminate the Collaboration Agreement;

●	anticipated further changes or delays in Janssen’s development plans for imetelstat, including changes to or further expansion of or delays in ongoing clinical trials decided upon by Janssen or required by regulatory authorities, such as clinical holds or other requirements, or any other factors;

●	the potential achievement of development, regulatory and sales milestones resulting in payments to us from Janssen under the Collaboration Agreement and the timing of receipt of such payments, if any;

●	in the event that Janssen provides an affirmative Continuation Decision, whether we then elect our option, or the U.S. Opt-In rights, to share further U.S. development and promotion costs for imetelstat, and if we exercise our U.S. Opt-In Rights, our decision to also exercise our co-promotion option, including the cost and timing of building a U.S. sales force;

●	the progress, timing, magnitude, scope and costs of clinical development, manufacturing and commercialization of imetelstat, including the number of indications being pursued, subject to clearances and approvals by the United States Food and Drug Administration, or FDA, and other regulatory authorities;

●	the time and costs involved in obtaining regulatory clearances and approvals in the United States and in other countries;

●	Janssen’s ability to successfully market and sell imetelstat, upon regulatory approval or clearance, in the United States and other countries;

●	the anticipated availability of coverage and adequate third-party reimbursement for imetelstat;

●	the timing, receipt and amount of royalties under the Collaboration Agreement on worldwide net sales of imetelstat, upon regulatory approval or clearance, if any;

●	the implementation of our corporate strategy, including our ability to in-license or acquire any new oncology products, product candidates, programs, or companies to diversify our business;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	the size and timing of expenditures and whether there are unanticipated expenditures;

●	our requirements for additional capital;

●	our estimates regarding the sufficiency of our cash resources and our intended use of the net proceeds from offerings of our securities under this prospectus; and

●	our future financial performance.

In some cases, you can identify forward-looking statements by terms such as “may,” “plan,”, “intend,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the heading “Risk Factors” contained in the applicable prospectus supplement, in any free writing prospectus we may authorize for use in connection with a specific offering, and in our most recent annual report on Form 10-K and most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, the applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

FINANCIAL RATIOS

The following table sets forth the dollar amount of the coverage deficiency for the three months ended March 31, 2018 and the years ended December 31, 2017, 2016, 2014, and 2013 and our ratio of earnings to fixed charges for the year ended December 31, 2015. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding and did not have any preferred stock outstanding during any of the periods presented. Our net losses were inadequate to cover fixed charges for the three months ended March 31, 2018 and the years ended December 31, 2017, 2016, 2014, and 2013. Amounts, except for the ratio, are shown in thousands.

	Year Ended December 31,					Three Months Ended March 31, 2018
	2013	2014	2015	2016	2017
Ratio of earnings to fixed charges(1)	N/A	N/A	1.2	N/A	N/A	N/A
Coverage deficiency	$(38,023)	$(35,436)	N/A	$(29,360)	$(27,743)	$(7,138)
____________________

(1) The ratio of earnings to fixed charges was computed by dividing total earnings by fixed charges. For this purpose, earnings consist of net income (loss) before fixed charges. Fixed charges consist of the estimated portion of rent expense deemed to be representative of the interest factor of rental payments under operating leases.

USE OF PROCEEDS

Except as described in any applicable prospectus supplement or in any free writing prospectus we may authorize for use in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities under this prospectus for working capital and general corporate purposes, which may include funding research and development, general and administrative activities and capital expenditures, as well to potentially in-license or acquire other oncology products, programs or companies to diversify our business. Pending the use of the net proceeds, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our restated certificate of incorporation, as amended, or the Restated Certificate, authorizes us to issue 300,000,000 shares of common stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share.

The following summary description of our capital stock is based on the provisions of our Restated Certificate, our amended and restated bylaws, or the Bylaws, and applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the applicable provisions of our Restated Certificate, our Bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our Restated Certificate and Bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of the preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock legally available for distribution to stockholders. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable.

Additional shares of authorized common stock may be issued, as authorized by our board of directors from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

Preferred Stock

Pursuant to our Restated Certificate, our board of directors has the authority, without further action by our stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.

Our board of directors will fix the rights, preferences, privileges, qualifications, limitations or restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. This description will include:

●	the title and stated value;

●	the number of shares we are offering;

●	the liquidation preference per share;

●	the purchase price per share;

●	the dividend rate per share, if any, dividend period and payment dates and method of calculation for dividends;

●	whether any dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred stock on any securities exchange or market;

●	whether the preferred stock will be convertible into our common stock or other securities of ours, including warrants, and, if applicable, the conversion period, the conversion price, or how it will be calculated, and under what circumstances it may be adjusted;

●	whether the preferred stock will be exchangeable for debt securities, and, if applicable, the exchange period, the exchange price, or how it will be calculated, and under what circumstances it may be adjusted;

●	voting rights, if any, of the preferred stock;

●	preemption rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on issuances of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

●	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

●	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

●	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Anti-takeover Effects of Provisions of Charter Documents and Delaware Law

Charter Documents. Our Restated Certificate and Bylaws contain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management, which could adversely affect the market price of our common stock.

Our Restated Certificate limits the personal liability for monetary damages for breach of fiduciary duty of our directors to Geron and our stockholders to the fullest extent permitted by the Delaware General Corporation Law. The inclusion of this provision in our Restated Certificate may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty.

Our Restated Certificate provides that all stockholder action must be effected at a meeting of stockholders and not by a consent in writing. In addition, our Bylaws provide that special meetings of stockholders may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, the chairman of the board of directors, the chief executive officer or president (in the absence of a chief executive officer), or at the request in writing of stockholders owning a majority of the amount of our entire capital stock issued and outstanding and entitled to vote. Finally, our Bylaws establish procedures, including advance notice procedures, with regard to the nomination of candidates for election as directors and stockholder proposals.

Our Bylaws provide for the board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. The classified board provision could have the effect of discouraging a third party from making a tender offer or attempting to obtain control of us. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

●	prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Although Section 203 permits us to elect not to be governed by its provisions, we have not made this election. As a result of the application of Section 203, potential acquirers of Geron may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the applicable prospectus supplement for that series.

Listing on The Nasdaq Global Select Market

Our common stock is listed on The Nasdaq Global Select Market under the symbol “GERN.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indenture, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the debt securities under the indenture that we will enter into with the trustee named in the indenture. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or OID, for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

●	the title of the series of debt securities;

●	any limit upon the aggregate principal amount that may be issued;

●	the maturity date or dates;

●	the form of the debt securities of the series;

●	the applicability of any guarantees;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt or any combination thereof, and the terms of any subordination;

●	if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

●	the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

●	the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

●	any and all terms, if applicable, relating to any auction or remarketing of the debt securities of that series and any security for our obligations with respect to such debt securities and any other terms which may be advisable in connection with the marketing of debt securities of that series;

●	whether the debt securities of the series shall be issued in whole or in part in the form of a global security or securities; the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

●	if applicable, the provisions relating to conversion or exchange of any debt securities of the series and the terms and conditions upon which such debt securities will be so convertible or exchangeable, including the conversion or exchange price, as applicable, or how it will be calculated and may be adjusted, any mandatory or optional (at our option or the holders’ option) conversion or exchange features, the applicable conversion or exchange period and the manner of settlement for any conversion or exchange;

●	if other than the full principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

●	additions to or changes in the covenants applicable to the particular debt securities being issued, including, among others, the consolidation, merger or sale covenant;

●	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

●	additions to or changes in or deletions of the provisions relating to covenant defeasance and legal defeasance;

●	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

●	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

●	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars;

●	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

●	the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

●	any restrictions on transfer, sale or assignment of the debt securities of the series; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of our assets as an entirety or substantially as an entirety. However, any successor to or acquirer of such assets (other than a subsidiary of ours) must assume all of our obligations under the indenture or the debt securities, as appropriate.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indenture with respect to any series of debt securities that we may issue:

●	if we fail to pay any installment of interest on any series of debt securities, as and when the same shall become due and payable, and such default continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of interest for this purpose;

●	if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplemental thereto shall not constitute a default in the payment of principal or premium, if any;

●	if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

●	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indenture, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

●	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

●	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies only if:

●	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

●	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

●	such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the trustee in compliance with the request; and

●	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indenture.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters:

●	to cure any ambiguity, defect or inconsistency in the indenture or in the debt securities of any series;

●	to comply with the provisions described above under “Description of Debt Securities—Consolidation, Merger or Sale;”

●	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

●	to add to our covenants, restrictions, conditions or provisions such new covenants, restrictions, conditions or provisions for the benefit of the holders of all or any series of debt securities, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred upon us in the indenture;

●	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

●	to make any change that does not adversely affect the interests of any holder of debt securities of any series in any material respect;

●	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided above under “Description of Debt Securities—General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

●	to evidence and provide for the acceptance of appointment under any indenture by a successor trustee; or

●	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act.

In addition, under the indenture, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

●	extending the fixed maturity of any debt securities of any series;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any series of any debt securities; or

●	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

●	provide for payment;

●	register the transfer or exchange of debt securities of the series;

●	replace stolen, lost or mutilated debt securities of the series;

●	pay principal of and premium and interest on any debt securities of the series;

●	maintain paying agencies;

●	hold monies for payment in trust;

●	recover excess money held by the trustee;

●	compensate and indemnify the trustee; and

●	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indenture provides that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or another depositary named by us and identified in the applicable prospectus supplement with respect to that series. To the extent the debt securities of a series are issued in global form and as book-entry, a description of terms relating to any book-entry securities will be set forth in the applicable prospectus supplement.

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

●	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

●	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indenture at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement and in any related free writing prospectuses that we may authorize to be distributed to you, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock or debt securities and may be issued in one or more series. Warrants may be offered independently or in combination with common stock, preferred stock or debt securities offered by any prospectus supplement. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The following description of warrants will apply to the warrants offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of warrants may specify different or additional terms.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants that may be offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the particular series of warrants we are offering, and any supplemental agreements, before the issuance of such warrants. The following summaries of material terms and provisions of the warrants are subject to, and qualified in their entirety by reference to, all the provisions of the form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements applicable to a particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplement related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, and any supplemental agreements, that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

●	the offering price and aggregate number of warrants offered;

●	the currency for which the warrants may be purchased;

●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

●	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

●	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

●	the terms of any rights to redeem or call the warrants;

●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
●	the dates on which the right to exercise the warrants will commence and expire;
●	the manner in which the warrant agreements and warrants may be modified;
●	a discussion of any material or special U.S. federal income tax considerations, if any, of holding or exercising the warrants;
●	the terms of the securities issuable upon exercise of the warrants; and
●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

●

in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

●

in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. The warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered. Unless we otherwise specify in the applicable prospectus supplement, warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant or warrant certificate, as applicable, properly completed and duly executed at the corporate trust office of the warrant agent, if any, or any other office, including ours, indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the securities purchasable upon such exercise. If less than all of the warrants (or the warrants represented by such warrant certificate) are exercised, a new warrant or a new warrant certificate, as applicable, will be issued for the remaining warrants.

Governing Law

Unless we otherwise specify in the applicable prospectus supplement, the warrants and any warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

Outstanding Warrant

As of June 30, 2018, a warrant to purchase 537,893 shares of our common stock was outstanding having an exercise price of $3.98 per share. The warrant may be exercised for cash or, under certain circumstances, on a cashless basis, in which case we will deliver, upon exercise, the number of shares with respect to which the warrant is being exercised reduced by a number of shares having a value (as determined in accordance with the terms of the applicable warrant) equal to the aggregate exercise price of the shares with respect to which the warrant is being exercised.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders up to the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

●	how it handles securities payments and notices;
●	whether it imposes fees or charges;
●	how it would handle a request for the holders’ consent, if ever required;
●	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
●	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
●	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global security will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under the section captioned “Special Situations When a Global Security Will Be Terminated” in this prospectus. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and legal holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a legal holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

●

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

●

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

●	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

●

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

●	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
●

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

●

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

●

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

●

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

●	if we notify any applicable trustee that we wish to terminate that global security; or
●	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, “at the market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale;
●	at prices related to such prevailing market prices; or
●	at negotiated prices.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of the underwriters, if any;
●	the purchase price of the securities or other consideration therefor, and the proceeds, if any, we will receive from the sale;
●	any over-allotment or other options under which underwriters may purchase additional securities from us;
●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
●	any public offering price;
●	any discounts or concessions allowed or reallowed or paid to dealers; and
●	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment or other option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on The Nasdaq Global Select Market may engage in passive market making transactions in the common stock on The Nasdaq Global Select Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Cooley LLP, San Francisco, California.

EXPERTS

The financial statements of Geron Corporation appearing in Geron Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Geron Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-20859):

●	Geron’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 16, 2018;
●	Geron’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the SEC on May 10, 2018;
●	Geron’s Current Reports on Form 8-K filed with the SEC on February 2, 2018 and May 18, 2018;
●

the information specifically incorporated by reference into Geron’s 2017 Annual Report on Form 10-K referred to above from Geron’s definitive proxy statement relating to Geron’s 2018 annual meeting of stockholders, filed with the SEC on March 30, 2018; and

●	the description of Geron’s common stock set forth in Geron’s registration statement on Form 8-A, filed with the SEC on June 13, 1996.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Stephen Rosenfield, General Counsel and Corporate Secretary, Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025, telephone: (650) 473-7700.

                    Shares of Common Stock

Pre-Funded Warrants to Purchase               Shares of Common Stock
Warrants to Purchase               Shares of Common Stock

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Prospectus Supplement
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Book-Running Managers

Stifel                              MTS Health Partners

May      , 2020